Exhibit 10.1.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of January 30, 2007

among

SITEL, LLC,

as U.S. Borrower,

CLIENTLOGIC HOLDING LIMITED,

as UK Borrower,

CLIENTLOGIC CANADA CORPORATION,

as Canadian Borrower,

THE OTHER CREDIT PARTIES SIGNATORY HERETO

FROM TIME TO TIME,

as Credit Parties,

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME,

as Lenders,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Joint Lead Arranger, Joint Bookrunner, Collateral Agent and Administrative Agent,

GE CAPITAL MARKETS, INC.,

as Joint Lead Arranger and Joint Bookrunner,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

Syndication Agent

TABLE OF CONTENTS

1. AMOUNT AND TERMS OF CREDIT		3

1.1	Credit Facilities	3
1.2	Letters of Credit	17
1.3	Prepayments	18
1.4	Use of Proceeds	22
1.5	Interest and Applicable Margins	23
1.6	Fees	28
1.7	Receipt of Payments	29
1.8	Application and Allocation of Payments	30
1.9	Loan Accounts and Accounting	31
1.10	Indemnity	33
1.11	Taxes	36
1.12	Capital Adequacy; Increased Costs; Illegality	41
1.13	Currency Conversion	43
1.14	Judgment Currency; Contractual Currency	43
1.15	Single Loan	44
1.16	Mitigation	44

2. CONDITIONS PRECEDENT		44

2.1	Conditions to the Initial Loans	44
2.2	Further Conditions to Each Loan Made After the Closing Date	47

3. REPRESENTATIONS AND WARRANTIES		47

3.1	Corporate Existence; Compliance with Law	48
3.2	Corporate Power, Authorization, Enforceable Obligations	48
3.3	Material Adverse Effect	49
3.4	Ownership of Property; Liens	49
3.5	Government Regulation	49
3.6	Margin Regulations	50
3.7	Taxes	50
3.8	Employee Benefit Plans	50
3.9	No Litigation	51
3.10	Full Disclosure	51
3.11	Environmental Matters	51
3.12	Solvency	52
3.13	PATRIOT Act	52
3.14	Financial Administration Act (Canada)	52
3.15	No Financial Assistance	53

4. FINANCIAL STATEMENTS AND INFORMATION		53

4.1	Financial Statements and Information	53

5. AFFIRMATIVE COVENANTS		53

5.1	Maintenance of Existence and Conduct of Business	53
5.2	Payment of Charges	54
5.3	Books and Records	54
5.4	Insurance	54
5.5	Compliance with Laws	55
5.6	Supplemental Disclosure	55
5.7	Environmental Matters	55
5.8	Real Estate	55
5.9	Further Assurances and Collateral	56
5.10	Future Credit Parties	56
5.11	Post-Closing Requirements	58
5.12	Interest Rate Protection	58
5.13	Maintenance of Ratings	58
5.14	Lender Meetings	58
5.15	Financial assistance	58
5.16	Credit Parties	58
5.17	Deposit Accounts	59

6. NEGATIVE COVENANTS		59

6.1	Mergers, Subsidiaries, Etc.	59
6.2	Investments; Loans and Advances	62
6.3	Indebtedness	63
6.4	Affiliate Transactions	66
6.5	Capital Structure and Business	66
6.6	Guaranteed Indebtedness	67
6.7	Liens; Restrictive Agreements	67
6.8	Sale of Equity Interests and Assets	67
6.9	Financial Covenants	69
6.10	Sale-Leasebacks	69
6.11	Restricted Payments	69
6.12	Change of Fiscal Year	71
6.13	Holding Company	71

7. TERMINATION		71

7.1	Termination	71
7.2	Survival of Obligations Upon Termination of Financing Arrangements	71

8. EVENTS OF DEFAULT; RIGHTS AND REMEDIES		71

8.1	Events of Default	71
8.2	Remedies	73
8.3	Waivers by Credit Parties	74

9. ASSIGNMENT AND PARTICIPATIONS: APPOINTMENT OF AGENT		74

9.1	Assignment and Participations	74
9.2	Appointment of Agents	78
9.3	General Immunity	79
9.4	Agents Entitled to Act as Lender	80
9.5	Lenders’ Representations, Warranties and Acknowledgement	80
9.6	Indemnification	81
9.7	Successor Agent	82
9.8	Setoff and Sharing of Payments	83
9.9	Advances; Payments; Non-Funding Lenders; Information; Actions in Concert	84
9.10	Authorization to Execute Loan Documents	86
9.11	Collateral Documents and Guaranty; Rights Under Hedging Agreements	87

10. SUCCESSORS AND ASSIGNS		88

10.1	Successors and Assigns	88

11. MISCELLANEOUS		88

11.1	Complete Agreement; Modification of Agreement	88
11.2	Amendments and Waivers	88
11.3	Fees and Expenses	90
11.4	No Waiver	91
11.5	Remedies	91
11.6	Severability	91
11.7	Conflict of Terms	91
11.8	Confidentiality	91
11.9	GOVERNING LAW	92
11.10	Notices	93
11.11	Section Titles	94
11.12	Counterparts	94
11.13	WAIVER OF JURY TRIAL	94
11.14	Press Releases and Related Matters	95
11.15	Reinstatement	95
11.16	Advice of Counsel	95
11.17	No Strict Construction	95
11.18	PATRIOT Act Notice	96
11.19	Mandatory Costs	96
11.20	Joint and Several Liability	97
11.21	Evidence of Debt for Purposes of Executive Proceedings in Spain	97
11.22	Spanish Formalities	98
11.23	Limitations Act, 2002 (Ontario)	98
11.24	Release of Credit Parties	98

12. DEBT ALLOCATION MECHANISM		99

12.1	Implementation of DAM	99
12.2	Letters of Credit	99
12.3	Net Payments Upon Implementation of DAM Exchange	101

INDEX OF APPENDICES

Annex A (Recitals)	—	Definitions
Annex B (Section 1.2)	—	Letters of Credit under the U.S. Revolving Credit Facility
Annex C (Section 1.2)	—	Letters of Credit under the Canadian Revolving Credit Facility
Annex D (Section 1.2)	—	Letters of Credit under the UK Revolving Credit Facility
Annex E (Section 4.1(a))	—	Financial Statements and Projections - Reporting
Annex F (Section 6.9)	—	Financial Covenants
Annex G	—	Reserved
Annex H (Section 11.10)	—	Notice Addresses
Annex I (from Annex A-Commitments definition)	—	Commitments as of Closing Date
Exhibit 1.1(a)-1(i)	—	Form of Notice of U.S. Revolving Credit Advance
Exhibit 1.1(a)-1(ii)	—	Form of U.S. Revolving Note
Exhibit 1.1(a)-2(i)	—	Form of Notice of Canadian Revolving Credit Advance
Exhibit 1.1(a)-2(ii)	—	Form of Canadian Revolving Note
Exhibit 1.1(a)-3(i)	—	Form of Notice of UK Revolving Credit Advance
Exhibit 1.1(a)-3(ii)	—	Form of UK Revolving Note
Exhibit 1.1(b)-l(i)	—	Form of U.S. Term Note
Exhibit 1.1(b)-2(i)	—	Form of Euro Term Note
Exhibit 1.1(b)-3(i)	—	Form of Sterling Term Note
Exhibit 1.1(c)(ii)	—	Form of U.S. Dollars Swing Line Note
Exhibit 1.1(d)(ii)	—	Form of Canadian Dollars Swing Line Note
Exhibit l.l(e)(ii)	—	Form of Euro Swing Line Note
Exhibit l.l(f)(ii)	—	Form of Sterling Swing Line Note
Exhibit 1.5(e)	—	Form of Notice of Conversion/Continuation
Exhibit 2.1(a)	—	Form of Specified Representations Certificate
Exhibit 2.1(1)	—	Form of Initial Notice of Advance
Exhibit 9.1(a)	—	Form of Assignment Agreement
Exhibit A	—	Form of Affiliate Subordination Agreement
Schedule 1.1	—	Agents’ and Swing Line Lenders’ Representatives
Disclosure Schedule 3.11	—	Environmental Matters
Disclosure Schedule 5.11	—	Post-Closing Requirements
Disclosure Schedule 6.2(b)	—	Existing Investments
Disclosure Schedule 6.3	—	Existing Indebtedness
Disclosure Schedule 6.7	—	Existing Liens

v

This CREDIT AGREEMENT, dated as of January 30, 2007 among SITEL, LLC, a Delaware limited liability company (“U.S. Borrower”); CLIENTLOGIC HOLDING LIMITED, a company incorporated in England and Wales under company number 3530981 (“UK Borrower”); CLIENTLOGIC CANADA CORPORATION, an Ontario corporation (“Canadian Borrower”; and Canadian Borrower, collectively with U.S. Borrower and UK Borrower, the “Borrowers”); the other Credit Parties (such capitalized term and all other capitalized terms used in this preamble, the recitals set forth below and elsewhere in this Agreement shall have the meanings ascribed to them in Annex A) signatory hereto; the Lenders signatory hereto; GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint Lead Arranger, Joint Bookrunner, Administrative Agent (together with its permitted successor(s) in such capacity, “Administrative Agent”) and Collateral Agent (together with its permitted successor(s) in such capacity, “Collateral Agent”): and GENERAL ELECTRIC CAPITAL CORPORATION, as Syndication Agent (in such capacity, “Syndication Agent”).

RECITALS

WHEREAS, Lenders have agreed to extend certain credit facilities consisting of (i) a $550,000,000 U.S. Term Loan to U.S. Borrower, (ii) a €51,447,419.48 Euro Term Loan and a £30,000,000 Sterling Term Loan to UK Borrower, (iii) a $50,000,000 revolving credit facility to be made available to U.S. Borrower, (iv) a $7,000,000 revolving credit facility to be made available to Canadian Borrower in Canadian Dollars and (v) a $28,000,000 revolving credit facility made available to UK Borrower in Euro and Sterling;

WHEREAS, the proceeds of the above described facilities will be used (i) to finance the Related Transactions, (ii) to pay related transaction costs, fees and expenses and (iii) to provide financing for working capital and general corporate purposes of Borrowers and their respective Subsidiaries;

WHEREAS, Holdings has agreed (i) to guarantee the Obligations of U.S. Borrower, the UK Borrower and Canadian Borrower and (ii) to secure its guarantee of such Obligations by granting to Collateral Agent, for the benefit of the Secured Parties, a Lien on substantially all of its assets;

WHEREAS, U.S. Borrower has agreed (i) to guarantee the Obligations of UK Borrower and Canadian Borrower and (ii) to secure all of its Obligations as U.S. Borrower, the Obligations of UK Borrower and Canadian Borrower and its guarantee of the Obligations of UK Borrower and Canadian Borrower by granting to Collateral Agent, for the benefit of the Secured Parties, a Lien on substantially all of its assets (to the extent set forth herein and in each other Loan Document), including a pledge of substantially all of the Equity Interests of each of its directly-owned Domestic Subsidiaries and 65% of its directly held voting Equity Interests and 100% of the directly held non-voting Equity Interests in Foreign Subsidiaries in the case of pledges to secure its Obligations as U.S. Borrower (or 100% of such voting and non-voting Equity Interests in the case of pledges to secure Obligations of UK Borrower and Canadian Borrower and pledges to secure its guarantor Obligations of UK and Canadian Borrower);

WHEREAS, UK Borrower has agreed (i) to guarantee the Obligations of Canadian Borrower pursuant to the terms and subject to the conditions set forth herein and (ii) to secure its Obligations as UK Borrower and its guarantee of the Obligations of Canadian Borrower by granting to Collateral Agent, for the benefit of the Secured Parties, a Lien on substantially all of its assets (to the extent set forth herein and in each other Loan Document), including a pledge of substantially all of the Equity Interests of each of its directly-owned Subsidiaries;

WHEREAS, Canadian Borrower has agreed (i) to guarantee the Obligations of UK Borrower pursuant to the terms and subject to the conditions set forth herein and (ii) to secure its Obligations as Canadian Borrower and its guarantee of the Obligations of UK Borrower by granting to Collateral Agent, for the benefit of the Secured Parties, a Lien on substantially all of its assets (to the extent set forth herein and in each other Loan Document), including a pledge of substantially all of the Equity Interests of each of its directly-owned Subsidiaries;

WHEREAS, each of the Domestic Guarantors (other than Holdings) has agreed (i) to guarantee the Obligations of Borrowers and (ii) to secure its guarantee of such Obligations by granting to Collateral Agent, for the benefit of the Secured Parties, a Lien on substantially all of their respective assets (to the extent set forth herein and in each other Loan Document), including a pledge of all of the Equity Interests of each of their respective directly-owned Domestic Subsidiaries and 65% of its voting Equity Interests in directly held Foreign Subsidiaries (and 100% of non-voting Equity Interests in directly held Foreign Subsidiaries) in the case of pledges to secure Obligations in respect of its guarantor Obligations of U.S. Borrower (or 100% of such voting and non-voting Equity Interests in the case of pledges to secure Obligations in respect of its guarantor Obligations of UK Borrower and Canadian Borrower) (except as otherwise provided herein);

WHEREAS, each of the Foreign Guarantors (other than UK Borrower and Canadian Borrower) has agreed (i) to guarantee the Obligations of UK Borrower and Canadian Borrower pursuant to the terms and subject to the conditions set forth herein and (ii) to secure its guarantee of such Obligations by granting to Collateral Agent, for the benefit of the Secured Parties, a Lien on substantially all of their respective assets (to the extent set forth herein and in each other Loan Document), including a pledge of all of the Equity Interests of each of their respective directly-owned Subsidiaries (except as otherwise provided herein);

WHEREAS, Lenders have agreed among themselves that the exchange of interests in each Loan pursuant to the DAM Exchange will occur solely between such Lenders participating in the DAM Exchange; and

WHEREAS, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.	AMOUNT AND TERMS OF CREDIT

1.1 Credit Facilities.

(a)-l. U.S. Revolving Credit Facility.

(i) Subject to the terms and conditions hereof, each U.S. Revolving Lender agrees to make available to U.S. Borrower from time to time until the Commitment Termination Date its U.S. Pro Rata Share of revolving credit advances denominated in U.S. Dollars (a “U.S. Revolving Credit Advance”). The U.S. Pro Rata Share of the U.S. Revolving Loan of any U.S. Revolving Lender shall not at any time exceed its separate U.S. Revolving Loan Commitment. The obligations of each U.S. Revolving Lender hereunder shall be several and not joint. Until the Commitment Termination Date and subject to the terms and conditions hereof, U.S. Borrower may from time to time borrow, repay and reborrow under this Section 1.1(a)-1; provided that any U.S. Revolving Credit Advance to be made at any time shall not exceed U.S. Borrowing Availability at such time. Each U.S. Revolving Credit Advance shall be made on notice by U.S. Borrower to one of the representatives of Administrative Agent identified in Schedule 1.1 at the address specified therein. Any such notice must be given no later than (1) 1:00 p.m. (New York time) (2:00 p.m. (New York time) in the case of any proposed U.S. Dollars Swing Line Loan pursuant to Section 1.1(c)(i) on the Business Day of any proposed U.S. Revolving Credit Advance to be made as an Index Rate Loan and (2) 1:00 p.m. (New York time) on the date which is three (3) Business Days prior to any proposed U.S. Revolving Credit Advance to be made as a LIBOR Loan. Each such notice (a “Notice of U.S. Revolving Credit Advance” and each such notice in respect of U.S. Dollars Swing Line Advances, a “Notice of U.S. Dollars Swing Line Advance”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)-1(i), and shall include the information required in such Exhibit. If U.S. Borrower desires to have the U.S. Revolving Credit Advances bear interest by reference to a LIBOR Rate, it must comply with Section 1.5(e).

(ii) Except as provided in Section 1.9, if so requested by any U.S. Revolving Lender by written notice to the U.S. Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, U.S. Borrower shall execute and deliver to the applicable U.S. Revolving Lender a note to evidence the U.S. Revolving Loan Commitment of that U.S. Revolving Lender. Each note shall be in the principal amount of the U.S. Revolving Loan Commitment of the applicable U.S. Revolving Lender denominated in U.S. Dollars, dated the Closing Date (or later date, as applicable) and substantially in the form of Exhibit l.l(a)-1(ii) (each a “U.S. Revolving Note” and, collectively, the “U.S. Revolving Notes”). Each U.S. Revolving Note shall represent the obligation of U.S. Borrower to pay the amount of the applicable U.S. Revolving Lender’s U.S. Revolving Loan Commitment or, if less, such U.S. Revolving Lender’s U.S. Pro Rata Share of the aggregate unpaid principal amount of all U.S. Revolving Credit Advances to U.S. Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the U.S. Revolving Loan and all other non-contingent Obligations related thereto shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(iii) Each payment of principal with respect to the U.S. Revolving Loan shall be paid to Administrative Agent for the ratable benefit of each U.S. Revolving Lender making a U.S. Revolving Loan, ratably in proportion to each such U.S. Revolving Lender’s respective U.S. Revolving Loan Commitment.

(a)-2. Canadian Revolving Credit Facility.

(i) Subject to the terms and conditions hereof, each Canadian Revolving Lender agrees to make available to Canadian Borrower from time to time until the Commitment Termination Date its Canadian Pro Rata Share of revolving credit advances denominated in Canadian Dollars (a “Canadian Revolving Credit Advance”). The Canadian Pro Rata Share of the Dollar Equivalent of the Canadian Revolving Loan of any Canadian Revolving Lender shall not at any time exceed its separate Canadian Revolving Loan Commitment. The obligations of each Canadian Revolving Lender hereunder shall be several and not joint. Until the Commitment Termination Date and subject to the terms and conditions hereof, Canadian Borrower may from time to time borrow, repay and reborrow under this Section 1.1(a)-2: provided that the Dollar Equivalent of any Canadian Revolving Credit Advance to be made at any time shall not exceed Canadian Borrowing Availability at such time. Each Canadian Revolving Credit Advance shall be made on notice by Canadian Borrower to one of the representatives of Administrative Agent identified in Schedule 1.1 at the address specified therein. Any such notice must be given no later than (1) 1:00 p.m. (New York time) on the Business Day of any proposed Canadian Revolving Credit Advance (and in the case of any proposed Canadian Dollars Swing Line Advance pursuant to Section 1.1(d)(i)) to be made as an Index Rate Loan denominated in Canadian Dollars and (2) 1:00 p.m. (New York time) on the date which is three (3) Business Days prior to any proposed Canadian Revolving Credit Advance to be made as a BA Rate Loan. Each such notice (a “Notice of Canadian Revolving Credit Advance” and each such notice in respect of Canadian Dollars Swing Line Advances, a “Notice of Canadian Dollars Swing Line Advance”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit l.l(a)-2(i), and shall include the information required in such Exhibit. If Canadian Borrower desires to have the Canadian Revolving Credit Advances bear interest by reference to a BA Rate, it must comply with Section 1.5(e).

(ii) Except as provided in Section 1.9, if so requested by any Canadian Revolving Lender by written notice to the Canadian Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Canadian Borrower shall execute and deliver to the applicable Canadian Revolving Lender a note to evidence the Canadian Revolving Loan Commitment of that Canadian Revolving Lender. Each note shall be in the principal amount of the Canadian Revolving Loan Commitment of the applicable Canadian Revolving Lender denominated in Canadian Dollars, dated the Closing Date (or later date, as applicable) and substantially in the form of Exhibit 1.1(a)-2(ii) (each a “Canadian Revolving Note” and, collectively, the “Canadian Revolving Notes”). Each Canadian Revolving Note shall represent the obligation of Canadian Borrower to pay the amount of the applicable Canadian Revolving Lender’s Canadian Revolving Loan Commitment or, if less, such Canadian Revolving Lender’s Canadian Pro Rata Share of the aggregate unpaid principal amount of all Canadian Revolving Credit Advances to Canadian Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Canadian Revolving Loan and all other non-contingent Obligations related thereto shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(iii) For the purposes of determining whether any requested Canadian Revolving Credit Advance or Canadian Letter of Credit can be made or issued, the Dollar Equivalent of then outstanding Canadian Revolving Credit Advances and Canadian Letter of Credit Obligations shall be calculated at the time that such Canadian Revolving Credit Advance or Canadian Letter of Credit is to be made.

(iv) Administrative Agent shall from time to time (and in any event, on the last Business Day of each calendar quarter, commencing on March 31, 2007, and in the case of any BA Rate Loan, on the Business Day which is three (3) Business Days prior to the last day of any BA Rate Period for such BA Rate Loan) calculate the Dollar Equivalent of any outstanding Canadian Revolving Credit Advances and Canadian Letter of Credit Obligations denominated in Canadian Dollars at that time at Administrative Agent’s Spot Rate of Exchange on that date for the purpose of ensuring that the outstanding Canadian Revolving Loan does not exceed the Canadian Revolving Loan Commitment at that time.

(v) Each payment of principal with respect to the Canadian Revolving Loan shall be paid to Administrative Agent for the ratable benefit of each Canadian Revolving Lender making a Canadian Revolving Loan, ratably in proportion to each such Canadian Revolving Lender’s respective Canadian Revolving Loan Commitment.

(a)-3. UK Revolving Credit Facility.

(i) Subject to the terms and conditions hereof, each UK Revolving Lender agrees to make available to UK Borrower from time to time until the Commitment Termination Date its UK Pro Rata Share of revolving credit advances denominated in Sterling or Euros as selected by UK Borrower (each, a “UK Revolving Credit Advance”). The UK Pro Rata Share of the Dollar Equivalent of UK Revolving Loan of any UK Revolving Lender shall not at any time exceed its separate UK Revolving Loan Commitment. The obligations of each UK Revolving Lender hereunder shall be several and not joint. Until the Commitment Termination Date and subject to the terms and conditions hereof, UK Borrower may from time to time borrow, repay and reborrow under this Section 1.1(a)-3; provided, that the Dollar Equivalent of any UK Revolving Credit Advance to be made at any time shall not exceed UK Borrowing Availability at such time. Each UK Revolving Credit Advance shall be made on notice by UK Borrower to one of the representatives of Administrative Agent identified on

Schedule 1.1 at the address specified therein. Any such notice must be given no later than 1:00 p.m. (New York time) (2:00 p.m. (New York time) in the case of any proposed Euro Swing Line Advance or Sterling Swing Line Advance pursuant to Sections 1.1(e)(i) and 1.1(f)(i), respectively) on the date which is three (3) Business Days prior to any proposed UK Revolving Credit Advance to be made as a LIBOR Loan or EURIBOR Loan, as the case may be. Each such notice (a “Notice of UK Revolving Credit Advance” and each such notice in respect of Euro Swing Line Advances or Sterling Swing Line Advances, a “Notice of UK Swing Line Advance”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)-3(i), and shall include the information required in such Exhibit. If UK Borrower desires to have the UK Revolving Credit Advances bear interest by reference to a LIBOR Rate, it must comply with Section 1.5(e).

(ii) Except as provided in Section 1.9, if so requested by any UK Revolving Lender by written notice to the UK Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, UK Borrower shall execute and deliver to the applicable UK Revolving Lender a note to evidence the UK Revolving Loan Commitment of that UK Revolving Lender. Each note shall be in the principal amount of the UK Revolving Loan Commitment of the applicable UK Revolving Lender denominated in Sterling or Euro, as the case may be, dated the Closing Date (or later date, as applicable) and substantially in the form of Exhibit 1.1(a)-3(ii) (each a “UK Revolving Note” and, collectively, the “UK Revolving Notes”). Each UK Revolving Note shall represent the obligation of UK Borrower to pay the amount of the applicable UK Revolving Lender’s UK Revolving Loan Commitment or, if less, such UK Revolving Lender’s UK Pro Rata Share of the aggregate unpaid principal amount of all UK Revolving Credit Advances to UK Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the UK Revolving Loan and all other non-contingent Obligations related thereto shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(iii) For the purposes of determining whether any requested UK Revolving Credit Advance or UK Letter of Credit can be made or issued, the Dollar Equivalent of then outstanding UK Revolving Credit Advances and UK Letter of Credit Obligations shall be calculated at the time that such UK Revolving Credit Advance or UK Letter of Credit is to be made.

(iv) Administrative Agent shall from time to time (and in any event, on the last Business Day of each calendar quarter, commencing on March 31, 2007, and in the case of any LIBOR Loan or EURIBOR Loan denominated in Sterling or Euro, on the Business Day which is three (3) Business Days prior to the last day of any applicable LIBOR Period or EURIBOR Period for such LIBOR Loan or EURIBOR Loan) calculate the Dollar Equivalent of any outstanding UK Revolving Credit Advances and UK Letter of Credit Obligations denominated in Euro or Sterling at that time at Administrative Agent’s Spot Rate of Exchange on that date for the purpose of ensuring that the outstanding UK Revolving Loan does not exceed the UK Revolving Loan Commitment at that time.

(v) Each payment of principal with respect to the UK Revolving Loan shall be paid to Administrative Agent for the ratable benefit of each UK Revolving Lender making a UK Revolving Loan, ratably in proportion to each such UK Revolving Lender’s respective Revolving Loan Commitment.

(b)-l. U.S. Term Loan.

(i) Subject to the terms and conditions hereof, each U.S. Term Lender agrees to make a term loan denominated in U.S. Dollars (collectively, the “U.S. Term Loan”) on the Closing Date to U.S. Borrower in the original principal amount of its U.S. Term Loan Commitment. The obligations of each U.S. Term Lender hereunder shall be several and not joint. The U.S. Term Loan may be evidenced by promissory notes substantially in the form of Exhibit 1.1(b)-1(i) (each a “U.S. Term Note” and collectively the “U.S. Term Notes”), and, except as provided in Section 1.9, if so requested by any U.S. Term Lender by written notice to the U.S. Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, U.S. Borrower shall execute and deliver each U.S. Term Note to the applicable U.S. Term Lender. Each U.S. Term Note shall represent the obligation of U.S. Borrower to pay the amount of the applicable U.S. Term Lender’s U.S. Term Loan Commitment, together with interest thereon as prescribed in Section 1.5.

(ii) U.S. Borrower shall repay the principal amount of the U.S. Term Loan in equal quarterly installments, each in an amount equal to 0.25% of the original principal amount of the U.S. Term Loan, on the first Business Day of January, April, July and October of each year, commencing April 2, 2007. The final installment due on the Term Loans Maturity Date shall be in the amount of the remaining principal balance of the U.S. Term Loan.

(iii) Notwithstanding Section 1.1(b)-1(ii). the aggregate outstanding principal balance of the U.S. Term Loan shall be due and payable in full in immediately available funds on the Term Loans Maturity Date, if not sooner paid in full. No payment with respect to the U.S. Term Loan may be reborrowed.

(iv) Each payment of principal with respect to the U.S. Term Loan shall be paid to Administrative Agent for the ratable benefit of each U.S. Term Lender, ratably in proportion to each such U.S. Term Lender’s respective U.S. Term Loan Commitment.

(b)-2. Euro Term Loan.

(i) Subject to the terms and conditions hereof, each Euro Term Lender agrees to make a term loan denominated in Euro (collectively, the “Euro Term Loan”) on the Closing Date to UK Borrower in the original principal amount of its Euro Term Loan Commitment. The obligations of each Euro Term Lender hereunder shall be several and not joint. The Euro Term Loan may be evidenced by promissory notes substantially in the form of Exhibit l.1(b)-2(i) (each a “Euro Term Note” and collectively the “Euro Term Notes”), and, except as provided in Section 1.9, if so requested by any Euro Term

Lender by written notice to the UK Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, UK Borrower shall execute and deliver each Euro Term Note to the applicable Euro Term Lender. Each Euro Term Note shall represent the obligation of UK Borrower to pay the amount of the applicable Euro Term Lender’s Euro Term Loan Commitment, together with interest thereon as prescribed in Section 1.5.

(ii) UK Borrower shall repay the principal amount of the Euro Term Loan in equal quarterly installments, each in an amount equal to 0.25% of the original principal amount of the Euro Term Loan, on the first Business Day of January, April, July and October of each year, commencing April 2, 2007. The final installment due on the Term Loans Maturity Date shall be in the amount of the remaining principal balance of the Euro Term Loan.

(iii) Notwithstanding Section 1.1(b)-2(ii), the aggregate outstanding principal balance of the Euro Term Loan shall be due and payable in full in immediately available funds on the Term Loans Maturity Date, if not sooner paid in full. No payment with respect to the Euro Term Loan may be reborrowed.

(iv) Each payment of principal with respect to the Euro Term Loan shall be paid to Administrative Agent for the ratable benefit of each Euro Term Lender, ratably in proportion to each such Euro Term Lender’s respective Euro Term Loan Commitment.

(b)-3. Sterling Term Loan.

(i) Subject to the terms and conditions hereof, each Sterling Term Lender agrees to make a term loan denominated in Sterling (collectively, the “Sterling Term Loan”) on the Closing Date to UK Borrower in the original principal amount of its Sterling Term Loan Commitment. The obligations of each Sterling Term Lender hereunder shall be several and not joint. The Sterling Term Loan may be evidenced by promissory notes substantially in the form of Exhibit 1.1(b)-3(i) (each a “Sterling Term Note” and collectively the “Sterling Term Notes”), and, except as provided in Section 1.9, if so requested by any Sterling Term Lender by written notice to the UK Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, UK Borrower shall execute and deliver each Sterling Term Note to the applicable Sterling Term Lender. Each Sterling Term Note shall represent the obligation of UK Borrower to pay the amount of the applicable Sterling Term Lender’s Sterling Term Loan Commitment, together with interest thereon as prescribed in Section 1.5.

(ii) UK Borrower shall repay the principal amount of the Sterling Term Loan in equal quarterly installments, each in an amount equal to 0.25% of the original principal amount of the Sterling Term Loan, on the first Business Day of January, April, July and October of each year, commencing April 2, 2007. The final installment due on the Term Loans Maturity Date shall be in the amount of the remaining principal balance of the Sterling Term Loan.

(iii) Notwithstanding Section 1.1(b)-3(ii), the aggregate outstanding principal balance of the Sterling Term Loan shall be due and payable in full in immediately available funds on the Term Loans Maturity Date, if not sooner paid in full. No payment with respect to the Sterling Term Loan may be reborrowed.

(iv) Each payment of principal with respect to the Sterling Term Loan shall be paid to Administrative Agent for the ratable benefit of each Sterling Term Lender, ratably in proportion to each such Sterling Term Lender’s respective Sterling Term Loan Commitment.

(c) U.S. Dollars Swing Line Facility.

(i) By telephonic notice to the U.S. Dollars Swing Line Lender on or before 2:00 p.m. (New York time) on a Business Day (followed by the delivery of a confirmation in the form of a Notice of U.S. Dollars Swing Line Advance), and subject to the terms and conditions hereof, the U.S. Borrower may from time to time until the Commitment Termination Date request that advances denominated in U.S. Dollars be made available by the U.S. Dollars Swing Line Lender (each, a “U.S. Dollars Swing Line Advance”) in accordance with any such notice. The aggregate amount of U.S. Dollars Swing Line Advances outstanding shall not exceed at any time the principal amount of the U.S. Dollars Swing Line Commitment. Until the Commitment Termination Date, U.S. Borrower may from time to time borrow, repay and reborrow under this Section 1.1(c); provided that the amount of any U.S. Dollars Swing Line Advance to be made at any time shall not exceed the U.S. Dollars Swing Line Availability. Each U.S. Dollars Swing Line Advance shall be made pursuant to the telephonic notice required pursuant to this Section 1.1(c) or a Notice of U.S. Dollars Swing Line Advance delivered by U.S. Borrower to the U.S. Dollars Swing Line Lender in accordance with Section 1.1(a)-l. Unless the U.S. Dollars Swing Line Lender has received at least one Business Day’s prior written notice from U.S. Requisite Revolving Lenders instructing it not to make a U.S. Dollars Swing Line Advance, the U.S. Dollars Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 2.2, be entitled to fund that U.S. Dollars Swing Line Advance, and to have the U.S. Revolving Lenders make U.S. Revolving Credit Advances in accordance with Section 1.1(c)(iii) or purchase participating interests in accordance with Section 1.1(c)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, the U.S. Dollars Swing Line Loan shall constitute an Index Rate Loan. U.S. Borrower shall repay the aggregate outstanding principal amount of the U.S. Dollars Swing Line Loan on the Commitment Termination Date.

(ii) If so requested by the U.S. Dollars Swing Line Lender by written notice to the U.S. Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, U.S. Borrower shall execute and deliver to the U.S. Dollars Swing Line Lender a promissory note to evidence the U.S. Dollars Swing Line Commitment. Such note shall be in the principal amount of the U.S. Dollars Swing Line Commitment of the U.S. Dollars Swing Line Lender, dated the Closing Date (or later date, as applicable) and substantially in the form of Exhibit 1.1(c)(ii) (the “U.S. Dollars Swing Line Note”). The U.S. Dollars Swing Line

Note shall represent the obligation of U.S. Borrower to pay the amount of the U.S. Dollars Swing Line Commitment or, if less, the aggregate unpaid principal amount of all U.S. Dollars Swing Line Advances made to U.S. Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the U.S. Dollars Swing Line Loan and all other noncontingent Obligations related thereto shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

(iii) The U.S. Dollars Swing Line Lender, at any time and from time to time no less frequently than once weekly, shall on behalf of U.S. Borrower (and U.S. Borrower hereby irrevocably authorizes the U.S. Dollars Swing Line Lender to so act on its behalf) request each U.S. Revolving Lender (including the U.S. Dollars Swing Line Lender) to make a U.S. Revolving Credit Advance to U.S. Borrower (which shall be an Index Rate Loan) in an amount equal to that U.S. Revolving Lender’s U.S. Pro Rata Share of the principal amount of the U.S. Dollars Swing Line Loan (the “Refunded U.S. Dollars Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in Sections 8.1(g) or 8.1(h) has occurred (in which event the procedures of Section 1.1(c)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a U.S. Revolving Credit Advance are then satisfied, each U.S. Revolving Lender shall disburse directly to Administrative Agent, its U.S. Pro Rata Share of a U.S. Revolving Credit Advance on behalf of the U.S. Dollars Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date that notice is given. The proceeds of those U.S. Revolving Credit Advances shall be immediately paid to the U.S. Dollars Swing Line Lender and applied to repay the Refunded U.S. Dollars Swing Line Loan.

(iv) If, prior to refunding a U.S. Dollars Swing Line Loan with a U.S. Revolving Credit Advance pursuant to Section 1.1(c)(iii), one of the events described in Sections 8.1(g) or 8.1(h) has occurred, then, subject to the provisions of Section 1.1(c)(v) below, each U.S. Revolving Lender shall, on the date such U.S. Revolving Credit Advance was to have been made for the benefit of U.S. Borrower, purchase from the U.S. Dollars Swing Line Lender an undivided participation interest in the U.S. Dollars Swing Line Loan in an amount equal to its U.S. Pro Rata Share of such U.S. Dollars Swing Line Loan. Upon request, each U.S. Revolving Lender shall promptly transfer to the U.S. Dollars Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v) Each U.S. Revolving Lender’s obligation to make U.S. Revolving Credit Advances in accordance with Section 1.1(c)(iii) and to purchase participation interests in accordance with Section 1.1(c)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such U.S. Revolving Lender may have against the U.S. Dollars Swing Line Lender, U.S. Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of U.S. Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any U.S. Revolving Lender does not make available to Administrative Agent or the U.S. Dollars Swing Line Lender, as applicable, the amount required pursuant to Sections 1.1(c)(iii) or 1.1(c)(iv), as the case may be, the U.S. Dollars Swing Line Lender shall be entitled to recover such amount on demand from such U.S. Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the applicable Index Rate thereafter.

(d) Canadian Dollars Swing Line Facility.

(i) By telephonic notice to the Canadian Dollars Swing Line Lender on or before 1:00 p.m. (New York time) on a Business Day (followed by the delivery of a confirmation in the form of a Notice of Canadian Dollars Swing Line Advance), and subject to the terms and conditions hereof, the Canadian Borrower may from time to time until the Commitment Termination Date request that advances denominated in Canadian Dollars be made available by the Canadian Swing Line Lender (each, a “Canadian Dollars Swing Line Advance”) in accordance with any such notice. The aggregate Dollar Equivalent amount of Canadian Dollars Swing Line Advances outstanding shall not exceed at any time the principal amount of the Canadian Dollars Swing Line Commitment. Until the Commitment Termination Date, Canadian Borrower may from time to time borrow, repay and reborrow under this Section 1.1(d); provided, that the Dollar Equivalent amount of any Canadian Dollars Swing Line Advance to be made at any time shall not exceed the Canadian Dollars Swing Line Availability. Each Canadian Dollars Swing Line Advance shall be made pursuant to the telephonic notice required pursuant to this Section 1.1 (d) or a Notice of Canadian Dollars Swing Line Advance delivered by Canadian Borrower to the Canadian Dollars Swing Line Lender in accordance with Section 1.1(a)-2. Unless the Canadian Dollars Swing Line Lender has received at least one Business Day’s prior written notice from Canadian Requisite Revolving Lenders instructing it not to make any Canadian Dollars Swing Line Advances, the Canadian Dollars Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 2.2.,be entitled to fund that Canadian Dollars Swing Line Advance, and to have the Canadian Revolving Lenders make Canadian Revolving Credit Advances in accordance with Section 1.1(d)(iii) or purchase participating interests in accordance with Section 1.1(d)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, each Canadian Dollars Swing Line Advance shall constitute an Index Rate Loan. Canadian Borrower shall repay the aggregate outstanding principal amount of the Canadian Dollars Swing Line Loan on the Commitment Termination Date.

(ii) If so requested by the Canadian Swing Line Lender by written notice to the Canadian Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Canadian Borrower shall execute and deliver to the Canadian Dollars Swing Line Lender a promissory note to evidence the Canadian Dollars Swing Line Commitment. Such note shall be in the principal amount of the Canadian Dollars Swing Line Commitment of the Canadian Dollars Swing Line Lender, dated the Closing Date (or later date, as applicable) and substantially in the form of Exhibit 1.1(d)(ii) (the “Canadian Dollars Swing Line Note”). The Canadian Dollars Swing Line Note shall represent the obligation of Canadian

Borrower to pay the amount of the Canadian Dollars Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Canadian Dollars Swing Line Advances made to Canadian Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Canadian Dollars Swing Line Loan and all other noncontingent Obligations related thereto shall become immediately due and payable in full on the Commitment Termination Date if not sooner paid in full.

(iii) The Canadian Dollars Swing Line Lender, at any time and from time to time, no less frequently than once weekly, shall on behalf of Canadian Borrower (and Canadian Borrower hereby irrevocably authorizes the Canadian Dollars Swing Line Lender to so act on its behalf) request each Canadian Revolving Lender (including the Canadian Dollars Swing Line Lender) to make a Canadian Revolving Credit Advance to Canadian Borrower denominated in Canadian Dollars (which shall be an Index Rate Loan) in an amount equal to that Canadian Revolving Lender’s Canadian Pro Rata Share of the principal amount of the Canadian Dollars Swing Line Loan (the “Refunded Canadian Dollars Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in Sections 8.1(g) or 8.1(h) has occurred (in which event the procedures of Section 1.1(d)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Canadian Revolving Credit Advance are then satisfied, each Canadian Revolving Lender shall disburse directly to Administrative Agent, in the Canadian Dollars Collection Account, its Canadian Pro Rata Share of a Canadian Revolving Credit Advance on behalf of the Canadian Dollars Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date that notice is given. The proceeds of those Canadian Revolving Credit Advances shall be immediately paid to the Canadian Dollars Swing Line Lender and applied to repay the Refunded Canadian Dollars Swing Line Loan.

(iv) If, prior to refunding a Canadian Dollars Swing Line Loan with a Canadian Revolving Credit Advance pursuant to Section 1.1(d)(iii), one of the events described in Section 8.1(g) or 8.1(h) has occurred, then, subject to the provisions of Section 1.1(d)(v) below, each Canadian Revolving Lender shall, on the date such Canadian Revolving Credit Advance was to have been made for the benefit of Canadian Borrower, purchase from the Canadian Dollars Swing Line Lender an undivided participation interest in the Canadian Dollars Swing Line Loan in an amount equal to its Canadian Pro Rata Share of such Canadian Dollars Swing Line Loan. Upon request, each Canadian Revolving Lender shall promptly transfer to the Canadian Dollars Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v) Each Canadian Revolving Lender’s obligation to make Canadian Revolving Credit Advances in accordance with Section 1.1(d)(iii) or to purchase participation interests in accordance with Section 1.1(d)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Canadian Revolving Lender may have against the Canadian Dollars Swing Line Lender, Canadian Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of Canadian Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Canadian Revolving Lender does not make available to Administrative Agent or the Canadian Dollars Swing Line Lender, as applicable, the amount required pursuant to Sections 1.1(d)(iii) or 1.1(d)(iv), as the case may be, the Canadian Dollars Swing Line Lender shall be entitled to recover such amount on demand from such Canadian Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the BOC Overnight Rate for the first two Business Days and at the one month BA Rate thereafter.

(e) Euro Swing Line Facility.

(i) By telephonic notice to the Euro Swing Line Lender on or before 2:00 p.m. (New York time) on a Business Day (followed by the delivery of a confirmation in the form of a Notice of Euro Swing Line Advance), and subject to the terms and conditions hereof, the UK Borrower may from time to time until the Commitment Termination Date request that advances denominated in Euro be made available by the Euro Swing Line Lender (each, a “Euro Swing Line Advance”) in accordance with any such notice. The aggregate Dollar Equivalent amount of Euro Swing Line Advances shall not exceed at any time the principal amount of the Euro Swing Line Commitment. Until the Commitment Termination Date, UK Borrower may from time to time borrow, repay and reborrow under this Section 1.1(e); provided that the Dollar Equivalent amount of any Euro Swing Line Advance to be made at any time shall not exceed the Euro Swing Line Availability. Each Euro Swing Line Advance shall be made pursuant to the telephonic notice required pursuant to this Section 1.1(e) or a Notice of UK Revolving Credit Advance delivered by UK Borrower to Euro Swing Line Lender in accordance with Section 1.1(a)-3. Unless the Euro Swing Line Lender has received at least three Business Days’ prior written notice from UK Requisite Revolving Lenders instructing it not to make a Euro Swing Line Advance, the Euro Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 2.2, be entitled to fund that Euro Swing Line Advance, and to have the UK Revolving Lenders make UK Revolving Credit Advances in accordance with Section 1.1(e)(iii) or purchase participating interests in accordance with Section 1.1(e)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, each Euro Swing Line Advance shall constitute a EURIBOR Loan. UK Borrower shall repay the aggregate outstanding principal amount of the Euro Swing Line Loan on the Commitment Termination Date.

(ii) If so requested by the Euro Swing Line Lender by written notice to the UK Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, UK Borrower shall execute and deliver to the Euro Swing Line Lender a promissory note to evidence the Euro Swing Line Commitment. Such note shall be in the principal amount of the Euro Swing Line Commitment of the Euro Swing Line Lender, dated the Closing Date (or later date, as applicable) and substantially in the form of Exhibit 1.1(e)(ii) (the “Euro Swing Line Note”). The Euro Swing Line Note shall represent the obligation of UK Borrower to pay the amount of the Euro Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Euro Swing Line Advances made to UK Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Euro Swing Line Loan and all other noncontingent Obligations related thereto shall become immediately due and payable in full on the Commitment Termination Date if not sooner paid in full.

(iii) The Euro Swing Line Lender, at any time and from time to time no less frequently than once weekly, shall on behalf of UK Borrower (and UK Borrower hereby irrevocably authorizes the Euro Swing Line Lender to so act on its behalf) request each UK Revolving Lender (including the Euro Swing Line Lender) to make a UK Revolving Credit Advance to UK Borrower denominated in Euro (which shall be a EURIBOR Loan) in an amount equal to that UK Revolving Lender’s UK Pro Rata Share of the principal amount of the Euro Swing Line Loan (the “Refunded Euro Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in Sections 8.1(g) or 8.1(h) has occurred (in which event the procedures of Section 1.1(e)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a UK Revolving Credit Advance are then satisfied, each UK Revolving Lender shall disburse directly to Administrative Agent, in the Euro Collection Account, its UK Pro Rata Share of a UK Revolving Credit Advance on behalf of the Euro Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date that notice is given. The proceeds of those UK Revolving Credit Advances shall be immediately paid to the Euro Swing Line Lender and applied to repay the Refunded Euro Swing Line Loan.

(iv) If, prior to refunding a Euro Swing Line Loan with a UK Revolving Credit Advance pursuant to Section 1.1(e)(iii), one of the events described in Sections 8.1(g) or 8.1(h) has occurred, then, subject to the provisions of Section 1.1(e)(v) below, each UK Revolving Lender shall, on the date such UK Revolving Credit Advance was to have been made for the benefit of UK Borrower, purchase from the Euro Swing Line Lender an undivided participation interest in the Euro Swing Line Loan in an amount equal to its UK Pro Rata Share of such Euro Swing Line Loan. Upon request, each UK Revolving Lender shall promptly transfer to the Euro Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v) Each UK Revolving Lender’s obligation to make UK Revolving Credit Advances in accordance with Section 1.1(e)(iii) and to purchase participation interests in accordance with Section 1.1(e)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such UK Revolving Lender may have against the Euro Swing Line Lender, UK Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of UK Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any UK Revolving Lender does not make available to Administrative Agent or the Euro Swing Line Lender, as applicable, the amount required pursuant to Sections 1.1(e)(iii) or 1.1(e)(iv), as the case may be, the Euro Swing Line

Lender shall be entitled to recover such amount on demand from such UK Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the EURIBOR Rate thereafter.

(f) Sterling Swing Line Facility.

(i) By telephonic notice to the Sterling Swing Line Lender on or before 2:00 p.m. (New York time) on the Business Day prior to the date of the proposed advance (or such shorter period agreed to by the Sterling Swing Line Lender) (followed by the delivery of a confirmation in the form of a Notice of Sterling Swing Line Advance), and subject to the terms and conditions hereof, the UK Borrower may from time to time until the Commitment Termination Date request that advances denominated in Sterling be made available by the Sterling Swing Line Lender (each, a “Sterling Swing Line Advance”) in accordance with any such notice. The aggregate Dollar Equivalent amount of Sterling Swing Line Advances outstanding shall not exceed at any time the principal amount of the Sterling Swing Line Commitment. Until the Commitment Termination Date, UK Borrower may from time to time borrow, repay and reborrow under this Section 1.1(f); provided, that the Dollar Equivalent amount of any Sterling Swing Line Advance to be made at any time shall not exceed the Sterling Swing Line Availability. Each Sterling Swing Line Advance shall be made pursuant to the telephonic notice required pursuant to this Section 1.1(f) or a Notice of UK Revolving Credit Advance delivered by UK Borrower to Sterling Swing Line Lender in accordance with Section 1.1(a)-3. Unless the Sterling Swing Line Lender has received at least three Business Days’ prior written notice from UK Requisite Revolving Lenders instructing it not to make a Sterling Swing Line Advance, the Sterling Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 2.2, be entitled to fund that Sterling Swing Line Advance, and to have the UK Revolving Lenders make UK Revolving Credit Advances in accordance with Section 1.1(f)(iii) or purchase participating interests in accordance with Section 1.1(f)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, each Sterling Swing Line Advance shall constitute a LIBOR Loan. UK Borrower shall repay the aggregate outstanding principal amount of the Sterling Swing Line Loan on the Commitment Termination Date.

(ii) If so requested by the Sterling Swing Line Lender by written notice to the UK Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, UK Borrower shall execute and deliver to the Sterling Swing Line Lender a promissory note to evidence the Sterling Swing Line Commitment. Such note shall be in the principal amount of the Sterling Swing Line Commitment of the Sterling Swing Line Lender, dated the Closing Date (or later date, as applicable) and substantially in the form of Exhibit 1.1(f)(ii) (the “Sterling Swing Line Note”). The Sterling Swing Line Note shall represent the obligation of UK Borrower to pay the amount of the Sterling Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Sterling Swing Line Advances made to UK Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Sterling Swing Line Loan and all other noncontingent Obligations related thereto shall become immediately due and payable in full on the Commitment Termination Date if not sooner paid in full.

(iii) The Sterling Swing Line Lender, at any time and from time to time no less frequently than once weekly, shall on behalf of UK Borrower (and UK Borrower hereby irrevocably authorizes the Sterling Swing Line Lender to so act on its behalf) request each UK Revolving Lender (including the Sterling Swing Line Lender) to make a UK Revolving Credit Advance to UK Borrower denominated in Sterling (which shall be a LIBOR Loan) in an amount equal to that UK Revolving Lender’s UK Pro Rata Share of the principal amount of the Sterling Swing Line Loan (the “Refunded Sterling Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in Sections 8.1(g) or 8.1(h) has occurred (in which event the procedures of Section 1.1(f)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a UK Revolving Credit Advance are then satisfied, each UK Revolving Lender shall disburse directly to Administrative Agent, in the Sterling Collection Account, its UK Pro Rata Share of a UK Revolving Credit Advance on behalf of the Sterling Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date that notice is given. The proceeds of those UK Revolving Credit Advances shall be immediately paid to the Sterling Swing Line Lender and applied to repay the Refunded Sterling Swing Line Loan.

(iv) If, prior to refunding a Sterling Swing Line Loan with a UK Revolving Credit Advance pursuant to Section 1.1(f)(iii), one of the events described in Sections 8.1(g) or 8.1(h) has occurred, then, subject to the provisions of Section 1.1(f)(v) below, each UK Revolving Lender shall, on the date such UK Revolving Credit Advance was to have been made for the benefit of UK Borrower, purchase from the Sterling Swing Line Lender an undivided participation interest in the Sterling Swing Line Loan in an amount equal to its UK Pro Rata Share of such Sterling Swing Line Loan. Upon request, each UK Revolving Lender shall promptly transfer to the Sterling Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v) Each UK Revolving Lender’s obligation to make UK Revolving Credit Advances in accordance with Section 1.1(f)(iii) and to purchase participation interests in accordance with Section 1.1(f)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such UK Revolving Lender may have against the Sterling Swing Line Lender, UK Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of UK Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any UK Revolving Lender does not make available to Administrative Agent or the Sterling Swing Line Lender, as applicable, the amount required pursuant to Sections 1.1(f)(iii) or 1.1(f)(iv). as the case may be, the Sterling Swing Line Lender shall be entitled to recover such amount on demand from such UK Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the LIBOR Rate thereafter.

(g) Reliance on Notices. Administrative Agent and each Swing Line Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any Notices of Revolving Credit Advance, Notices of Swing Line Advances, Notice of Conversion/Continuation or similar notice believed by Administrative Agent and each Swing Line Lender to be genuine. Administrative Agent and each Swing Line Lender may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Administrative Agent has actual knowledge to the contrary.

1.2 Letters of Credit. Subject to and in accordance with the terms and conditions contained herein and in Annex B, Annex C and Annex D each Borrower shall have the right to request, and Revolving Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of such Borrower.

1.2A Swap Related Reimbursement Obligations.

(a) U.S. Borrower agrees to reimburse GE Capital in immediately available funds in the amount of any payment made by GE Capital under a Swap Related L/C (such reimbursement obligation, whether contingent upon payment by GE Capital under the Swap Related L/C or otherwise, being herein called a “Swap Related Reimbursement Obligation”). No Swap Related Reimbursement Obligation for any Swap Related L/C may exceed the amount of the payment obligations owed by U.S. Borrower under the interest rate protection or hedging agreement or transaction supported by the Swap Related L/C.

(b) A Swap Related Reimbursement Obligation shall be due and payable by U.S. Borrower within one (1) Business Day after the date on which the related payment is made by GE Capital under the Swap Related L/C.

(c) Any Swap Related Reimbursement Obligation shall, during the period in which it is unpaid, bear interest at the rate per annum equal to the LIBOR Rate plus one percent (1%), as if the unpaid amount of the Swap Related Reimbursement Obligation were a LIBOR Loan, and not at any otherwise applicable Default Rate. Such interest shall be payable upon demand. The following additional provisions apply to the calculation and charging of interest on Swap Related Reimbursement Obligations by reference to the LIBOR Rate:

(i) The LIBOR Rate shall be determined for each successive one-month LIBOR Period during which the Swap Related Reimbursement Obligation is unpaid, notwithstanding the occurrence of any Event of Default and even if the LIBOR Period were to extend beyond the Commitment Termination Date.

(ii) If a Swap Related Reimbursement Obligation is paid during a monthly period for which the LIBOR Rate is determined, interest shall be pro-rated and charged for the portion of the monthly period during which the Swap Related Reimbursement Obligation was unpaid. Section 1.10(b) shall not apply to any payment of a Swap Related Reimbursement Obligation during the monthly period.

(iii) Notwithstanding the last paragraph of the definition of “LIBOR Rate”, if the LIBOR Rate is no longer available from Telerate News Service, the LIBOR Rate with respect to Swap Related Reimbursement Obligations shall be determined from such financial reporting service or other information as shall be mutually acceptable to GE Capital and the U.S. Borrower.

(d) Except as provided in the foregoing provisions of this Section 1.2A and in Section 11.3, U.S. Borrower shall not be obligated to pay to GE Capital or any of its Affiliates any Letter of Credit Fee, or any other fees, charges or expenses, in respect of a Swap Related L/C or arranging for any interest rate protection or hedging agreement or transaction supported by the Swap Related L/C. GE Capital and its Affiliates shall look to the beneficiary of a Swap Related L/C for payment of any such letter of credit fees or other fees, charges or expenses and such beneficiary may factor such fees, charges, or expenses into the pricing of any interest rate protection or hedging arrangement or transaction supported by the Swap Related L/C.

(e) If any Swap Related L/C is revocable prior to its scheduled expiry date, GE Capital agrees not to revoke the Swap Related L/C unless the Commitment Termination Date or an Event of Default has occurred and is continuing.

(f) GE Capital or any of its Affiliates shall be permitted to (i) provide confidential or other information furnished to it by any of the Credit Parties (including, without limitation, copies of any documents and information in or referred to in the Closing Checklist, Financial Statements and Compliance Certificates) to a beneficiary or potential beneficiary of a Swap Related L/C and (ii) receive confidential or other information from the beneficiary or potential beneficiary relating to any agreement or transaction supported or to be supported by the Swap Related L/C. However, no confidential information shall be provided to any Person under this paragraph unless the Person has agreed to comply with the covenant substantially as contained in Section 11.8 of this Agreement.

1.3 Prepayments.

(a) Voluntary Prepayments; Reduction in Revolving Loan Commitments.

(i) U.S. Term Loan. U.S. Borrower may at any time on at least one (1) Business Day’s prior written notice to Administrative Agent voluntarily prepay all or part of the U.S. Term Loan without premium or penalty; provided that any such prepayment shall be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess of such amount.

(ii) Euro Term Loan. UK Borrower may at any time on at least one (1) Business Day’s prior written notice to Administrative Agent voluntarily prepay all or part of the Euro Term Loan without premium or penalty; provided that any such prepayment shall be in a minimum amount of €500,000 and integral multiples of €250,000 in excess of such amount.

(iii) Sterling Term Loan. UK Borrower may at any time on at least one (1) Business Day’s prior written notice to Administrative Agent voluntarily prepay all or part of the Sterling Term Loan without premium or penalty; provided that any such prepayment shall be in a minimum amount of £500,000 and integral multiples of £250,000 in excess of such amount.

(iv) Reductions in U.S. Revolving Loan Commitments. U.S. Borrower may at any time on at least one (1) Business Day’s prior written notice to Administrative Agent, permanently reduce or terminate the U.S. Revolving Loan Commitment without premium or penalty; provided that (A) any such reduction shall be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess of such amount, (B) the U.S. Revolving Loan Commitment shall not be reduced to an amount less than the U.S. Revolving Loan outstanding and (C) after giving effect to such reductions, U.S. Borrower shall comply with Section 1.3(b)(i).

(v) Reductions in Canadian Revolving Loan Commitments. Canadian Borrower may at any time on at least one (1) Business Day’s prior written notice to Administrative Agent, permanently reduce or terminate the Canadian Revolving Loan Commitment without premium or penalty; provided that (A) any such reduction shall be in a minimum amount of C$250,000 and integral multiples of C$100,000 in excess of such amount, (B) the Canadian Revolving Loan Commitment shall not be reduced to an amount less than the Canadian Revolving Loan outstanding, and (C) after giving effect to such reductions, Canadian Borrower shall comply with Section 1.3(b)(i).

(vi) Reductions in UK Revolving Loan Commitments. UK Borrower may at any time on at least one (1) Business Day’s prior written notice to Administrative Agent, permanently reduce or terminate the UK Revolving Loan Commitment without premium or penalty; provided that (A) any such reduction shall be in a minimum amount of €500,000 and integral multiples of €250,000 in excess of such amount, (B) the UK Revolving Loan Commitment shall not be reduced to an amount less than the Euro Equivalent of the UK Revolving Loan outstanding, and (C) after giving effect to such reductions, UK Borrower shall comply with Section 1.3(b)(i).

(vii) General. Any voluntary prepayment and any reduction or termination of any Revolving Loan Commitment must be accompanied by payment of any LIBOR funding breakage costs in accordance with Section 1.10(b), EURIBOR funding breakage costs in accordance with Section 1.10(c), or BA Rate financing breakage costs in accordance with Section 1.10(d), as the case may be. Upon any such reduction or termination of a Revolving Loan Commitment, the applicable Borrower’s right to request a Revolving Credit Advance, or request that a Letter of Credit Obligation be incurred on its behalf, or request a Swing Line Advance, shall simultaneously be permanently reduced or terminated, as the case may be; provided that a permanent reduction of a Revolving Loan Commitment shall not require a reduction in the corresponding L/C Sublimit, except to the extent that the Revolving Loan Commitment is reduced below the corresponding L/C Sublimit. Each notice of partial prepayment shall designate the Loan or other Obligations to which such prepayment is to be applied; provided that any partial prepayments of a Term Loan shall be applied to prepay the scheduled principal installments of such Term Loan in direct order of maturity.

(b) Mandatory Prepayments.

(i) Overdraw. If at any time the outstanding balances of the U.S. Revolving Loan and the U.S. Dollars Swing Line Loan exceed the U.S. Maximum Amount, U.S. Borrower shall immediately repay first, the U.S. Dollars Swing Line Loan until paid in full, and thereafter the aggregate outstanding U.S. Revolving Credit Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding U.S. Dollars Swing Line Loan and U.S. Revolving Credit Advances, U.S. Borrower shall provide cash collateral for the U.S. Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess.

If at any time the Dollar Equivalent of the outstanding balances of the Canadian Revolving Loan and the Canadian Dollars Swing Line Loan exceed the Canadian Maximum Amount, Canadian Borrower shall immediately repay first, the Canadian Dollars Swing Line Loan until paid in full or such excess is eliminated, and thereafter the aggregate outstanding Canadian Revolving Credit Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Canadian Dollars Swing Line Loan and Canadian Revolving Credit Advances, Canadian Borrower shall provide cash collateral for the Canadian Letter of Credit Obligations in the manner set forth in Annex C to the extent required to eliminate such excess.

If at any time the Dollar Equivalent of the outstanding balances of the UK Revolving Loan, Sterling Swing Line Loan and the Euro Swing Line Loan exceed the UK Maximum Amount, UK Borrower shall immediately repay first, the Sterling Swing Line Loan and/or Euro Swing Line Loan in a manner determined by the UK Borrower until paid in full or such excess is eliminated, and thereafter the aggregate outstanding UK Revolving Credit Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Sterling Swing Line Loan, Euro Swing Line Loan and UK Revolving Credit Advances, UK Borrower shall provide cash collateral for the UK Letter of Credit Obligations in the manner set forth in Annex D to the extent required to eliminate such excess.

(ii) Asset Sales and Insurance Proceeds. Without limiting the obligation of Borrowers to obtain the consent of the Requisite Lenders for any Disposition not otherwise permitted under Section 6.8, within three Business Days upon receipt by Holdings or any of its Subsidiaries of Net Cash Payments, Borrowers shall prepay the Loans in an amount equal to all such Net Cash Payments; provided that the Credit Parties shall be permitted to retain Net Cash Payments and apply them to the acquisition of other assets or properties consistent with the businesses permitted to be conducted pursuant to Section 6.5 (including by way of merger or Investment), so long as within 180 days following the receipt of such Net Cash Payments, such Net Cash Payments are applied or committed to be applied to such acquisition; provided, further, that such cash proceeds are used to prepay the outstanding principal balances of the Revolving Loans on a pro rata basis during such reinvestment period. The following shall not be subject to mandatory prepayment under this clause (ii):

(1) up to $10,000,000 of proceeds from Dispositions permitted under Section 6.8(e)(vii); and

(2) proceeds from Dispositions of less than $1,000,000 in the aggregate during the term of this Agreement.

(iii) Issuance of Equity Interests. If Holdings or any of its Subsidiaries issues Equity Interests (other than to a Group Member), no later than three Business Days following the date of receipt of the cash proceeds thereof, the Borrowers shall prepay the Loans (and cash collateralize Letter of Credit Obligations) in an amount equal to 50% of all such proceeds, net of (x) underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith; and (y) all Taxes paid or estimated by Holdings or such Subsidiary to be payable in connection with any such issuance; provided, that if the Total Leverage Ratio on the last day of the applicable Fiscal Quarter is equal to or less than 2.0:1.00, then such prepayment percentage shall be reduced to 0%. Any such prepayment shall be applied in accordance with Section 1.3(b)(vi). The following shall not be subject to prepayment under this clause (iii):

(1) proceeds of Equity Interests issued to directors or employees of Holdings, a Borrower or its Subsidiaries;

(2) proceeds of Equity Interests issued in an Initial Public Offering so long as, and to the extent that, such proceeds are instead applied to prepay unsecured Indebtedness or the Revolving Loans, to consummate a Permitted Acquisition or to make an Investment or Capital Expenditure not otherwise prohibited hereunder;

(3) proceeds of any Excluded Equity Proceeds; and

(4) proceeds of any Equity Interests issued to cure the failure to meet a financial covenant Default or Event of Default as permitted hereunder.

(iv) Issuance of Debt. No later than the Business Day following receipt by Holdings or any of its Subsidiaries of any cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries not otherwise permitted to be incurred hereunder, Borrowers shall prepay the Loans as set forth in Section 1.3(b)(vi) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts, debt issuance and commitment fees and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(v) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending 2007), Borrowers shall, no later than one hundred twenty days after the end of such Fiscal Year, prepay the Loans as set forth in Section 1.3(b)(vi) in an aggregate amount equal to (i) 75% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans made (a) in that Fiscal Year and (b) after the last day of such Fiscal Year but prior to the date the Borrowers make a prepayment pursuant to this

Section 1.3(b)(v) with respect to such Fiscal Year (excluding, in each case, repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Loan Commitments are permanently reduced in connection with such repayments); provided, that if the Total Leverage Ratio on the last day of the applicable Fiscal Year is (i) equal to or less than 3.0:1.00 but greater than 2.5:1.00, then such prepayment percentage shall be reduced to 50%, (ii) equal to or less than 2.5:1.00 but greater than 2.0:1.00, then such prepayment percentage shall be reduced to 25% and (iii) equal to or less than 2.0:1.00, then such prepayment percentage shall be reduced to 0%.

(vi) Application of Certain Mandatory Prepayments.

Any prepayments made by a Borrower pursuant to Sections 1.3(b)(ii), (b)(iii), (b)(iv) and/or (b)(v) above shall be applied as follows:

first, to prepay the scheduled principal installments of the Term Loans on a pro rata basis in direct order of maturity, until such Term Loans shall have been prepaid in full; and

second, to the outstanding principal balance of Revolving Credit Advances on a pro rata basis until the same has been paid in full (with no reduction in any Revolving Loan Commitment or Swing Line Commitment),

provided that mandatory prepayments required in respect of any Foreign Subsidiary shall not be required to be used to prepay the U.S. Loans and shall only be required to prepay the Euro Term Loans, Sterling Term Loans, UK Revolving Loans or the Canadian Revolving Loans, as the case may be, provided however that if the Euro Term Loans, Sterling Term Loans, UK Revolving Loans and the Canadian Revolving Loans have been paid in full and the prepayment obligation under Sections 1.3(b)(ii), (b)(iii), (b)(iv) and/or (b)(v) imposed on any Foreign Subsidiary is not completely satisfied, the U.S. Borrower shall be required to prepay the U.S. Loans in an amount equal to the mandatory prepayment amount that remains with respect to such Foreign Subsidiary.

(c) No Implied Consent. Nothing in this Section 1.3 shall be construed to constitute Administrative Agent or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

1.4 Use of Proceeds. Borrowers shall utilize the proceeds of the Loans (a) on the Closing Date to finance the Related Transactions (and to pay any related transaction fees, commissions and expenses, including currency fluctuation costs associated with the payoff of Prior Lender Obligations), and (b) thereafter for the financing of the ordinary working capital, permitted capital expenditures, acquisitions, investments and general corporate purposes of Borrowers and their respective Subsidiaries; provided the U.S. Revolving Loans shall be used solely for the financing of U.S. Borrower’s and its Domestic Subsidiaries’ ordinary working capital, permitted capital expenditures, acquisitions, investments and general corporate purposes, the Canadian Revolving Loans shall be used solely for the financing of Canadian Credit Parties’

and their respective Subsidiaries’ ordinary working capital, permitted capital expenditures, acquisitions, investments and general corporate purposes and the UK Revolving Loans shall be used solely for the financing of UK Borrower’s and Foreign Subsidiaries’ ordinary working capital, permitted capital expenditures, acquisitions, investments and general corporate purposes.

1.5 Interest and Applicable Margins.

(a) Each Borrower shall pay interest to Administrative Agent on the aggregate outstanding principal amount of the Loans made to such Borrower, for the ratable benefit of the applicable Lenders in accordance with the various Loans being made by such Lenders, in arrears on each applicable Interest Payment Date, at the following rates:

(i) with respect to the Revolving Credit Advances designated as Index Rate Loans, the applicable Index Rate plus the Applicable Index Margin per annum;

(ii) with respect to the Revolving Credit Advances designated as LIBOR Loans, the applicable LIBOR Rate plus the Applicable LIBOR Margin per annum;

(iii) with respect to the Revolving Credit Advances designated as EURIBOR Loans, the applicable EURIBOR Rate plus the Applicable EURIBOR Margin per annum;

(iv) with respect to the Revolving Credit Advances designated as BA Rate Loans, the applicable BA Rate plus the Applicable BA Rate Margin per annum;

(v) with respect to the U.S. Term Loan designated as Index Rate Loans, the applicable Index Rate plus the Applicable U.S. Term Loan Index Margin per annum;

(vi) with respect to the U.S. Term Loan designated as LIBOR Loans, the applicable LIBOR Rate plus the Applicable U.S. Term Loan LIBOR Margin per annum;

(vii) with respect to the Euro Term Loan, the applicable EURIBOR Rate plus the Applicable Euro Term Loan EURIBOR Margin per annum;

(viii) with respect to the Sterling Term Loan, the applicable LIBOR Rate plus the Applicable LIBOR Margin per annum;

(ix) with respect to the U.S. Dollars Swing Line Loan, the applicable Index Rate plus the Applicable Index Margin per annum;

(x) with respect to the Canadian Dollars Swing Line Loan, the applicable Index Rate plus the Applicable Index Margin per annum;

(xi) with respect to the Euro Swing Line Loan, the EURIBOR Rate plus the Applicable EURIBOR Margin per annum; and

(xii) with respect to the Sterling Swing Line Loan, the applicable LIBOR Rate plus the Applicable LIBOR Margin per annum.

plus, in each case where applicable, Mandatory Costs as defined and described in Section 11.19.

As of the Closing Date, the Applicable Margins are as follows:

Applicable Index Margin	1.75%
Applicable LIBOR Margin	2.75%
Applicable EURIBOR Margin	2.75%
Applicable U.S. Term Loan Index Margin	1.50%
Applicable U.S. Term Loan LIBOR Margin	2.50%
Applicable Euro Term Loan EURIBOR Margin	2.50%
Applicable BA Rate Margin	2.75%
Applicable L/C Margin	2.75%
Applicable Unused Line Fee Margin	0.50%

The Applicable Margins with respect to the Loans (other than the Term Loans) may be adjusted by reference to the following grids on the dates described below:

IF TOTAL LEVERAGE RATIO IS	LEVEL OF APPLICABLE MARGINS
less than 3.0:1.0 but greater than 2.0:1.0	Level I
less than or equal to 2.0:1.0	Level II

APPLICABLE MARGINS

	LEVEL I	LEVEL II
Applicable Index Margin	1.50%	1.25%
Applicable LIBOR Margin	2.50%	2.25%
Applicable EURIBOR Margin	2.50%	2.25%

	LEVEL I	LEVEL II
Applicable BA Rate Margin	2.50%	2.25%
Applicable L/C Margin	2.50%	2.25%

Adjustments in the Applicable Margins from those in effect on the Closing Date shall commence with the Financial Statements and Compliance Certificate delivered in connection with the Fiscal Quarter ending June 30, 2007. The Total Leverage Ratio used to compute the Applicable Margins shall be the Total Leverage Ratio set forth in the most recently delivered Compliance Certificate. Changes in the Applicable Margin shall become effective upon receipt of the Compliance Certificate and Financial Statements. Failure to deliver a Compliance Certificate and Financial Statements no later than 30 days after the date such Compliance Certificate and Financial Statement are required to be delivered hereunder, shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the date of the delivery of a Compliance Certificate and Financial Statements demonstrating that such an increase is not required.

(b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c) All computations of Fees calculated on a per annum basis and interest shall be made by Administrative Agent on the basis of a 360-day year (365-366 days in the case of interest on an Index Rate Loan), in each case for the actual number of days occurring in the period for which such interest and Fees are payable. Each determination by Administrative Agent of interest rates and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees.

(d) After the date any principal amount of any Loan is due and payable (whether on the maturity date therefor, upon acceleration or otherwise), or after any other monetary Obligation of Borrowers shall have become due and payable, Borrowers shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to (a) in the case of overdue principal on any Loan, the rate of interest that otherwise would be applicable to such Loan plus 2% per annum; and (b) in the case of overdue interest, fees, and other monetary Obligations, the Index Rate plus 2% per annum (the “Default Rate”). Such amounts shall be payable on demand.

(e) Borrowers shall have the option to

(i) request that any U.S. Revolving Credit Advance be made as a LIBOR Loan or Index Rate Loan, and request that any Canadian Revolving Credit Advance be made as a BA Rate Loan or Index Rate Loan;

(ii) convert at any time all or any part of outstanding Loans (other than the U.S. Dollars Swing Line Loan) denominated in U.S. Dollars from Index Rate Loans to LIBOR Loans;

(iii) convert at any time all or any part of outstanding Loans (other than the Canadian Dollars Swing Line Loan) denominated in Canadian Dollars from Index Rate Loans to BA Loans;

(iv) convert at any time all or any part of outstanding Loans denominated in U.S. Dollars from LIBOR Loans to Index Rate Loans subject to payment of LIBOR breakage costs (if any) in accordance with Section 1.10(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto;

(v) convert at any time all or any part of outstanding Loans denominated in Canadian Dollars from BA Rate Loans to Index Rate Loans subject to payment of BA Rate breakage costs (if any) in accordance with Section 1.10(d) if such conversion is made prior to the expiration of the BA Rate Period applicable thereto;

(vi) continue all or any portion of any LIBOR Loan as a LIBOR Loan in the same currency upon the expiration of the applicable LIBOR Period, and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued,

(vii) continue all or any portion of any EURIBOR Loan as a EURIBOR Loan upon the expiration of the applicable EURIBOR Period, and the succeeding EURIBOR Period of that continued Loan shall commence on the first day after the last day of the EURIBOR Period of the Loan to be continued, or

(viii) continue all or any portion of any BA Rate Loan as a BA Rate Loan upon the expiration of the applicable BA Rate Period, and the succeeding BA Rate Period of that continued Loan shall commence on the first day after the last day of the BA Rate Period of the Loan to be continued.

Any Loan or group of Loans in the same currency that are Index Rate Loans or Loans having the same proposed LIBOR Period, BA Rate Period or EURIBOR Period, as the case may be, to be made or continued as, or converted into, a LIBOR Loan, BA Rate Loan or EURIBOR Loan, as the case may be, must be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof in the case of Loans made in U.S. Dollars, C$250,000 and integral multiples of C$100,000 in excess of such amount in the case of Loans made in Canadian Dollars, €500,000 and integral multiples of €250,000 in excess of such amount in the case of Loans made in Euro, and £500,000 and integral multiples of £250,000 in excess of such amount in the case of Loans made in Sterling.

Any such election must be made by 2:00 p.m. (New York time) on the third Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, BA Rate or EURIBOR Rate, as the case may be, (2) the end of each LIBOR Period, BA Rate Period or

EURIBOR Period, as the case may be with respect to any LIBOR Loans, BA Rate Loans or EURIBOR Loans, as the case may be to be continued as such, or (3) the date on which the applicable Borrower wishes to convert any Index Rate Loan to a LIBOR Loan or BA Rate Loan. If no election is received with respect to a LIBOR Loan, BA Rate Loan or EURIBOR Loan by 2:00 p.m. (New York time) on the third Business Day prior to the end of the LIBOR Period, BA Rate Period or EURIBOR Period, as the case may be with respect thereto (or if an Event of Default has occurred and is continuing), then (w) if such LIBOR Loan is denominated in U.S. Dollars, that LIBOR Loan shall be continued for a LIBOR Period of one month, provided however that if an Event of Default has occurred and is continuing, that LIBOR Loan shall be converted to an Index Rate Loan denominated in U.S. Dollars at the end of its LIBOR Period, (x) if such LIBOR Loan is denominated in Sterling, that LIBOR Loan shall be continued for a LIBOR Period of one month, (y) if such EURIBOR Loan is denominated in Euro, that EURIBOR Loan shall be continued for a EURIBOR Period of one month, and (z) such BA Rate Loan shall be continued for a BA Rate Period of one month, provided however that if an Event of Default has occurred and is continuing, such BA Rate Loan shall be converted to an Index Rate Loan denominated in Canadian Dollars at the end of its BA Rate Period. Except as provided in Section 1.1(d)(i), the applicable Borrower must make such election by notice to Administrative Agent in writing, by telecopy or overnight courier.

In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.5(e).

(f) Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final non-appealable order that the rate of interest payable hereunder by a Credit Party which is not a Canadian Credit Party exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the applicable Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Administrative Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

(g) If any provision of this Agreement or of any of the other Loan Documents would obligate any Canadian Credit Party to make any payment of interest or other amount payable to any Agent or any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Agent or such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Agent or such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Agent or such Lender under this Section 1.5, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Agent or such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if an Agent or Lender shall have received an amount in excess of the maximum permitted by that Section of the Criminal Code (Canada), Canadian Borrower shall be entitled, by notice in writing to such Agent or such Lender, to obtain reimbursement, on behalf of the applicable Canadian Credit Parties, from such Agent or such Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Agent or such Lender to Canadian Borrower. Any amount or rate of interest referred to in this Section 1.5(g) shall be determined in accordance with generally accepted accounting principles applicable in Canada as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Commitment Termination Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Administrative Agent shall be conclusive for the purposes of such determination.

(h) For purposes of disclosure pursuant to the Interest Act (Canada) and in respect of any Canadian Credit Party, the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent to the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

(i) If any Credit Party incorporated under the laws of the Kingdom of Spain fails to pay any amount payable by it under this Agreement or any other Loan Document, it shall pay penalty interest in respect of the sums due and unpaid in accordance with Article 316 of the Spanish Commercial Code (Codigó de Comercio) accrued at the applicable rate calculated in accordance with this Section 1.5. This penalty interest due and not paid shall capitalize on a monthly basis for the purposes of Articles 316 et. seq. of the Spanish Commercial Code.

1.6 Fees.

(a) Holdings shall pay to GSCP and GE Capital, individually, the Fees specified in the Fee Letter.

(b)

(i) As additional compensation for the U.S. Revolving Lenders, U.S. Borrower shall pay to Administrative Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each January, April, July and October occurring prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for U.S. Borrower’s non-use of available funds under the U.S. Revolving Loan Commitments in an amount equal to the Applicable Unused Line Fee Margin per annum

(calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the U.S. Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the U.S. Revolving Loan and outstanding Letters of Credit of the U.S. Borrower during the period for which such Fee is due.

(ii) As additional compensation for the Canadian Revolving Lenders, Canadian Borrower shall pay to Administrative Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each January, April, July and October occurring prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Canadian Borrower’s non-use of available funds under the Canadian Revolving Loan Commitments in an amount equal to the Applicable Unused Line Fee Margin per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Canadian Maximum Amount (as it may be reduced from time to time) and (y) the Dollar Equivalent of the average for the period of the daily closing balances of the Canadian Revolving Loan and outstanding Letters of Credit of the Canadian Borrower during the period for which such Fee is due.

(iii) As additional compensation for the UK Revolving Lenders, UK Borrower shall pay to Administrative Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each January, April, July and October occurring prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for UK Borrower’s non-use of available funds under the UK Revolving Loan Commitments in an amount equal to the Applicable Unused Line Fee Margin per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the UK Maximum Amount (as it may be reduced from time to time) and (y) the Dollar Equivalent of the average for the period of the daily closing balances of the UK Revolving Loan and outstanding Letters of Credit of the UK Borrower during the period for which such Fee is due.

(c) Borrowers shall pay to Administrative Agent, for the ratable benefit of the applicable Revolving Lenders, the Letter of Credit Fee as provided in Annex B, Annex C and Annex D.

1.7 Receipt of Payments.

(a) Borrowers shall make each payment under this Agreement not later than 4:00 p.m. (New York time) on the day when due in immediately available funds to the U.S. Dollars Collection Account, except as provided in clause (b) below. For purposes of computing interest and Fees and determining applicable Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the applicable Collection Account prior to 4:00 p.m. New York time. Payments received after 4:00 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

(b) Except to the extent otherwise provided herein,

(i) all payments of principal, interest, U.S. Letter of Credit Obligations and other amounts to be made by U.S. Borrower under this Agreement and the Notes and all payments to be made by the Credit Parties under any other Loan Document, in each case, in respect of the U.S. Term Loan, U.S. Revolving Credit Advances denominated in U.S. Dollars or U.S. Dollars Swing Line Loans, shall be made in U.S. Dollars and paid to the U.S. Dollars Collection Account,

(ii) all payments of principal, interest, UK Letter of Credit Obligations and other amounts to be made by UK Borrower under this Agreement and the Notes and all payments to be made by the Credit Parties under any other Loan Document, in each case, in respect of UK Revolving Credit Advances denominated in Sterling or Sterling Swing Line Loans, shall be made in Sterling and paid to the Sterling Collection Account,

(iii) all payments of principal, interest, UK Letter of Credit Obligations and other amounts to be made by UK Borrower under this Agreement and the Notes and all payments to be made by the Credit Parties under any other Loan Document, in each case, in respect of UK Revolving Credit Advances denominated in Euro or Euro Swing Line Loans, shall be made in Euro and paid to the Euro Collection Account, and

(iv) all payments of principal, interest, Canadian Letter of Credit Obligations and other amounts to be made by Canadian Borrower under this Agreement and the Notes and all payments to be made by the Credit Parties under any other Loan Document, in each case, in respect of Canadian Revolving Credit Advances denominated in Canadian Dollars or Canadian Dollars Swing Line Loans, shall be made in Canadian Dollars and paid to the Canadian Dollars Collection Account.

1.8 Application and Allocation of Payments.

(a) So long as no Event of Default has occurred and is continuing, (i) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (ii) voluntary prepayments shall be applied in accordance with the provisions of Section 1.3(a); and (iii) mandatory prepayments shall be applied as set forth in Section 1.3(b)(vi). All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its applicable Pro Rata Share. Amounts received as a result of the exercise of remedies under the Loan Documents when a Event of Default has occurred and is continuing or following the Termination Date shall be applied to amounts then due and payable in the following order:

(1)	to reimburse the L/C Issuer for all unreimbursed draws or payments made by it under Letters of Credit;

(2)	to Fees and Agents’ expenses reimbursable hereunder;

(3)	to interest on the Swing Line Loans;

(4)	to principal payments on the Swing Line Loans;

(5)	to interest on the other Loans;

(6)	to principal payments on the other Loans, to Obligations in respect of Hedging Obligations owed to Lender Counterparties and to provide cash collateral for contingent Letter of Credit Obligations in the manner described in Annex B, Annex C and Annex D, ratably to the aggregate, combined principal balance of the other Loans, such Hedging Obligations and outstanding Letter of Credit Obligations;

(7)	to all other Obligations including expenses of Lenders to the extent reimbursable under Section 11.3; and

(8)	following the Termination Date, to each applicable Credit Party or any other Person lawfully entitled to receive such surplus.

Considering each type of Revolving Credit Advance being prepaid separately, any such prepayment shall be applied first to Index Rate Loans before application to LIBOR Loans or BA Rate Loans in a manner which minimizes any resulting breakage costs under Section 1.10(b) and (d). Notwithstanding anything to the contrary, any payments applied to Hedging Obligations owing to any Lender Counterparty following an Event of Default shall be applied on a pro rata basis to Hedging Obligations owing to all Lender Counterparties.

1.9 Loan Accounts and Accounting.

(a) Administrative Agent shall maintain a loan account (the “U.S. Loan Account”) on its books to record: each Lender’s Commitment, each Loan and Advance made by each Lender, each respective repayment of principal, and all other debits and credits as provided in this Agreement with respect to the Loans denominated in U.S. Dollars or any other Obligations related thereto annexed to which Administrative Agent shall retain a copy of each Assignment Agreement delivered to Administrative Agent pursuant to Section 9.1. All entries in the U.S. Loan Account shall be made in accordance with Administrative Agent’s customary accounting practices as in effect from time to time. The balance in the U.S. Loan Account, as recorded on Administrative Agent’s most recent printout or other written statement, shall, absent manifest error, be conclusive evidence of the amounts due and owing to Administrative Agent and Lenders by U.S. Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect U.S. Borrower’s duty to pay such Obligations. Administrative Agent shall render to U.S. Borrower a monthly accounting of transactions with respect to the U.S. Loans setting forth the balance of the U.S. Loan Account for the immediately preceding month. Unless U.S. Borrower notifies Administrative Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within sixty (60) days after the date thereof, each and every such accounting shall be conclusive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by U.S. Borrower. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the U.S. Loan Account as evidence of the amount of Obligations from time to time owing to it by the U.S. Borrower. The U.S. Loan Account shall be available for inspection by each Borrower or any Lender (with respect to any entry relating to such Lender’s

Loan) at any reasonable time and from time to time upon reasonable notice. U.S. Borrower hereby designates GSCP to serve as U.S. Borrower’s agent solely for purposes of maintaining the U.S. Loan Account as provided in this Section 1.9(a). and U.S. Borrower hereby agrees that, to the extent GSCP serves in such capacity, each of GSCP and its officers, directors, employees, agents, sub-agents and affiliates shall constitute an “Indemnified Person.” Any assignment or transfer of a Commitment or the Loans made pursuant hereto shall be registered in the U.S. Loan Account only upon delivery to Administrative Agent of an Assignment Agreement that has been executed by the requisite parties pursuant to Section 9.1. No assignment or transfer of a Lender’s Commitment or Loans shall be effective unless such assignment or transfer shall have been recorded in the U.S. Loan Account by Administrative Agent as provided in this Section.

(b) Administrative Agent shall maintain a loan account (the “Canadian Loan Account”) on its books to record: all Advances denominated in Canadian Dollars, all payments made by Canadian Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans denominated in Canadian Dollars or any other Obligations related thereto. All entries in the Canadian Loan Account shall be made in accordance with Administrative Agent’s customary accounting practices as in effect from time to time. The balance in the Canadian Loan Account, as recorded on Administrative Agent’s most recent printout or other written statement, shall, absent manifest error, be conclusive evidence of the amounts due and owing to Administrative Agent and Lenders by Canadian Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Canadian Borrower’s duty to pay Obligations. Administrative Agent shall render to Canadian Borrower a monthly accounting of transactions with respect to the Canadian Loans setting forth the balance of the Canadian Loan Account for the immediately preceding month. Unless Canadian Borrower notifies Administrative Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within sixty (60) days after the date thereof, each and every such accounting shall be conclusive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Canadian Borrower. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to such Lender and may rely on the Canadian Loan Account as evidence of the amount of Obligations from time to time owing to it by the Canadian Borrower. The Canadian Loan Account shall be available for inspection by each Borrower or any Lender (with respect to any entry relating to such Lender’s Loan) at any reasonable time and from time to time upon reasonable notice. Canadian Borrower hereby designates GSCP to serve as Canadian Borrower’s agent solely for purposes of maintaining the Canadian Loan Account as provided in this Section 1.9(b). and Canadian Borrower hereby agrees that, to the extent GSCP serves in such capacity, each of GSCP and its officers, directors, employees, agents, sub-agents and affiliates shall constitute an “Indemnified Person.”

(c) Administrative Agent shall maintain a loan account (the “UK Loan Account”) on its books to record: all Advances denominated in Euro and Sterling and the Euro Term Loan and Sterling Term Loan, all payments made by UK Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans denominated in Euro or Sterling or any other Obligations related thereto. All entries in the UK Loan Account shall be made in accordance with Administrative Agent’s customary accounting practices as in effect from time to time. The balance in the UK Loan Account, as recorded on Administrative Agent’s most recent printout or other written statement, shall, absent manifest error, be conclusive evidence of the amounts due and owing to Administrative Agent and UK Lenders by UK Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect UK Borrower’s duty to pay such Obligations. Administrative Agent shall render to UK Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the UK Loan Account for the immediately preceding month. Unless UK Borrower notifies Administrative Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within sixty (60) days after the date thereof, each and every such accounting shall be conclusive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by UK Borrower. Notwithstanding any provision herein contained to the contrary, any UK Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that UK Lender and may rely on the UK Loan Account as evidence of the amount of Obligations from time to time owing to it by the UK Borrower. The UK Loan Account shall be available for inspection by each Borrower or any Lender (with respect to any entry relating to such Lender’s Loan) at any reasonable time and from time to time upon reasonable notice. UK Borrower hereby designates GSCP to serve as UK Borrower’s agent solely for purposes of maintaining the UK Loan Account as provided in this Section 1.9(c), and UK Borrower hereby agrees that, to the extent GSCP serves in such capacity, each of GSCP and its officers, directors, employees, agents, sub-agents and affiliates shall constitute an “Indemnified Person.”

1.10 Indemnity.

(a) Each Credit Party agrees to jointly and severally indemnify and hold harmless each Agent, Lenders and their respective Affiliates, and each such Person’s respective officers, partners, directors, employees, attorneys, agents, sub-agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, hearings, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of this Agreement, the other Loan Documents and the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided that no such Credit Party shall be liable for (i) any indemnification to an Indemnified Person to the extent that any such suit, action, hearing, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence, bad faith or willful misconduct (as finally determined by a court of competent jurisdiction), (ii) any obligation to any Indemnified Person hereunder, other than Administrative Agent and Syndication Agent in their capacities as such, with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from, or are incurred in connection with, any claim, litigation, loss or proceeding that does not involve an act or omission of such Credit Party as determined in a final non-appealable order of a court of competent jurisdiction and such claim, litigation, loss or proceeding has been brought by any Indemnified Person against any other Indemnified Person, and (iii) in connection with any one action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons, including GSCP and GE Capital, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action or proceeding and, provided further that UK Borrower, Canadian Borrower and the Foreign Guarantors shall not be liable for any Indemnified Liabilities pursuant to this Section 1.10(a) attributable to U.S. Borrower or any Domestic Subsidiary. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PERSON PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

(b) To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) any Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) any Borrower shall refuse to accept any borrowing of, or shall request a termination of any borrowing, conversion into or continuation of LIBOR Loans after such Borrower has given notice requesting the same in accordance herewith; or (iv) any Borrower shall fail to make any prepayment of a LIBOR Loan after such Borrower has given a notice thereof in accordance herewith, then such Borrower shall indemnify and hold harmless each Lender, promptly upon its written detailed request, from and against all losses, costs and expenses resulting from or arising from any of the foregoing, which such Lender deems to be material but excluding any loss of anticipated profits. Such indemnification shall include any loss (including loss of margin but excluding any loss of anticipated profits) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided that (a) each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection and (b) amounts payable to a Lender under this subsection shall be calculated in accordance with such Lender’s customary procedures but in no event shall the amounts payable exceed (1) the aggregate amount of interest which would have otherwise been payable on the amount of the principal prepayment from the date of prepayment until the end of the relevant Interest Period, minus (2) the aggregate amount of interest such Lender would have earned if the prepaid principal amount were reinvested for the period from the date of prepayment until the end of the relevant Interest Period at the Treasury Rate. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide the applicable Borrower with its written calculation (such calculation to be made in good faith) of all amounts payable pursuant to this Section 1.10(b). and such calculation shall, absent manifest error, be binding on the parties hereto unless such Borrower shall object in writing within thirty (30) Business Days of receipt thereof, specifying the basis for such objection in detail.

(c) To induce Lenders to provide the EURIBOR Rate option on the terms provided herein, if (i) any EURIBOR Loans are repaid in whole or in part prior to the last day of any applicable EURIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) UK Borrower shall default in payment when due of the principal amount of or interest on any EURIBOR Loan; (iii) UK Borrower shall refuse to accept any borrowing of, or shall request a termination of any borrowing, conversion into or continuation of EURIBOR Loans after UK Borrower has given notice requesting the same in accordance herewith; or (iv) UK Borrower shall fail to make any prepayment of a EURIBOR Loan after UK Borrower has given a notice thereof in accordance herewith, then UK Borrower shall indemnify and hold harmless each Lender, promptly upon its written detailed request, from and against all losses, costs and expenses resulting from or arising from any of the foregoing, which such Lender deems to be material but excluding any loss of anticipated profits. Such indemnification shall include any loss (including loss of margin but excluding any loss of anticipated profits) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant EURIBOR Loan through the purchase of a deposit bearing interest at the EURIBOR Rate in an amount equal to the amount of that EURIBOR Loan and having a maturity comparable to the relevant EURIBOR Period; provided that (a) each Lender may fund each of its EURIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection and (b) amounts payable to a Lender under this subsection shall be calculated in accordance with such Lender’s customary procedures but in no event shall the amounts payable exceed (1) the aggregate amount of interest which would have otherwise been payable on the amount of the principal prepayment from the date of prepayment until the end of the relevant Interest Period, minus (2) the aggregate amount of interest such Lender would have earned if the prepaid principal amount were reinvested for the period from the date of prepayment until the end of the relevant Interest Period at the Treasury Rate. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide UK Borrower with its written calculation (such calculation to be made in good faith) of all amounts payable pursuant to this Section l.10(c). and such calculation shall, absent manifest error, be binding on the parties hereto unless UK Borrower shall object in writing within thirty (30) Business Days of receipt thereof, specifying the basis for such objection in detail.

(d) To induce Lenders to provide the BA Rate option on the terms provided herein, if (i) any BA Rate Loans are repaid in whole or in part prior to the last day of any applicable BA Rate Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) any Borrower shall default in payment when due of the principal amount of or interest on any BA Rate Loan; (iii) any Borrower shall refuse to accept any borrowing of, or shall request a termination of any borrowing, conversion into or continuation of BA Rate Loans after such Borrower has given notice requesting the same in accordance herewith; or (iv) any Borrower shall fail to make any prepayment of a BA Rate Loan after such Borrower has given a notice thereof in accordance herewith, then such Borrower shall indemnify and hold harmless each Lender, promptly upon its written detailed request, from and against all losses, costs and expenses resulting from or arising from any of the foregoing, which such Lender deems to be material but excluding any loss of anticipated profits. Such indemnification shall include any loss (including loss of margin but excluding any loss of anticipated profits) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant BA Rate Loan through the purchase of a deposit bearing interest at the BA Rate in an amount equal to the amount of that BA Rate Loan and having a maturity comparable to the relevant BA Rate Period; provided that (a) each Lender may fund each of its BA Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection and (b) amounts payable to a Lender under this subsection shall be calculated in accordance with such Lender’s customary procedures but in no event shall the amounts payable exceed (1) the aggregate amount of interest which would have otherwise been payable on the amount of the principal prepayment from the date of prepayment until the end of the relevant Interest Period, minus (2) the aggregate amount of interest such Lender would have earned if the prepaid principal amount were reinvested for the period from the date of prepayment until the end of the relevant Interest Period at the Treasury Rate. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide the applicable Borrower with its written calculation (such calculation to be made in good faith) of all amounts payable pursuant to this Section 1.10(d), and such calculation shall, absent manifest error, be binding on the parties hereto unless such Borrower shall object in writing within thirty (30) Business Days of receipt thereof, specifying the basis for such objection in detail.

1.11 Taxes.

(a) Any and all payments by or on account of any Credit Party under the Loan Documents shall be made in accordance with this Section 1.11, free and clear of and without deduction or withholding for any and all present or future Taxes. If by law any Taxes are required to be deducted or withheld from or in respect of any sum payable under the Loan Documents, (i) except to the extent that such Taxes are required to be deducted or withheld because a Canadian Revolving Lender is not a Canadian Lender, the sum payable shall be increased as much as shall be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 1.11) Administrative Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrowers shall make or cause to be made such deductions or withholdings, and (iii) Borrowers shall timely pay or cause to be paid the full amount deducted or withheld to the relevant taxing or other authority in accordance with applicable law; and for greater certainty, Canadian Borrower shall not be required to pay any additional amount to Administrative Agent or Canadian Revolving Lenders to compensate for any deduction or withholding to the extent that such deduction or withholding is required to be deducted or withheld because a Canadian Revolving Lender is not a Canadian Lender. Within thirty (30) days after the date of any payment of Taxes, Borrowers shall furnish or cause to be furnished to Administrative Agent the original or a certified copy of a receipt or other documentation reasonably acceptable to the Administrative Agent evidencing payment thereof.

(b) Each Credit Party shall jointly and severally indemnify and, within ten (10) days of demand therefor, pay Administrative Agent and each Lender for the full amount of Taxes arising in respect of payments made under the Loan Documents (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.11) paid by Administrative Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted, except to the extent that such Taxes are payable because a Canadian Revolving Lender is not a Canadian Lender, provided that (x) the UK Borrower, Canadian Borrower and the Foreign Guarantors shall not be liable for any Taxes attributable to the U.S. Borrower or any Domestic Subsidiary and (y) if the Lender or Administrative Agent, as applicable, fails to give notice to a Credit Party of the imposition of any Taxes within 180 days following its receipt of actual written notice of the imposition of such Taxes, there will be no obligation for any Credit Party to pay interest or penalties attributable to the period beginning after such 180th day and ending 7 days after any Credit Party receives notice from the Lender or Administrative Agent, as applicable. The Lender or Administrative Agent making the request shall deliver to the respective Credit Party from which indemnification is sought (i) a certificate in reasonable detail describing the amount and nature of such payment or liability and (ii) a receipt documenting such payment.

(c) (i) Each Lender shall deliver, to the extent it is legally able to do so, to Borrowers (with a copy to Administrative Agent), at the time of closing (or if later, on or prior to the date such Lender becomes a party hereto) and from time to time thereafter upon the request of any Borrower or Administrative Agent and upon the expiration of the previously delivered form of documentation, properly completed and executed documentation that is reasonably requested by Borrowers and is prescribed by applicable law as will permit payments under the Loan Documents to be made to such Lender without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by such Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law and reasonably requested by Borrower or Administrative Agent as will enable any Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing, each Lender organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) that is a Lender with respect to a U.S. Loan shall deliver, to the extent that it is legally able to do so, to U.S. Borrower and Administrative Agent at closing (or if later, on or prior to the date such Lender becomes a party hereto) and from time to time thereafter upon request of U.S. Borrower or Administrative Agent and upon expiration of the previously delivered form of documentation: (A) two duly completed copies of either (x) IRS Form W-8BEN claiming eligibility of the Non-U.S. Lender for a reduction in or a complete exemption from U.S. federal withholding tax under an income tax treaty to which the United States is a party, (y) IRS Form W-8ECI, or in either case an applicable successor form or (z) IRS W-8IMY, together with any required attachments; or (B) in the case of a Non-U.S. Lender that is not a “bank”, (x) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not (I) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (III) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, a “Portfolio Interest Exemption Certificate”) and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or applicable successor form. Each such Non-U.S. Lender shall notify the Borrower and the Administrative Agent upon any change in facts or circumstances that renders any such previously delivered form inaccurate. In addition, all other Lenders shall deliver to Administrative Agent, at the time of closing (or if later, on or prior to the date such Lender becomes a party hereto) and from time to time thereafter upon the request of Administrative Agent or upon the expiration of the previously delivered form, two duly completed copies of IRS Form W-9, W-8BEN, W-8ECI, or W-8IMY (with required attachments), as may be applicable, as will permit such payments to be made without any United States backup withholding tax. Notwithstanding anything to the contrary in this Agreement, Borrowers shall not be required to provide a gross-up pursuant to Section 1.11(a) or indemnity pursuant to Section 1.11(b) for U.S. federal withholding tax imposed on payments made by or on account of any Credit Party to a U.S. Loan to the extent such withholding tax is imposed as a result of such Lender’s failure or inability to deliver documentation establishing a complete exemption from U.S. withholding tax (other than where such failure or inability is caused by a Change in Law occurring after such party becomes a Lender hereunder), unless such withholding taxes are imposed as a result of such Lender becoming a Replacement Lender at the request of Borrowers per Section 1.12(d), or to the extent such Lender’s assignor or transferor was entitled to a gross-up and/or an indemnity with respect to such withholding taxes.

(iii) Each Canadian Revolving Lender shall deliver from time to time upon the request of the Canadian Borrower or the Administrative Agent, such documentation or certification as may reasonably be requested by Canadian Borrower or the Administrative Agent to determine whether, and to what extent, payments under the Canadian Revolving Loan to be made by Canadian Borrower are subject to any withholding or deduction.

(d) A Credit Party is not required to make an increased payment to a Lender under Section 1.11(a) above for a UK Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on any Loan made to the UK Borrower if on the date on which the payment falls due:

(i) the payment could have been made to the relevant Lender without a UK Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of a Change in Law;

(ii) the relevant Lender is a Qualifying Lender solely under sub-paragraph (i)(B) of the definition of Qualifying Lender and:

(A) UK HM Revenue and Customs has given (and not revoked) a direction (a “Direction”) under section 349C of the Taxes Act (as that provision has effect on the date on which the relevant Lender became a party to this Agreement) which relates to that payment and that Lender has received from the UK Borrower a certified copy of that Direction; and

(B) the payment could have been made to the Lender without any UK Tax Deduction in the absence of that Direction;

(iii) the relevant Lender is a Qualifying Lender solely under sub-paragraph (i)(B) of the definition of Qualifying Lender and it has not, other than by reason of a Change in Law, given a UK Tax Confirmation to the UK Borrower; or

(iv) the relevant Lender is a Treaty Lender and the Credit Party making the payment is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under Section 1.11(g).

(e) If a Credit Party is required to make a UK Tax Deduction, that Credit Party shall make that UK Tax Deduction and any payment required in connection with that UK Tax Deduction within the time allowed and in the minimum amount required by law.

(f) Within thirty days of making either a UK Tax Deduction or any payment required in connection with that UK Tax Deduction, the Credit Party making that UK Tax Deduction shall deliver to the Administrative Agent for the Lender entitled to the payment evidence reasonably satisfactory to that Lender that the UK Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g) A Treaty Lender and any Credit Party shall promptly notify the Administrative Agent in writing upon becoming aware that a Credit Party must make a UK Tax Deduction (or that there is a change in the rate or basis of the UK Tax Deduction).

(h) A Treaty Lender and each Credit Party which makes a payment to which that Treaty Lender is entitled shall co-operate in completing on a timely basis any procedural formalities (including making applicable tax treaty relief claims) necessary for that Credit Party to obtain authorization to make that payment without a UK Tax Deduction.

(i) Unless a contrary indication appears, for the purposes of this Section 1.11 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

(j) All amounts set out, or expressed to be payable under a Loan Document by any Credit Party to a Lender or Agent which (in whole or in part) constitute the consideration for UK VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to Section 1.11(m) below, if VAT is chargeable on any supply made by any Lender or Agent to any party under a Loan Document, that party shall pay to the Lender or Agent (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Lender or Agent shall promptly provide an appropriate VAT invoice to such party).

(k) If VAT is chargeable on any supply made by any Lender or Agent (the “Supplier”) to any other Lender or Agent (the “Recipient”) under a Loan Document, and any party (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Relevant Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(l) Where a Loan Document requires any party to reimburse a Lender or Agent for any costs or expenses, that party shall also at the same time pay and indemnify the Lender or Agent against all VAT incurred by the Lender or Agent in respect of the costs or expenses to the extent that the Lender or Agent reasonably determines that neither it nor any other member of the group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

(m) Amounts payable by any Credit Party under this Section 1.11 shall be without duplication of amounts otherwise payable under another Loan Document or another Section of this Agreement.

(n) Each Lender or Administrative Agent shall make commercially reasonable efforts to provide to Borrowers any readily available and previously prepared documentation, consistent with its preexisting internal policies applied on a nondiscriminatory basis and legal and regulatory restrictions, and at no cost to Lender or Administrative Agent, necessary to assist Borrowers in recovering the amounts paid pursuant to this Section 1.11 from the relevant taxation authority to the extent such amounts are reasonably recoverable.

(o) So long as no Default or Event of Default has occurred and is continuing, if Agent or any Lender determines in its sole discretion acting in good faith that it has received a refund in respect of any Taxes that have been paid or indemnified by any Credit Party and that such refund is allocable to such payment or indemnification, it shall notify Borrowers of such refund and shall, within (30) days of its receipt thereof, pay the amount of such refund to Borrowers net of all out-of-pocket expenses; provided, however, that each Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant taxing authority) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such taxing authority. Nothing in this Section shall require Agent or any Lender to make available to any Borrower or any other Person any tax returns or other information Agent or such Lender deems to be confidential or proprietary.

1.12 Capital Adequacy; Increased Costs; Illegality.

(a) If any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrowers shall from time to time upon written demand by such Lender (with a copy of such demand to Administrative Agent) pay to Administrative Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing in reasonable detail the basis of the computation thereof, prepared in good faith and submitted by such Lender to Borrowers and to Administrative Agent shall, absent manifest error, be presumptive evidence of the matters set forth therein.

(b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrowers shall from time to time, upon written demand by such Lender (with a copy of such demand to Administrative Agent), pay to Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, prepared in good faith and submitted to Borrowers and to Administrative Agent by such Lender, showing in reasonable detail the basis for such increased cost, shall, absent manifest error, be presumptive evidence of the matters set forth therein. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 1.12(b).

(c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan or EURIBOR Loan, as the case may be, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan or EURIBOR Loan, as the case may be, at another branch or office of that Lender without, in that Lender’s reasonable opinion, materially adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrowers through Administrative Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans or EURIBOR Loan, as the case may be, shall terminate and (ii) Borrowers shall forthwith prepay in full all outstanding LIBOR Loans or EURIBOR Loan, as the case may be, owing to such Lender, together with interest accrued thereon, unless, with respect to any LIBOR Loans, each Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans.

(d) If any Lender (an “Affected Lender”) (i) fails to consent to an election, consent, amendment, waiver or other modification to this Agreement or other Loan Document (a “Non-Consenting Lender”) and such election, consent, amendment, waiver or other modification is otherwise consented to by Lenders holding more than 50% of the aggregate amount of all Commitments and Loans, (ii) makes a demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 1.10(b), (c), or (d), 1.11, 1.12, 1.13 or 1.14 or clause (g) of each of, Annexes B, C or D or gives notice pursuant to Section 1.12(c) requiring a conversion of such Affected Lender’s LIBOR Loans to Index Rate Loans or any change in the basis upon which interest is to accrue in respect of such Affected Lender’s LIBOR Loans or suspending such Lender’s obligation to make Loans as, or to convert Loans into, LIBOR Loans, or (iii) becomes a Defaulting Lender, Borrowers may, within ninety (90) days of receipt by any Borrower of such demand or notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation) or within ninety (90) days of such Lender becoming a Non-Consenting Lender or a Defaulting Lender, as the case may be, give notice (a “Replacement Notice”) in writing to Administrative Agent and such Affected Lender of its intention to cause such Affected Lender to sell all or any portion of its Loans, Commitments and/or Notes to another financial institution or other Person (a “Replacement Lender”) designated in such Replacement Notice. If Administrative Agent shall, in the exercise of its reasonable discretion and within thirty (30) days of its receipt of such Replacement Notice, notify Borrowers and such Affected Lender in writing that the Replacement Lender is reasonably satisfactory to Administrative Agent (such consent not being required where the Replacement Lender is already a Lender), then such Affected Lender shall sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to Administrative Agent; provided, that Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive in accordance with this Agreement through the date of such sale and assignment. Furthermore, if Borrowers gives a notice of intention to replace and does not so replace such Affected Lender within ninety (90) days thereafter, Borrowers’ rights under this Section 1.12(d) shall terminate with respect to such Affected Lender. Each Lender hereby grants to Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, at the Administrative Agent’s discretion, on behalf of such Lender as assignor, any assignment agreement necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section.

(e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 1.12 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 1.12 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrowers of the event giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the event giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

1.13 Currency Conversion. In connection with any amounts received in one currency for application to Obligations denominated and payable in another currency, each respective Borrower at its expense shall cause the depositary bank immediately to convert such receipt into such other currency for application to such Obligation. Such receipt shall be deemed not to occur (except for the purposes of the immediately preceding sentence) until such conversion occurs. In connection with any net proceeds received by a Credit Party in one currency required to be applied to Obligations denominated and payable in another currency, Borrowers at their expense shall cause the depositary bank to convert such receipt into such other currency prior to the required time of application to such Obligation.

1.14 Judgment Currency; Contractual Currency.

(a) If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 1.14 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 1.14 being hereinafter in this Section 1.14 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 1.14(a). there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, each respective Borrower shall pay such additional or reduced amount, as the case may be, as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from a Credit Party under this Section 1.14(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) The term “rate of exchange” in this Section 1.14 means the rate of exchange at which Administrative Agent would, on the relevant date at or about 12:00 noon (New York time), in the case of Administrative Agent, be prepared to sell the Obligation Currency against the Judgment Currency. Any amount received or recovered by Administrative Agent in respect of any sum expressed to be due to it (whether for itself or as trustee for any other person) from any Credit Party under this Agreement or under any of the other Loan Documents in a currency other than the currency (the “contractual currency”) in which such sum is so expressed to be due (whether as a result of, or from the enforcement of, any judgment or order of a court or tribunal of any jurisdiction, the winding-up of a Credit Party or otherwise) shall only constitute a discharge of such Credit Party to the extent of the amount of the contractual currency that Administrative Agent is able, in accordance with its usual practice, to purchase with the amount of the currency so received or recovered on the date of receipt or recovery (or, if later, the first date on which such purchase is practicable). If the amount of the contractual currency so purchased is less than the amount of the contractual currency so expressed to be due, Borrowers shall indemnify Administrative Agent against any loss sustained by it as a result, including the cost of making any such purchase.

1.15 Single Loan. All Loans to a Borrower and all of the other Obligations of a Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of such Borrower secured, until the Termination Date, by the Collateral granted to secure the Obligations of such Borrower.

1.16 Mitigation. Each Borrower may request that any Lender that makes any demand for payment under Section 1.11 use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to deliver documentation and/or designate a different lending office if the making of such a designation would reduce or obviate the need for any Borrower to make payments under Section 1.11.

2.	CONDITIONS PRECEDENT

2.1 Conditions to the Initial Loans. No Lender shall be obligated to make any Loan or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been (i) satisfied, (ii) provided for in a manner reasonably satisfactory to Administrative Agent, or (iii) waived in writing by Administrative Agent and Requisite Lenders:

(a) Credit Agreement; Loan Documents. Administrative Agent shall have received copies of the Agreement and the Collateral Documents (other than the Collateral Documents required to be delivered after the Closing Date as set forth in Disclosure Schedule 5.11) originally executed and delivered by each applicable Credit Party.

(b) Company Material Adverse Effect. Since December 31, 2005, there shall not have been a Company Material Adverse Effect (as defined in the Acquisition Agreement).

(c) Payment of Fees. Each Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.6 (including the Fees specified in the Fee Letter), and shall have reimbursed Agents for all reasonable fees, costs and out of pocket expenses (including reasonable legal fees and expenses, and recording taxes and fees) of closing presented at least two Business Days prior to the Closing Date.

(d) Closing Date Representations and Warranties. Holdings shall have delivered the Specified Representations Certificate.

(e) Litigation. There shall not exist any action, suit, investigation, litigation or proceeding in any court or before any arbitrator or governmental authority that enjoins the Related Transactions, the financing thereof or any of the other transactions contemplated hereby.

(f) Concurrent Transactions. The Acquisition shall have been consummated pursuant to the Acquisition Agreement and all conditions precedent to the consummation of the Acquisition shall have been satisfied or, in the case of a waiver of any condition precedent to the Acquisition Agreement which is adverse to the Lenders, with the prior approval of Administrative Agent and GE Capital (such consent not to be unreasonably withheld) and with respect to any representation made in the Acquisition Agreement made on the Closing Date by the Seller (as defined in the Acquisition Agreement), only to the extent any failure to make such representation shall give Holdings the right to terminate its obligations under the Acquisition Agreement. There shall not exist (pro forma for the Related Transactions and the financing thereof) any Default or Event of Default. Holdings shall have issued notices of redemption with respect to the PIK Preferred Equity pursuant to the terms of section 4 of Holdings’ Certificate of Designations, Preferences and Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof, dated March 1, 2005 (as modified by the Certificate of Correction, dated March 2, 2005) with respect to the PIK Preferred Equity.

(g) Notes. The Administrative Agent shall have received duly executed originals of the Revolving Notes, all Swing Line Notes and Term Notes for each applicable Lender that has notified the applicable Borrower in writing of its request for a Note at least two Business Days prior to the Closing Date, dated the Closing Date.

(h) Security Agreement; Payoff Letter; Termination Statements. The Administrative Agent shall have received duly executed copies of the Security Agreement, dated the Closing Date together with (i) financing statements under the Code and other applicable documents under the laws of each jurisdiction of each Credit Party executing the Loan Documents on the Closing Date with respect to the perfection of Liens as are necessary to perfect its security interests in the Collateral in which a security interest is required to be perfected pursuant to the Loan Documents, (ii) copies of search reports listing all effective financing statements or other applicable documents that name any Credit Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those relating to the Prior Lender Obligations (all of which shall be terminated on the Closing Date except for customary surviving contingent obligations) and Permitted Encumbrances, (iii) duly executed payoff letters by and between the administrative agent under the Prior Lender loan documents evidencing repayment in full of all Prior Lender Obligations, together with UCC-3 or other appropriate termination statements authorized for filing by such administrative agent releasing all liens of Prior Lenders upon any of the personal property of each Credit Party.

(i) Intellectual Property Security Agreements. The Administrative Agent shall have received duly executed originals of Trademark Security Agreements, Copyright Security Agreements and Patent Security Agreements, each dated the Closing Date and signed by each Credit Party which owns Trademarks, Copyrights and/or Patents, as applicable, together with all instruments, documents and agreements executed pursuant thereto.

(j) Pledge Agreement. Other than as required to be delivered after the Closing Date as set forth in Disclosure Schedule 5.11, the Administrative Agent shall have received duly executed originals of each of the Pledge Agreement (which shall not include the Equity Interests of Grupo Sitel de Mexico SA de CV, ClientLogic Philippines, CL13L (India), Sitel de Columbia S.A., Sitmex USA, LLC or Sitel Panama, SA) accompanied by (as applicable) (a) share certificates representing all of the outstanding Equity Interests being pledged pursuant to such Pledge Agreement and stock powers for such share certificates executed in blank and (b) any original Intercompany Notes and other instruments evidencing Indebtedness being pledged pursuant to such Pledge Agreement, duly endorsed in blank.

(k) Guaranties. The Administrative Agent shall have received Guaranties executed by each applicable Guarantor (other than the Guaranties required to be delivered after the Closing Date as set forth in Disclosure Schedule 5.11) in favor of Collateral Agent, for the benefit of Secured Parties.

(1) Initial Notice of Advance. A duly executed copy of a Notice of Advance, dated the Closing Date.

(m) Incumbency Certificates; Charters, Bylaws, Resolutions, etc. Other than as required to be delivered after the Closing Date as set forth in Disclosure Schedule 5.11, for each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary (or such Person as required or customary under such Credit Party’s jurisdiction of incorporation or organization) as being true, accurate, correct and complete, together with (a) each Credit Party’s charter, partnership or operating agreement, memorandum or articles of association (or equivalent) and all amendments thereto, (b) good standing certificates (or the local equivalent, if any) in such Credit Party’s jurisdiction of organization, dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority, (c) such Person’s bylaws, (or equivalent document under the laws of such Person’s jurisdiction of incorporation or organization) together with all amendments thereto and (d) resolutions of such Person’s Board of Directors and stockholders, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary (or such Person as required or customary under such Credit Party’s jurisdiction of incorporation or organization) as being in full force and effect without any modification or amendment.

(n) Opinions of Counsel. The Administrative Agent shall have received duly executed originals of opinions of Mayer, Brown, Rowe & Maw LLP, counsel for the Credit Parties, and others each in form and substance reasonably satisfactory to Administrative Agent, dated the Closing Date, addressed to the Agents and capable of being relied upon by the Lenders (and each Credit Party hereby instructs such counsel to deliver such opinions to Administrative Agent).

(o) PATRIOT Act. The Administrative Agent shall have received prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act.

(p) Financials; Financial Condition. The Administrative Agent shall have received (x) with respect to Holdings unaudited financial statements for each fiscal quarter ending more than 45 days prior to the Closing Date since the end of the 2005 fiscal year of Holdings and (y) with respect to the Acquired Business unaudited financial statements for each fiscal quarter period ending prior to September 30, 2006 and to the extent provided by the Acquired Business, for each quarterly period thereafter (including pro forma financial statements which shall be a combined financial statement of the consolidated financial statement of Holdings and its subsidiaries and the Acquired Business and its subsidiaries), all such financial statements shall be prepared in accordance with customary accounting practices.

(q) Solvency Certificate. The Administrative Agent shall have received a certificate from the chief financial officer of Holdings in form and substance satisfactory to the Administrative Agent, supporting the conclusions that after giving effect to the Related Transactions and the related transactions contemplated thereby, Holdings and its Subsidiaries (taken as a whole), are Solvent and that the Canadian Borrower is Solvent.

2.2 Further Conditions to Each Loan Made After the Closing Date. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance or incur any Letter of Credit Obligation in each case, after the Closing Date and excluding the initial funding of the Loans hereunder, if, as of the date thereof:

(a) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement, and the Requisite Lenders have determined not to make such Advance or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect in any material respect;

(b) (i) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and (ii) Requisite Lenders shall have determined not to make any Advance, or incur any Letter of Credit Obligation as a result of that Default or Event of Default.

The request and acceptance by a Borrower of the proceeds of any Advance or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by such Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by such Borrower of the granting and continuance of Collateral Agent’s Liens, on behalf of itself and Secured Parties, pursuant to the Collateral Documents.

3.	REPRESENTATIONS AND WARRANTIES

On the date of each Advance occurring after the Closing Date, to induce Lenders to make the Loans and to incur Letter of Credit Obligations, each Credit Party executing this Agreement makes the following representations and warranties on behalf of itself and each of its

Subsidiaries, as specified below to Administrative Agent and each Lender, each and all of which shall survive the execution and delivery of this Agreement. For the avoidance of doubt, none of the representations and warranties set forth in any Loan Document are being made by any Credit Party on the Closing Date other than the representations and warranties set forth in the Specified Representations Certificate.

3.1 Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing or incorporated and in good standing (in any case where such expression has legal significance) under the laws of its respective jurisdiction of incorporation or organization; (b) is duly qualified to conduct business and is in good standing (in any case where such expression has legal significance) in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority to own, pledge, charge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted or proposed to be conducted except where the failure to have such power would not reasonably be expected to have a Material Adverse Effect; (d) subject to specific representations regarding Environmental Laws, has all licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, other than those licenses, permits, consents and approvals the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect; (e) is in compliance with its charter and bylaws or partnership or operating agreement or memorandum and articles of association (or equivalent), as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law and regulation, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.2 Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s power; (b) have been duly authorized by all necessary action; (c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreement, memorandum or articles of association (or equivalent) as applicable; (d) do not violate any applicable law or regulation, or any order or decree of any court or Governmental Authority except where such violation would not reasonably be expected to have a Material Adverse Effect; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound except where such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect; (f) do not result in the creation or imposition of any Lien upon any material property of such Person other than those in favor of Collateral Agent, on behalf of itself and Secured Parties, pursuant to the Loan Documents other than Liens permitted hereunder; and (g) do not require the consent or approval of any Governmental Authority, other than those which have been (or will be within any applicable statutory time limits) duly obtained, made or complied with prior to the Closing Date. Each of the Loan Documents has been duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document constitutes a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws of general applicability affecting the enforcement of creditors’ rights; and (b) the application of general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3 Material Adverse Effect. Since December 31, 2006 no event has occurred, that alone or together with other events, would reasonably be expected to have a Material Adverse Effect.

3.4 Ownership of Property; Liens. Each Group Member owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, which is material to its business, except for minor defects in title that do not interfere with such Group Member’s ability to conduct its business as currently conducted or to utilize such properties for their intended purposes except, in the case of leasehold interests only, where the failure to have such interests would not reasonably be expected to have a Material Adverse Effect. Each Group Member also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets and valid licensed rights, in the case of licensed interests in intellectual property, except where the failure to have such title or interests would not reasonably be expected to have a Material Adverse Effect. The Liens granted to Collateral Agent, on behalf of itself and Secured Parties, pursuant to the Collateral Documents in the Collateral purported to be covered thereby in which a security interest is required to be perfected pursuant to the Loan Documents with a fair market value in excess of $10,000,000 in the aggregate will at all times be fully perfected first priority Liens in and to such Collateral described therein, except as otherwise provided herein or therein and subject, as to priority, to Permitted Encumbrances (other than, in each case, pursuant to (i) a failure of Administrative Agent, Collateral Agent, any other agent appointed by Administrative Agent, Collateral Agent or the Lenders to take any action of which it is aware or is otherwise requested to be taken by a Credit Party, provided that, in each case, such action is within the sole control of Administrative Agent, Collateral Agent or any other agent appointed by Administrative Agent, Collateral Agent or the Lenders or (ii) the failure of Collateral Agent to maintain possession of Collateral where such possession is required to maintain a fully perfected first priority Lien in such Collateral or to file Code financing statements, continuation statements or any other filings required to maintain such perfection or priority.

3.5 Government Regulation. No Group Member is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940. No Group Member is subject to regulation the Federal Power Act or any other federal, state or foreign statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder.

3.6 Margin Regulations. No Group Member is engaged principally or as one of its important activities, in the business of extending credit for the purpose of “buying” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect. No proceeds of any Advances will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, Federal Reserve Board Regulation U or Regulation X.

3.7 Taxes. All Federal and other material tax returns, including information returns, required by any Governmental Authority to be filed by any Credit Party have been timely filed with the appropriate Governmental Authority, and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, excluding Charges or other amounts being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of Holdings or its Subsidiaries or unless the failure to so file or pay would not reasonably be expected to have a Material Adverse Effect.

3.8 Employee Benefit Plans.

(a) Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and, nothing has occurred that could reasonably be expected to cause the loss of such qualification or tax-exempt status. Each Plan, and to the knowledge of each Credit Party and its ERISA Affiliates as to each Multiemployer Plan, is in compliance in all material respects with the applicable provisions of ERISA and the IRC. Neither any Credit Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Pension Plan.

(b) The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by any Credit Party or ERISA Affiliate (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan) did not exceed the aggregate current value of the assets of such Pension Plan by more than $5,000,000. No ERISA Event has occurred or is reasonably expected to occur that might reasonably be expected to result in liability of any Credit Party or any of their ERISA Affiliates in excess of $5,000,000. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Credit Parties and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is not greater than $5,000,000. The Credit Parties and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

(c) Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, all Foreign Plans are operated in compliance with all applicable laws, each Group Member which contributes to a Foreign Plan has paid all required contributions to such Foreign Plan as they fall due, and no action or omission has been or is expected to be taken by any Group Member nor has any event occurred in relation to a Foreign Plan which has or is reasonably likely to result in liability to any Group Member to any Governmental Authority. There have been no improper withdrawals or applications of the assets of any Foreign Plan. There are no outstanding disputes concerning the assets of liabilities of any Foreign Plan. There is no Foreign Plan in respect of which an event has occurred that could require immediate or accelerated funding in respect of unfunded liabilities or other deficit amounts. At the request of Administrative Agent, Borrowers shall deliver to Administrative Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirement (as applicable either to the trustees of any relevant Foreign Plans or to the Borrowers), actuarial reports in relation to all Foreign Plans. Borrowers shall promptly notify Administrative Agent of any material change in the rate of contributions to any Foreign Plans either paid or recommended to be paid (whether by the scheme actuary, the trustees or otherwise) or required (by law or otherwise).

3.9 No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Group Member, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Group Member’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Group Member and that, if so determined, would reasonably be expected to have a Material Adverse Effect.

3.10 Full Disclosure. All information contained in this Agreement, any of the other Loan Documents, any Projections or Financial Statements or other written reports or statements from time to time prepared by or on behalf of any Group Member and delivered in connection with the transactions contemplated hereby, when taken as a whole, and to the knowledge of the relevant Credit Party does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made; provided, however, that Projections from time to time delivered hereunder are and need only be based upon the estimates and assumptions stated therein, all of which Holdings believed at the time of delivery to be reasonable at the time made, and such Projections are not a guaranty of future performance and actual results may differ from those set forth in such Projections.

3.11 Environmental Matters.

(a) Except as set forth in Disclosure Schedule (3.11), as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not result in Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect; (ii) no Group Member has caused or suffered to occur any material Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate except where such a Release could not result in Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect; (iii) the Group Members are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to have a Material Adverse Effect; (iv) the Group Members have obtained, and are in compliance with, all

Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect; (v) no Group Member is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Group Member which could reasonably be expected to have a Material Adverse Effect; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that has a reasonable risk of being determined adversely to any Group Member and that, if so determined, could reasonably be expected to have a Material Adverse Effect; (vii) no notice has been received by any Group Member identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Group Member being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (viii) the Group Members have provided to Administrative Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Group Member.

(b) Each Credit Party hereby acknowledges and agrees that each Agent (i) is not now, and has not ever been, in control of any of the Real Estate or any Group Member’s affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Group Member’s conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

3.12 Solvency. Holdings and its Subsidiaries (taken as a whole), both before and after giving effect to any Advance or issuance of a Letter of Credit, are Solvent.

3.13 PATRIOT Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), (iii) Proceeds of Crime (money laundering) and Terrorist Financing Act (Canada), (iv) Part II. 1 of the Criminal Code (Canada), (v) United Nations Suppression of Terrorism Regulations (Canada) and (vi) United Nations Al-Qaida and Taliban Regulations (Canada). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

3.14 Financial Administration Act (Canada). No Credit Party’s accounts are subject to any of the requirements or proceedings applicable to assignments of accounts under the Financial Administration Act (Canada) or any other similar law of Canada or of a province thereof.

3.15 No Financial Assistance. The proceeds of the Loans have not been and will not be used to finance or refinance the acquisition of or subscription for shares in any Belgian Guarantor (save for share buy-backs carried out in accordance with Belgian company law).

4.	FINANCIAL STATEMENTS AND INFORMATION

4.1 Financial Statements and Information.

(a) Holdings agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Administrative Agent or to Administrative Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

(b) Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 4.1, Holdings shall indicate in writing whether such document or notice contains Nonpublic Information. Holdings and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Holdings, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 4.1 or otherwise are being distributed through any E-System, any document or notice that Holdings has indicated contains Nonpublic Information shall not be posted on that portion of the E-System designated for such public-side Lenders. If Holdings has not indicated whether a document or notice delivered pursuant to this Section 4.1 contains Nonpublic Information, Administrative Agent shall treat such document or notice as if it were indicated by the Holdings to contain Nonpublic Information and (i) such failure to indicate whether a document or notice contains Nonpublic Information shall not constitute a Default or Event of Default and (ii) Administrative Agent shall post such document or notice solely on that portion of the E-System designated for Lenders who wish to receive material nonpublic information with respect to Holdings, its Subsidiaries and their securities.

5.	AFFIRMATIVE COVENANTS

Each Credit Party executing this Agreement agrees as to itself and each of its Subsidiaries as specified below that from and after the date hereof and until the Termination Date:

5.1 Maintenance of Existence and Conduct of Business. Each Credit Party shall, and cause its Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate, company or partnership existence (as the case may be) and its material rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its material assets and properties used or useful in the conduct of its material business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear); except, in such case as otherwise permitted by the terms of this Agreement.

5.2 Payment of Charges. Each Credit Party shall, and shall cause its Subsidiaries to, pay and discharge or cause to be paid and discharged promptly when due all Charges payable by it, including all Taxes imposed upon Holdings or its Subsidiaries or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of Holdings or its Subsidiaries, as applicable except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.3 Books and Records. Each of the Credit Parties will, and will cause each of their respective Subsidiaries to keep books and records in accordance with GAAP which accurately reflect in all material respects all of its business affairs and transactions and permit each Secured Party or any of their respective representatives, at reasonable times and intervals upon reasonable notice to the applicable Credit Party, and except after the occurrence and during the continuance of an Event of Default not more frequently than once per Fiscal Year (which will be in one visit for all Secured Parties coordinated through Administrative Agent), to visit Holdings’ offices, to discuss Holdings financial matters with its officers and employees, and its independent public accountants (and each of the Group Members hereby authorize such independent public accountant to discuss such Group Member’s financial matters with each Secured Party or their representatives so long as a representative of such Group Member is present) and to examine (and photocopy extracts from) any of its books and records. Borrowers shall pay any fees of such independent public accountant incurred in connection with any Secured Party’s exercise of its rights pursuant to this Section; provided that so long as no Event of Default shall have occurred and be continuing, any such visit and inspection in excess of one per Fiscal Year shall be at the expense of such Secured Party.

5.4 Insurance. Borrowers will, and will cause each of their respective Subsidiaries to maintain:

(a) insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) maintained as of the Closing Date or otherwise customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as each of the Credit Parties and their respective Subsidiaries; and

(b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.

Without limiting the foregoing, all insurance policies required pursuant to this Section shall name Collateral Agent on behalf of the Secured Parties as mortgagee (in the case of property insurance), loss payee or additional insured (in the case of liability insurance), as applicable, except in the case of leased premises and equipment to the extent the lessor is the loss payee or additional insured and provide that no cancellation of the policies will be made without 10 days’ prior written notice to Administrative Agent.

5.5 Compliance with Laws. Each Credit Party shall, and shall cause its Subsidiaries to comply with all federal, state, local and foreign laws and regulations applicable to it, including ERISA, labor laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.6 Supplemental Disclosure. From time to time as may be reasonably requested by Administrative Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of an Event of Default) or at Credit Parties’ election, the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Administrative Agent and Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

5.7 Environmental Matters. Holdings will, and will cause each of its Subsidiaries to:

(i) use and operate all of its and their facilities and properties in compliance with all Environmental Laws, keep all permits, approvals, certificates, licenses and other authorizations required under Environmental Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, in each case except where failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(ii) promptly notify Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties in respect of, or as to compliance with, Environmental Laws, the subject matter of which could reasonably be expected to have a Material Adverse Effect; and

(iii) promptly resolve any non-compliance with Environmental Laws (except as would not reasonably be expected to have a Material Adverse Effect).

5.8 Real Estate. If any Credit Party acquires a fee ownership interest in Real Estate with a fair market value (as determined by Borrower in good faith) in excess of $2,000,000 after the Closing Date, it shall within sixty (60) days (or such longer period as the Collateral Agent shall reasonably agree) of such acquisition provide to Collateral Agent a mortgage or deed of trust granting Collateral Agent a first priority (subject to Permitted Encumbrances) Lien on such Real Estate, together with, to the extent reasonably requested by Collateral Agent, mortgage title insurance policy, ASTM Standard Phase I environmental reports, real property survey, legal opinion(s), and, if reasonably requested by Collateral Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Collateral Agent, in each case, in form and substance reasonably satisfactory to Collateral Agent.

5.9 Further Assurances and Collateral. Each Credit Party executing this Agreement agrees that it shall and shall cause each of its Subsidiaries to, at such Credit Party’s expense and upon the reasonable request of Agents, duly execute and deliver, or cause to be duly executed and delivered, to Agents such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agents to carry out more effectively the provisions and purposes of this Agreement and each Loan Document. Each Credit Party shall take all such actions to ensure that the Liens granted by it to Collateral Agent, on behalf of itself and Secured Parties, pursuant to the Collateral Documents in the Collateral purported to be covered thereby in which a security interest is required to be perfected pursuant to the Loan Documents, will at all times be fully perfected first priority Liens in and to such Collateral described therein, except as otherwise provided herein (including under 5.10) or therein and subject, as to priority, to Permitted Encumbrances.

5.10 Future Credit Parties.

(a) In the event that, subsequent to the Closing Date, (1) any Person becomes a Domestic Subsidiary and such Domestic Subsidiary is a Material Subsidiary or (2) any Domestic Subsidiary (other than Sitel Mexico Holdings LLC or any of its Subsidiaries) that was an Immaterial Subsidiary becomes a Material Subsidiary, such Person shall, within 10 days thereof (or such longer time as reasonably consented to by Collateral Agent) become a Credit Party, and concurrently with such Person’s becoming a Credit Party, the Credit Party that owns the Equity Interests of such Person (i) shall pledge 100% such Equity Interests and all Intercompany Notes issued by such Person to Collateral Agent pursuant to the Pledge Agreement or such other pledge agreement in form and substance reasonably satisfactory to Collateral Agent, (ii) shall cause such Person to provide all relevant documentation with respect thereto and to take such other actions as such Person would have been required to provide and take pursuant to Section 2.1(a) if such Person had been a Credit Party on the Closing Date; (iii) shall cause such Person (A) to become a party to the Guaranty and the Security Agreement, provided that no such pledge will be required in excess of 65% of the directly held voting Equity Interests of any Foreign Subsidiary of such Person, and (B) to provide all relevant documentation with respect thereto and to take such other actions as such Person would have been required to provide and take pursuant to Section 2.1(a) if such Person had been a Credit Party on the Closing Date and (iv) if such Person owns any Real Estate, to comply with Section 5.8 with respect to such Real Estate. All actions to be taken pursuant to this Section 5.10(a) shall be at the expense of U.S. Borrower or the applicable Credit Party, and shall be taken to the reasonable satisfaction of Collateral Agent.

(b) In the event that, subsequent to the Closing Date, (1) any Person becomes a Foreign Subsidiary and such Foreign Subsidiary is a Material Subsidiary or (2) any Foreign Subsidiary that was an Immaterial Subsidiary becomes a Material Subsidiary, such Person shall within 20 days thereof (or such longer time as reasonably consented to by Collateral Agent) become a Foreign Guarantor (provided, such Foreign Subsidiary shall not guarantee the

Obligations of the U.S. Borrower or any Domestic Subsidiary) and concurrently with such Person’s becoming a Foreign Guarantor, Holdings or the Subsidiary of Holdings that owns the Equity Interests of such Person (i) shall pledge 100% such Equity Interests and all Intercompany Notes issued by such Person to Collateral Agent pursuant to the applicable Collateral Document in form and substance reasonably satisfactory to Collateral Agent provided that any such pledge shall not be a pledge supporting the U.S. Borrower’s Obligations or any Domestic Subsidiary’s guaranty of the U.S. Borrower’s Obligations, (ii) shall cause such Person (A) to become a party to the Guaranty, and the applicable Collateral Document in form and substance reasonably satisfactory to Collateral Agent provided that any such guaranty and/or pledge shall not relate to the U.S. Borrower’s Obligations or any Domestic Subsidiary’s guaranty of the U.S. Borrower’s Obligations, and (B) to provide all relevant documentation with respect thereto and to take such other actions as Collateral Agent may reasonably request. All actions to be taken pursuant to this Section 5.10(b) shall be at the expense of Borrowers or the applicable Foreign Guarantor, and shall be taken to the reasonable satisfaction of Collateral Agent. To the extent such Foreign Subsidiary is owned directly by Holdings or a Domestic Subsidiary, then Holdings or such Domestic Subsidiary shall pledge 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of such Foreign Subsidiary in respect of the Obligations of the U.S. Borrower and 100% of the Equity Interests in respect of the Obligations of the Canadian Borrower and the UK Borrower, in each case pursuant to a new Security Agreement or a joinder to the Security Agreement or other pledge agreement, as requested by and in form and substance reasonably satisfactory to Collateral Agent.

(c) Notwithstanding the foregoing or anything in Section 5.8, neither Holdings nor any Subsidiary shall be required to (i) create or perfect a Lien in any property excluded from the Liens granted under any Collateral Document, (ii) create or perfect any security interest in any owned real property with a fair market value (as determined by Borrower in good faith) less than $2,000,000, (iii) create or perfect a security interest in the Equity Interests of any non-wholly-owned Subsidiary to the extent the organic documents of such Subsidiary prohibit or require consent of a third party that has not been obtained after commercially reasonable efforts have been used to obtain such consent in connection with the creation or perfection of a Lien in such Security Interests, or the creation or perfection of a Lien in such Equity Interests would cause any third party to have the right to purchase such Equity Interests or (iv) execute and deliver any Collateral Document with respect to any Subsidiary (A) which is an Immaterial Subsidiary (except as otherwise required in Section 5.16) or (B) if Holdings and Collateral Agent reasonably determine that it is commercially impractical or legally impermissible to deliver any Collateral Document with respect to such Subsidiary. In furtherance of the foregoing provisions of this Section 5.10, to the extent the granting of any Lien pursuant to this Section 5.10 or under any Collateral Document would result in material increased tax liabilities, stamp duties or similar fees, costs or expenses to any Credit Party, in light of the value of the Collateral on which such Lien is granted, the Collateral Agent shall cooperate with the Credit Parties in good faith to eliminate where inordinate or otherwise minimize the amount of such increased tax liabilities, stamp duties or similar fees, costs or expenses, including by limiting the stated maximum amount of obligations, if any, referenced in such Collateral Document to be secured by such Liens to the value of the Collateral being secured by such Liens.

5.11 Post-Closing Requirements. Each Credit Party executing this Agreement agrees that it shall and shall cause each of its applicable Subsidiaries to comply with the post-closing requirements set forth in Disclosure Schedule 5.11.

5.12 Interest Rate Protection. No later than ninety (90) days following the Closing Date and at all times thereafter until the third anniversary of the Closing Date, Borrowers shall obtain and cause to be maintained protection against fluctuations in interest rates pursuant to one or more Interest Rate Protection Agreements, in order to ensure that no less than 50% of the aggregate principal amount of the Term Loans then outstanding is either (i) subject to such Interest Rate Protection Agreements or (ii) Indebtedness that bears interest at a fixed rate.

5.13 Maintenance of Ratings. At all times, Holdings shall use commercially reasonable efforts to maintain a corporate family rating issued by Moody’s and a corporate rating by S&P with respect to its senior secured debt.

5.14 Lender Meetings. Holdings and U.S. Borrower will, upon the reasonable request of Administrative Agent, participate in a telephonic meeting of Administrative Agent and Lenders once during each Fiscal Year.

5.15 Financial assistance. Each relevant Credit Party shall (and shall ensure that each of its Subsidiaries will) comply in all respects with Ley de Sociedades de Responsabilidad Limitada) (as amended or otherwise re-enacted from time to time), Sections 151 to 158 of the Companies Act 1985 (UK), Article 81 of the Spanish General Corporations Law (Ley de Sociedades Anonimas) (as amended or otherwise re-enacted from time to time) and Article 40.5 of the Spanish Private Limited Liability Companies Act (Ley de Sociedades de Responsabilidad Limitada) and Section 60 of the Companies Act, 1963 (Ireland) (as amended or otherwise re-enacted from time to time), as applicable, and any equivalent legislation in other jurisdictions including in relation to the execution of the Collateral Documents and payment of amounts due under this Agreement if the execution of the Collateral Documents or payment of such amounts would contravene Section 151 the Companies Act 1985 (UK), Section 60 of the Companies Act, 1963 (Ireland) of such Act, Article 2:98c and 2:207c of the Dutch Civil Code or any equivalent legislation.

5.16 Credit Parties. If (i) the aggregate Adjusted EBITDA of all Immaterial Subsidiaries that are not Guarantors, for any period of four consecutive Fiscal Quarters ending December 31, exceeds 15 % of the consolidated Adjusted EBITDA of the Group Members for such period (in each case as set forth in the Compliance Certificates relating to such period) or (ii) the value of the assets of all Immaterial Subsidiaries that are not Guarantors exceeds 15% of the value of the consolidated assets of the Group Members as at the end of such period (in each case as set forth in the Financial Statements with respect to such period or, if not presented in such Financial Statements, as reasonably determined by Holdings in good faith), then Holdings shall use commercially reasonable efforts to cause one or more Immaterial Subsidiaries to become a Guarantor and provide security in compliance with the provisions of Section 5.10, subject to the terms of Section 5.10(c) (except Section 5.10(c)(iv)(A)).

5.17 Deposit Accounts. In the event that any Credit Party maintains a deposit account with an account balance in excess of $5,000,000 for a period of 30 consecutive days or more, such Credit Party shall, at its expense, promptly use commercially reasonable efforts to negotiate, execute and deliver a deposit account control agreement (or local equivalent thereof) in form and substance reasonably satisfactory to Collateral Agent (it being agreed that Collateral Agent control of such account shall be possible only upon the occurrence of an event described in Sections 8.1(a), 8.1(g) or 8.1(h)), to create in favor of Collateral Agent, for the benefit of the Secured Parties, a valid fully perfected first priority Lien in such account, subject, as to priority, only to Permitted Encumbrances; provided that (x) no Credit Party shall be required to continue such efforts to negotiate, execute and deliver such deposit account control agreement for a period in excess of 120 days following the commencement of such efforts and (y) no Credit Party shall be in breach of the requirements hereunder if the Collateral Agent and the deposit bank are unable to agree to the terms of such deposit account control agreement.

6.	NEGATIVE COVENANTS

Each Credit Party executing this Agreement agrees as to itself and each of its Subsidiaries as specified below that from and after the date hereof until the Termination Date:

6.1 Mergers. Subsidiaries, Etc. No Credit Party shall, nor shall such Credit Party permit any of its Subsidiaries to, directly or indirectly, by operation of law or otherwise, (x) form or acquire any Subsidiary, or (y) merge or amalgamate with, consolidate with, acquire all or substantially all of the assets or Equity Interests of, or otherwise combine with or acquire, any Person, except:

(i) U.S. Borrower or any other Credit Party may acquire all or substantially all of the assets or Equity Interests of any Person (the “Target”) (in each case, a “Permitted Acquisition”) subject to the satisfaction of each of the following conditions:

(A) Administrative Agent shall receive at least thirty (30) Business Days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

(B) the sum of all amounts payable (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of Holdings and Target) in connection with any (i) Permitted Joint Venture Acquisition (excluding the Initial Permitted Joint Venture Acquisitions) shall not exceed $20,000,000 annually and $75,000,000 in the aggregate during the term of this Agreement and (ii) Permitted Acquisition (excluding the Initial Permitted Joint Venture Acquisitions and any Permitted Joint Venture Acquisition) shall not exceed $40,000,000 annually and $125,000,000 in the aggregate during the term of this Agreement;

(C) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

(D) at the closing of any Permitted Acquisition (or 30 days or such longer period as Administrative Agent may agree to in its reasonable discretion in the case of assets that can not reasonably be pledged to the Collateral Agent at or prior to the closing of a Permitted Acquisition), Collateral Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets acquired pursuant thereto or in the assets and Equity Interests of the Target, in each case subject to the terms of Section 5.10 and U.S. Borrower and the Target shall have executed such documents and taken such actions as may be required by Collateral Agent in connection therewith;

(E) In connection with any Permitted Acquisition in excess of $5,000,000, concurrently with delivery of the notice referred to in clause (A) above, Holdings shall have delivered to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent a pro forma unaudited consolidated balance sheet, income statement and cash flow statement of Holdings and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Holdings and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect in connection with any Permitted Acquisition in excess of $10,000,000 (or $20,000,000 in aggregate for Permitted Acquisitions during any fiscal year) that on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and Holdings would have been in compliance with the financial covenants set forth in Annex F for the four quarter period reflected in the Compliance Certificate most recently delivered to Administrative Agent pursuant to Annex E prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period) provided that in the event such Permitted Acquisition is consummated prior to the date on which the first Compliance Certificate is delivered under Section 4.1 (a), then Holdings shall demonstrate a pro forma Total Leverage Ratio not to exceed 5.2:1.0;

(F) on or prior to the date of such Permitted Acquisition, Administrative Agent shall have received copies of the acquisition agreement and related material agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Administrative Agent, including those specified in Section 5.8; and

(G) at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing;

(ii) any Subsidiary of Holdings or a Borrower may be merged, amalgamated or consolidated with or into a Borrower or any one or more Subsidiaries of Holdings or a Borrower, provided that if the Subsidiary being merged, amalgamated or consolidated was a Credit Party, the surviving Subsidiary shall also be a Credit Party having at least the same obligations of the merged, amalgamated or consolidated Subsidiary.

(iii) any Subsidiary of Holdings or a Borrower may liquidate or dissolve if, in connection therewith, all of its assets are transferred to a Borrower or a Subsidiary of Holdings or a Borrower, provided that if the Subsidiary being liquidated or dissolved was a Credit Party, the Subsidiary receiving the assets of such Subsidiary shall also be a Credit Party having at least the same obligations of the liquidated or dissolved Subsidiary;

(iv) any Subsidiary of Holdings or a Borrower may sell, lease, transfer or otherwise dispose of (and may purchase, lease, or acquire) all or substantially all of its assets to (or from) a Borrower or any Subsidiary of Holdings or a Borrower, provided if the Subsidiary selling, leasing, transferring or otherwise disposing of all or substantially all of its assets was a Credit Party, the Borrower or the Subsidiary receiving the assets of such Subsidiary shall also be a Credit Party having at least the same obligations of such Subsidiary;

(v) any Immaterial Subsidiary of Holdings or any other Subsidiary of Holdings or a Borrower that has no assets and no liabilities may be wound-up or dissolved, sold or otherwise disposed of, or merged into any other Subsidiary of Holdings or a Borrower;

(vi) the Acquisition; and

(vii) the Initial Permitted Joint Venture Acquisitions;

provided that

(A) in the case of clause (ii) above, if a Borrower or a Subsidiary party thereto is a Credit Party, the survivor shall become a Credit Party,

(B) in the case of clauses (ii), (iii), and (iv) above, if any such merger, consolidation, amalgamation, liquidation or dissolution, sale, lease, transfer or other disposition shall:

(1) be between a wholly owned Subsidiary and a non-wholly owned Subsidiary, (a) the continuing or surviving Person shall be a wholly owned Subsidiary, or (b) such transaction shall fit within the limitations for Indebtedness to and Investments in (as applicable) a non-Credit Party set forth in Sections 6.2 and 6.3,

(2) be between a Credit Party and a non-Credit Party, the continuing or surviving Person, or the transferee, as the case may be, shall be (a) a Credit Party or (b) such transaction shall fit within the limitations for Indebtedness to and Investments in (as applicable) a non-Credit Party set forth in Sections 6.2 and 6.3, and

(3) in the case of clause (iii) above, if either such Person is a Borrower, the surviving Person shall be a Borrower.

6.2 Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 6, no Credit Party shall, nor shall such Credit Party permit any of its Subsidiaries to, make or permit to exist any Investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that (without duplication and subject to the clarifications at the end of this Section 6.2):

(a) each Credit Party may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to such Credit Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(b) each Credit Party and each of their respective Subsidiaries may maintain its existing Investments as of the Closing Date as set forth in Disclosure Schedule 6.2(b), and extensions and renewals thereof that do not require Holdings or any of its Subsidiaries to make additional Investments;

(c) the Credit Parties may (i) consummate any Permitted Joint Venture Acquisitions permitted under Section 6.1(i)(B) at any time if after giving pro forma effect thereto, no Default or Event of Default has occurred and is continuing or would result from such Investment, including without limitation under the financial covenants set forth on Annex F, and (ii) consummate any Investment otherwise permitted hereunder as a Permitted Acquisition (subject to the conditions set forth in such Section);

(d) Investments made by the Credit Parties with the net proceeds from the issuance of Equity Interests in an Initial Public Offering or with Excluded Equity Proceeds, to the extent Holdings has complied with Section 6.1, if so required;

(e) Investments in Cash Equivalents;

(f) Investments (other than any Permitted Acquisition) in Group Members consisting of Equity Interests in that Group Member, as in effect on the Closing Date or as otherwise permitted under the Agreement;

(g) Investments (including Investments constituting Indebtedness) in Permitted Joint Ventures and by Credit Parties in Foreign Subsidiaries that are not Guarantors, so long as the aggregate amount of all such Investments, together with the aggregate fair market value of the Property transferred pursuant to Section 6.8(e)(i), shall not exceed $50,000,000;

(h) Investments otherwise permitted hereunder as Capital Expenditures or Guaranteed Indebtedness permitted by Section 6.6 or intercompany loans and advances permitted by Section 6;

(i) loans made by Holdings to Jules Kortenhorst in an aggregate amount not to exceed $1,800,000 (plus capitalized interest thereon), to David Garner in an aggregate amount not to exceed $7,500,000, to Chad Carlson in an aggregate amount not to exceed $2,000,000, to Thomas Harbison in an aggregate amount not to exceed $1,000,000, and to Rod Leach in an aggregate amount not to exceed $1,000,000, and additional loans made by Holdings or its Subsidiaries to its employees in an aggregate principal amount not to exceed $6,000,000 at any one time outstanding;

(j) promissory notes and other similar non-cash consideration received by Holdings and its Subsidiaries in connection with permitted Dispositions;

(k) Guarantees (other than Guarantees of Indebtedness) entered into in the ordinary course of business (subject to Section 6.2(g) in the case of Guarantees of Permitted Joint Ventures and Foreign Subsidiaries that are not Guarantors);

(l) Hedging Agreements provided by or arranged by any Lender Counterparty entered into (x) in order to satisfy the requirements of this Agreement or (y) for the sole purpose of hedging in the normal course of business and consistent with industry practices or as otherwise approved by Administrative Agent;

(m) additional Investments (which shall not be counted in the limitations set forth above) consisting of the investment of the proceeds of insurance or condemnation or the sale of Property permitted under Section 6.8 (in each case, except to the extent of any mandatory prepayment in respect of such proceeds required under Section 1.3(b)); and

(n) other Investments not to exceed $100,000,000 at any time outstanding.

For purposes of clarity, clauses (a) through (n) above are independent exceptions to the restriction on Investments, loans and extensions of credit set forth above. To the extent that any Investment is permitted under two or more exceptions, U.S. Borrower may designate which exception shall apply to such Investment.

6.3 Indebtedness.

(a) No Credit Party shall, nor shall such Credit Party permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except (without duplication):

(i) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.7 (including Permitted Encumbrances of the type described in clause (v) of the definition thereof);

(ii) the Loans and the other Obligations;

(iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(iv) existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) or changing the direct and contingent obligors with respect to such Indebtedness;

(v) Indebtedness specifically permitted under Section 6.1;

(vi) Indebtedness consisting of intercompany loans and advances (other than intercompany loans and advances among Group Members representing receivables obtained in the ordinary course of business) made by (a) U.S. Borrower to any Domestic Subsidiary that is a Guarantor, (b) any Domestic Subsidiary to U.S. Borrower, (c) any Foreign Subsidiary to Canadian Borrower, UK Borrower or any other Foreign Subsidiary (provided that if the applicable lender is a Guarantor, the applicable borrower must also be a Borrower or a Guarantor), (d) Canadian Borrower or UK Borrower to Canadian Borrower, UK Borrower, or any Foreign Subsidiary that is a Guarantor, (e) U.S. Borrower to Canadian Borrower, UK Borrower or any Foreign Subsidiary that is a Guarantor, (f) Holdings to any Credit Party, or (g) any Subsidiary to Holdings to the extent permitted under Section 6.11, or otherwise solely for the purpose of facilitating any intercompany loan advance permitted in clauses (a) through (f) above; provided that: (A) such intercompany loans and advances shall be subject to a Lien as additional security for the Obligations, (B) if the applicable borrower shall have executed and delivered to any such lender, and if any such lender shall have executed and delivered to the applicable borrower a demand note (each an “Intercompany Note”) to evidence any such intercompany indebtedness owing at any time by the applicable borrower to the applicable lender, any such Intercompany Note shall be pledged and delivered to Collateral Agent pursuant to the applicable Collateral Document as additional collateral security for the Obligations, (C) the applicable Borrower shall record all intercompany transactions on its books and records consistent with past practices and (D) any such intercompany loan or advance made by a Group Member that is not a Credit Party to a Credit Party shall be subordinated to the Obligations of such Credit Party under the Loan Documents;

(vii) Indebtedness consisting of (A) the endorsement of negotiable instruments in the ordinary course of business, (B) indemnities and performance guarantees (not constituting guarantees of Indebtedness) made in the ordinary course of business that could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and (C) obligations with respect to surety bonds to the extent they are Permitted Encumbrances;

(viii) Guarantees of Indebtedness otherwise permitted hereunder;

(ix) Indebtedness of Permitted Joint Ventures and Foreign Subsidiaries that are not Guarantors owed to one or more of the Credit Parties so long as the aggregate outstanding amount thereof, together with the aggregate fair market value of any Property transferred pursuant to Section 6.8(e)(i) does not exceed the amount set forth in Section 6.2(g), provided that such Indebtedness owed to Persons other than Credit Parties of any Foreign Subsidiary organized in France or any Subsidiary owned directly or indirectly by any Foreign Subsidiary organized in France shall not exceed $5,000,000 in the aggregate at any one time outstanding, and (b) such Indebtedness is subject to the Lien of the Collateral Documents (without any requirement that such Indebtedness be evidenced by any instrument) as additional security solely for the Obligations of the Canadian Borrower or UK Borrower;

(x) Affiliate Sub Debt (including any accreted interest thereon);

(xi) additional Indebtedness in an aggregate amount not to exceed $50,000,000 at any one time outstanding, provided that the aggregate outstanding principal amount of Indebtedness of Foreign Subsidiaries incurred pursuant to this clause (xi) shall not exceed $30,000,000 at any one time outstanding, provided that such Indebtedness owed to Persons other than Credit Parties of any Foreign Subsidiary organized in France or any Subsidiary owned directly or indirectly by any Foreign Subsidiary organized in France shall not exceed $5,000,000 in the aggregate at any one time outstanding;

(xii) Unsecured and subordinated Indebtedness of Borrowers and their respective Subsidiaries incurred to finance Permitted Acquisitions (including obligations of Borrowers and their respective Subsidiaries under indemnification, adjustment of purchase price, earn-out, incentive, non-compete, consulting, deferred compensation or other similar arrangements incurred by such Person in connection therewith);

(xiii) Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements, cash management and other Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(xiv) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(xv) unsecured Indebtedness of Credit Parties in a principal amount not to exceed $10,000,000 representing the obligation of such Person to make payments with respect to the cancellation or repurchase of Equity Interests of officers, employees or directors (or their estates) of Holdings or such Subsidiaries;

(xvi) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by Holdings or any of its Subsidiaries, in each case after the Closing Date as the result of (a) a Permitted Joint Venture, in an aggregate amount not to exceed $10,000,000 annually and $37,500,000 in the aggregate during the term of this Agreement (b) a Permitted Acquisition, in an aggregate amount not to exceed $20,000,000 annually and $62,500,000 in the aggregate during the term of this Agreement, provided that, in each case (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by Holdings or any Subsidiary (other than by any such Person that so becomes a

Subsidiary), and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided, that (1) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension plus any accrued interest and fees related thereto, (2) the direct and contingent obligors with respect to such Indebtedness are not changed and (3) such Indebtedness shall not be secured by any assets other than the assets securing the Indebtedness being renewed, extended or refinanced; and

(xvii) Indebtedness incurred under factoring arrangements entered into in connection with the Disposition of accounts receivable permitted under Section 6.8(o).

(b) No Credit Party shall, nor shall such Credit Party permit any of its Subsidiaries to, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Subordinated Debt prior to its scheduled maturity other than any regularly scheduled interest and principal payments, except as permitted under Section 6.11(g).

6.4 Affiliate Transactions. Except as otherwise expressly permitted in this Section 6 with respect to Affiliates, no Credit Party shall, nor shall such Credit Party permit any of its Subsidiaries to, enter into or be a party to any transaction with any Affiliate thereof, unless such transaction is upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of such Credit Party other than the following transactions: (i) the payment of reasonable and customary fees and reimbursement of expenses payable to directors of Holdings and U.S. Borrower, (ii) the employment arrangements with respect to the procurement of services of directors, officers and employees in the ordinary course of business and the payment of reasonable fees in connection therewith, (iii) the incurrence of any Affiliate Sub Debt, (iv) payment of management and other advisory fees to Onex and its Affiliates and the reimbursement of Onex and its Affiliates for expenses incurred in connection with performing advisory and other advisory services to Holdings and its Subsidiaries not to exceed $1,000,000 in any twelve month period, (v) reasonable and customary investment banking fees paid to Onex and its Affiliates for services rendered to Holdings and its Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, including the Related Transactions not to exceed $3,500,000 in any twelve month period, (vi) transactions between the Group Members (unless otherwise prohibited by the terms of this Agreement) and (vii) sales of Equity Interests by Holdings (directly or indirectly) to Permitted Holders.

6.5 Capital Structure and Business. If all or part of a Credit Party’s Equity Interests is pledged to Collateral Agent that Credit Party shall not issue additional Equity Interests unless such Equity Interests are promptly pledged to Collateral Agent. Holdings shall not, and shall not permit any of its Subsidiaries to, amend its charter or bylaws in a manner which would be materially adverse to Lenders. Holdings shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the businesses currently engaged in by it or businesses reasonably related, complementary or ancillary to any of the foregoing (including without limitation, the business of transaction processing).

6.6 Guaranteed Indebtedness. No Credit Party shall, nor shall such Credit Party permit any of its Subsidiaries to, create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, and (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is not otherwise prohibited by this Agreement.

6.7 Liens; Restrictive Agreements. No Credit Party shall, nor shall such Credit Party permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired or licensed) except for Permitted Encumbrances. In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Collateral Agent, on behalf of itself and Secured Parties, as additional collateral for the Obligations, except for restrictions (i) contained in any Loan Document, (ii) contained in any agreement governing any Indebtedness permitted by clause (i) of Section 6.3(a) (as to the assets financed with the proceeds of such Indebtedness) or clause (xvii) of Section 6.3(a) (to the extent limited to the accounts receivable Disposed of), (iii) contained in any agreement of a Foreign Subsidiary governing the Indebtedness permitted to be incurred or permitted to exist hereunder, (iv) contained in any arrangement or agreement arising in connection with a Disposition permitted under this Agreement (but then only with respect to the assets being so Disposed), (v) that are already binding on a Subsidiary when it is acquired, (vi) that are customary restrictions in leases, subleases, licenses and sublicenses, (vii) in any agreement containing customary provisions restricting the sublet or assignment of any lease governing a leasehold interest of Borrower or any of its Subsidiaries entered into in the ordinary course of business, (viii) in any agreement containing customary provisions restricting assignment of any contract entered into by any Group Member in the ordinary course of business and (ix) any agreement of a Permitted Joint Venture that had been entered into prior to such time that such Permitted Joint Venture was redesignated as a Foreign Subsidiary.

6.8 Sale of Equity Interests and Assets. No Credit Party shall, nor shall such Credit Party permit any of its Subsidiaries to Dispose of any of its Property, other than:

(a) the sale of Inventory in the ordinary course of business;

(b) the sale or other disposition by a Credit Party of Property that is obsolete, no longer used or useful, damaged, worn out or surplus property Disposed of in the ordinary course of its business (including, the abandonment of intellectual property which is obsolete, and no longer used or useful or that in the U.S. Borrower’s good faith judgment is no longer material in the conduct of Holdings and its Subsidiaries’ business taken as a whole);

(c) transfers resulting from any casualty or condemnation of Property (so long as the proceeds are applied in accordance with Section 1.3(b));

(d) transfers among Credit Parties, and other transfers permitted in Section 6.1;

(e) Dispositions consisting of:

(i) transfers by any Credit Party to any other Credit Party and any Credit Party to any Foreign Subsidiary that is not a Guarantor, so long as the aggregate fair market value of the Property so transferred to Foreign Subsidiaries that are not Guarantors (less the fair market value of the Property transferred from Foreign Subsidiaries that are not Guarantors to the Credit Parties), and the aggregate amount of all outstanding Investments made pursuant to Section 6.2(g), shall not exceed the amount set forth in Section 6.2(g);

(ii) transfers by an Immaterial Subsidiary to another Subsidiary or transfers by any Group Member to a Domestic Subsidiary that is an Immaterial Subsidiary;

(iii) transfers by any non-Credit Party to any Credit Party;

(iv) licenses or sublicenses of Intellectual Property and General Intangibles and licenses, and leases or subleases of other Property in the ordinary course of business, to the extent such license, sublicense, lease or sublease does not materially and adversely affect the business of Holdings and its Subsidiaries (taken as a whole);

(v) any consignment arrangement or similar arrangement for the sale of Property in the ordinary course of business;

(vi) the sale or discount of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise, write-down or collection thereof;

(vii) any other Property (in each case, for a consideration of which at least 75% thereof consists of cash) to the extent that:

(A) the net book value of the Property disposed of in any such disposition made in any Fiscal Year (together with the net book value of all Property theretofore or concurrently disposed of in such Fiscal Year, such net book value determined as of the time of the relevant disposition), does not exceed 5% of the aggregate net book value of all of the fixed assets of Holdings and its Subsidiaries at the time of such disposition,

(B) the aggregate net book value of the Property disposed of in all dispositions (such net book value determined as of the time of the relevant disposition) made during the period commencing on the Closing Date does not exceed 20% of the aggregate net book value of the fixed assets of Holdings and its Subsidiaries at the time of the most recent such disposition, and

(C) the Net Cash Payments received in connection with each such disposition are applied in accordance with Section 1.3(b)(vi).

(f) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is acquired within 180 days after such exchange or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(g) Dispositions of cash or Cash Equivalent Investments in the ordinary course of business;

(h) Dispositions of non-core assets acquired in connection with a Permitted Acquisition which are not used or useful or are duplicative in the business of Borrowers or their respective Subsidiaries;

(i) a grant of options to purchase, lease or acquire real or personal property in the ordinary course of business, so long as the Disposition resulting from the exercise of such option would otherwise be permitted under this Section;

(j) the leasing (as lessee or lessor) of real or tangible personal property in the ordinary course of business,

(k) Dispositions of Investments in Permitted Joint Ventures (or a Permitted Joint Venture that has been redesignated as a Foreign Subsidiary), to the extent required by, or made pursuant to buy/sell arrangements between the Permitted Joint Venture parties in, the contracts applicable to such Permitted Joint Ventures (or a Permitted Joint Venture that has been redesignated as a Foreign Subsidiary);

(l) the settling, releasing or surrendering of tort or other litigation claims in the ordinary course of business;

(m) Dispositions of the Equity Interests, assets or businesses of the U.S. Borrower’s Asia-Pacific division or of National Action Financial Services, Inc., a Georgia corporation;

(n) Dispositions by Holdings of its Equity Interests repurchased from Permitted Holders; and

(o) Dispositions of accounts receivable pursuant to factoring arrangements entered into by Subsidiaries of Holdings organized under the laws of Spain, to the extent that the face value of the receivables Disposed does not exceed $20,000,000 per month.

6.9 Financial Covenants. Holdings shall not breach or fail to comply with any of the Financial Covenants.

6.10 Sale-Leasebacks. No Credit Party shall, nor shall such Credit Party permit any of its Subsidiaries to, engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets other than for an aggregate amount not to exceed $5,000,000.

6.11 Restricted Payments. No Credit Party shall, nor shall such Credit Party permit any of its Subsidiaries to, make any Restricted Payment, except

(a) intercompany loans and advances between a Borrower and Guarantors to the extent permitted by Section 6.2 or 6.3;

(b) Restricted Payments by Subsidiaries of Holdings paid to any Credit Party (other than Holdings, except as otherwise provided herein) and Restricted Payments by any Subsidiary that is not a Credit Party to any Credit Party;

(c) employee loans permitted under Section 6.2(i);

(d) payments of principal and interest on Intercompany Notes issued in accordance with Section 6.3;

(e) Restricted Payments made by a Permitted Joint Venture that has been redesignated as a Foreign Subsidiary, to the Persons owning such Permitted Joint Venture’s Equity Interests provided that any such Restricted Payment shall be made in proportion with each Equity Interest Holder’s ownership interest of such Permitted Joint Venture;

(f) the repurchase of capital stock or other securities of Holdings to fulfill obligations of Holdings or U.S. Borrower or any of Holdings’ or U.S. Borrower’s Subsidiaries to repurchase capital stock from employees under employee stock purchase or similar plans or other contractual arrangements covering employees from time to time, so long as the aggregate amount used for such repurchases under this Section does not exceed $7,500,000 (net of the proceeds received by Holdings or any of their Subsidiaries as a result of the resale of such capital stock or other security) in any fiscal year; provided, that no Default of Event of Default has occurred and is continuing or would result after giving effect to such Restricted Payment;

(g) the payment of interest in respect of any Affiliate Sub Debt by adding the amount of such interest to the principal amount of such Affiliate Sub Debt, and the conversion of any Affiliate Sub Debt into equity securities of Holdings;

(h) reimbursement of fees and expenses of Onex, its Affiliates, directors, officers and employees in connection with board of director meetings and capital structure/M&A review activities, in an aggregate amount not to exceed $4,500,000 in any twelve month period; and

(i) payments, dividends, or distributions to Holdings to enable Holdings (A) to pay the amount of its actual federal, state or local taxes to the extent such taxes are directly attributable to (or arise as a result of) the income or operations of the Borrowers or any of the Borrowers’ Subsidiaries or the redemption of the PIK Preferred Equity, (B) to repurchase Equity Interests of Holdings held by Permitted Holders in connection with a transaction or series of transactions pursuant to which Holdings Disposes of an equivalent portion of its Equity Interests (and Holdings shall be permitted to make Restricted Payments to Permitted Holders in connection with such repurchases and related transactions) provided that the net amount of such repurchases of Equity Interests (after taking into account any such Dispositions of Equity Interests) shall not exceed $6,000,000 and (C) to pay corporate overhead expenses and other customary expenses incurred in the ordinary course of business (including for administrative, legal, and accounting services and other fees, costs and expenses required to maintain its legal existence, the registration and listing of its securities and in connection with the incurrence, maintenance and refinancing of permitted indebtedness) in an aggregate amount not to exceed $3,000,000 in any fiscal year.

6.12 Change of Fiscal Year. No Credit Party shall change its Fiscal Year.

6.13 Holding Company. Holdings shall not engage in any trade or business, other than acting as a holding company and other activities ancillary thereto. Holdings shall not own any assets (other than Equity Interests of its Subsidiaries and Intellectual Property it owns as of the Closing Date) or incur any Indebtedness or Guaranteed Indebtedness (other than the Obligations and as otherwise permitted under Section 6.3(a)(v), (a)(vi), (a)(x), (a)(xii), and

7.	TERMINATION

7.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Term Loans Maturity Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date, if not otherwise due before such date in accordance with the terms of this Agreement.

7.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure or by application of Section 1.12(d) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agents and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Term Loans Maturity Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agents and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.11 and 1.12, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a) Any Borrower (i) fails to make any payment of principal owing in respect of the Loans when due and payable or any reimbursement obligation with respect to a Letter of Credit when due and payable, or (ii) fails to make any payment of interest on, or Fees owing in respect of, the Loans or Letters of Credit when due and payable and such Default remains unremedied for more than three (3) Business Days, or (iii) fails to pay or reimburse Agents or Lenders for any other Obligations within ten (10) days following Agents’ demand for such payment of other Obligations.

(b) Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Section 1.4 or 6, or any of the provisions set forth in Annex F, respectively.

(c) Any Borrower fails or neglects to perform, keep or observe any of the provisions of clauses (a), (c) and (e) of Annex E, respectively, and the same shall remain unremedied for ten (10) Business Days or more.

(d) Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for thirty (30) days or more.

(e) A default or breach occurs under any other agreement, document or instrument to which any Credit Party or Material Subsidiary is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Credit Party in excess of $25,000,000 in aggregate principal amount or in respect of any Hedging Agreement and (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $25,000,000 in aggregate principal amount to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral to be demanded in respect thereof.

(f) Any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate made or delivered to Agents or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

(g) A case or proceeding is commenced by or against any Credit Party or Material Subsidiary seeking a decree or order in respect of such Credit Party or such Material Subsidiary (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, administrator, administrative receiver, examiner, compulsory manager, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or such Material Subsidiary for any substantial part of any such Credit Party’s assets or any such Material Subsidiary’s assets, or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party or such Material Subsidiary, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction.

(h) Any Credit Party or Material Subsidiary (i) files a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or such Material Subsidiary or for any substantial part of any such Credit Party’s assets or such Material Subsidiary’s assets, (iii) makes an assignment for the benefit of creditors, or (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

(i) A final judgment or judgments for the payment of money in excess of $25,000,000 in the aggregate at any time are outstanding against one or more of the Credit Parties or Material Subsidiaries (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within sixty (60) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

(j) Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein and subject, as to priority, to Permitted Encumbrances) in the Collateral purported to be covered thereby in which a security interest is required to be perfected pursuant to the Loan Documents with a fair market value in excess of $10,000,000 in the aggregate (other than, in each case, pursuant to (i) a Disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) a failure of Administrative Agent, Collateral Agent, any other agent appointed by Administrative Agent, Collateral Agent or the Lenders to take any action of which it is aware, or is otherwise requested to be taken by a Credit Party, provided that in each case such action is within the sole control of Administrative Agent, Collateral Agent or any other agent appointed by Administrative Agent, Collateral Agent or the Lenders or (ii) the failure of Collateral Agent to maintain possession of Collateral where such possession is required to maintain a fully perfected first priority Lien in such Collateral or to file Code financing statements, continuation statements or any other filings required to maintain such perfection or priority).

(k) Any Change of Control occurs.

(l) (i) There shall occur one or more ERISA Events or similar events in respect of Foreign Plans (or a resolution is passed on proceedings commenced to terminate any Foreign Plan) which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $25,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the IRC or under ERISA or similar law with respect to Foreign Plans.

8.2 Remedies.

(a) If any Event of Default has occurred and is continuing, Administrative Agent may (and at the written request of the Requisite Revolving Lenders shall), without notice, suspend or terminate the revolving loan facilities with respect to additional Advances and/or the incurrence of additional Letter of Credit Obligations, whereupon any additional Advances and additional Letter of Credit Obligations shall be made or incurred in Administrative Agent’s sole discretion (or in the sole discretion of the Requisite Revolving Lenders, if such suspension occurred at their direction) so long as such Event of Default is continuing. If any Event of Default has occurred and is continuing, Administrative Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans and the Letter of Credit Fees to the Default Rate.

(b) If any Event of Default has occurred and is continuing, Administrative Agent may (and at the written request of the Requisite Lenders shall), without notice: (i) terminate the revolving loan facilities with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) reduce the Revolving Loan Commitments from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Annex B, Annex C and Annex D all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by U.S. Borrower and each other Credit Party; or (iv) exercise any rights and remedies provided to Agents under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Section 8.1(g) or (h) with respect to (y) a Credit Party in the United States, the Commitments relating to the U.S. Term Loan and the U.S. Revolving Loans shall be immediately terminated and all of the Obligations of U.S. Borrower, including the U.S. Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person and (z) a Credit Party in Canada, the Commitments relating to the Canadian Revolving Loans shall be immediately terminated and all of the Obligations of Canadian Borrower, including the Canadian Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

8.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agents on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agents may do in this regard, (b) all rights to notice and a hearing prior to Collateral Agent’s taking possession or control of, or to Collateral Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Collateral Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

9.	ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

9.1 Assignment and Participations.

(a) Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Assignee of, or sale of participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder (provided, however, that pro rata assignments shall not be required and each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments). Any assignment of the Revolving Loan or a Revolving Loan Commitment by a Lender shall require the consent of Administrative Agent and, so long as no Event of Default then exists, Borrowers (which consents shall not be unreasonably withheld or delayed with respect to a Qualified Assignee; provided that no such consent shall be required for an assignment to a Qualified Assignee that is Lender or an Affiliate of any Lender). All assignments by a Lender shall (I) require the execution of an assignment agreement (an “Assignment Agreement” substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Administrative Agent, together with a processing and recordation fee of $3,500 (which fee may by waived by the Administrative Agent); (II) be conditioned on such assignee Lender representing to the assigning Lender and Administrative Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (III) after giving effect to any such partial assignment, the assignee Lender shall have (x) Commitments in an amount at least equal to $2,500,000 and (y) Term Loans of at least $1,000,000 and the assigning Lender shall have retained (A) Commitments in an amount at least equal to $2,500,000 and (B) Term Loans of at least $1,000,000 (in each case, or such lesser amount as may be agreed to by the applicable Borrower and Administrative Agent or as shall constitute the aggregate amount of the Commitments and Loans of the assigning Lender); provided that such required minimums shall not be applicable in the case of an assignment to a Lender or an Affiliate of a Lender. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder and such further and other obligations as were applicable to such assigning Lender and the benefit of each Collateral Document shall be maintained in favor of the Collateral Agent for the benefit of the assignee Lender. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Each Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of such Borrower to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event Agents or any Lender assigns or otherwise transfers all or any part of the Obligations, Agents or any such Lender shall so notify the applicable Borrower and the applicable Borrower shall, upon the request of Agents or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank and notwithstanding anything to the contrary in this Section 9.1, any Lender may sell participations (or otherwise transfer its rights) in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans and Letters of Credit) to one or more lenders or other Persons that provide financing to such Lender.

(b) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments or Loans and in any other Obligation related thereto.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating.

(iii) Each Borrower agrees that each participant shall be entitled to the benefits of Sections 1.10(b), 1.11 and 1.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 1.11 or 1.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the applicable Borrower’s prior written consent and such participation is recorded in the Register, provided the applicable Lender requests that the Administrative Agent record such participation in the Register and (y) a participant that would be a non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 1.11 unless the applicable Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of such Borrower, to comply with Section 1.11 as though it were a Lender; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to any Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided such participant agrees to be subject to Section 9.8 as though it were a Lender.

(iv) Each Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant shall, as agent of the Borrower solely for the purpose of this Section 9.1, record in book entries maintained by such Lender the name of each Participant and the amount of the participating interest of the Participant; provided, however, that the Lender shall have no obligation to show such book entries to any Credit Party.

(c) Except as expressly provided in this Section 9.1, no Lender shall, as between a Borrower and that Lender, or Agents and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(d) Each applicable Borrower and Holdings shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested.

(e) A Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

(f) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to Administrative Agent and the applicable Borrower, the option to provide to the applicable Borrower all or any part of any Loans that such Granting Lender would otherwise be obligated to make to the applicable Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, the applicable Borrower and Administrative Agent, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the applicable Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 9.1(f) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

(g) Nothing contained in this Section 9.1 shall require the consent of any party for GE Capital to assign any of its rights in respect of any Swap Related Reimbursement Obligation.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders; and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

9.2 Appointment of Agents.

(a) GE Capital is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes GE Capital to act as Syndication Agent in accordance with the terms hereof and the other Loan Documents. GSCP is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and each Lender hereby authorizes GSCP to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of Sections 9.2, 9.3, 9.4, 9.5, 9.6, 9.7 and 9.11 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, GE Capital, in its capacity as Syndication Agent shall have no obligations but shall be entitled to all benefits of Sections 9.2, 9.3, 9.4, 9.5, 9.6, 9.7 and 9.11. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto, including, without limitation, signing any reliance, engagement or hold harmless letters in connection with the Loan Documents on its behalf. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein. Each Lender hereby irrevocably authorizes the Collateral Agent to agree the terms of, execute and enter into each Collateral Document on behalf of such Lender and to take any action related thereto including, without limitation, the enforcement of any right acquired by the Lenders thereunder.

(b) Each Lender hereby appoints (and the Borrowers hereby acknowledge the appointment of) the Collateral Agent to act as its trustee under and in relation to the Irish Collateral Documents and to hold the benefit of the Irish Collateral Documents as trustee for the Agents and Lenders on the terms contained in this Agreement and the Irish Collateral Documents and each of the Lenders and the Agents hereby irrevocably authorizes the Collateral Agent in its capacity as security trustee to exercise such rights, powers and discretions as are specifically delegated to the Collateral Agent by the terms of this Agreement (including, without limitation, the rights, powers and discretions conferred on the Agent in this Section 9) and the Irish Collateral Documents together with all such rights, powers and discretions as are reasonably incidental thereto.

9.3 General Immunity. No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

(a) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence, or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 11.2) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 11.2).

(b) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with U.S. Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5 Lenders’ Representations, Warranties and Acknowledgement.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the Loans made hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Term Loans and/or Revolving Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

(c) Each Lender acknowledges that all information, including this Agreement, and all waivers and amendments in respect thereof, furnished by the Administrative Agent and/or Borrowers pursuant to or in the course of administering this Agreement will be syndicate-level information (which may contain material non-public information concerning Borrower, its Affiliates, or any of their respective securities). Accordingly, each Lender represents that it has identified in its administrative questionnaire a credit contact who (in accordance with such Lender’s compliance policies and procedures and applicable law, including federal and state securities laws) is permitted to receive information that may contain material non-public information.

9.6 Indemnification. Each Lender, in proportion to its applicable Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s applicable Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. To the extent required by applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any Governmental Authority asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or on account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstances which rendered exemption from or reduction of withholding tax ineffective or for any other reason, such Lender shall indemnify Administrative Agent fully for amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including any penalties, interest and together with any expenses incurred thereto.

9.7 Successor Agent. Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and U.S. Borrower, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to U.S. Borrower and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to U.S. Borrower, to appoint a successor Administrative Agent with the consent (not to be unreasonably withheld or delayed) of the U.S. Borrower (it being understood and agreed that it shall not be unreasonable for the U.S. Borrower to withhold its consent if the Person who is appointed successor Administrative Agent does not (i) satisfy the criteria set forth in the definition of “Qualified Assignee”, (ii) act as administrative agent for facilities of the type set forth in this Agreement in the ordinary course or (iii) have a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. If the Requisite Lenders have not appointed a successor Administrative Agent, Administrative Agent shall have the right with the consent (not to be unreasonably withheld or delayed) of the U.S. Borrower to appoint a financial institution to act as Administrative Agent hereunder and in any case, Administrative Agent’s resignation shall become effective on the thirtieth day after such notice of resignation. If neither the Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent or the U.S. Borrower has not consented to such assignment, the Requisite Lenders shall be deemed to succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by the Requisite Lenders or Administrative Agent, Administrative Agent, by notice to the U.S. Borrower and the Requisite Lenders, may retain its role as Collateral Agent under any Collateral Document. Except as provided in the immediately preceding sentence, any resignation or removal of GSCP or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of GSCP or its successor as Collateral Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of Sections 9.2, 9.3, 9.4, 9.5, 9.6, 9.7 and 9.11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder. If GSCP or its successor as Administrative Agent pursuant to this Section has resigned as Administrative Agent but retained its role as Collateral Agent and no successor Collateral Agent has become Collateral Agent pursuant to the immediately preceding sentence, GSCP or its successor may resign as Collateral Agent upon notice to the U.S. Borrower and the Requisite Lenders at any time. Any resignation or removal of GSCP or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of GSCP or its successor as the applicable Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender, as applicable, for all purposes hereunder. In such event (a) any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as the applicable Swing Line Lender shall be paid in full by operation of Sections l.l(c),(d),(e), or (f), as applicable, (b) upon such prepayment, the retiring or removed Administrative Agent and the applicable Swing Line Lender shall surrender any applicable Swing Line Note held by it to the applicable Borrower for cancellation, and (c) the applicable Borrower shall issue, if so requested by successor Administrative Agent and the applicable Swing Line Loan Lender, a new Swing Line Note, as applicable, to the successor Administrative Agent and the applicable Swing Line Lender, in the principal amount of the applicable Swing Line Commitment then in effect and with other appropriate insertions.

9.8 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(e), each Lender is hereby authorized at any time or from time to time, without prior notice to any Credit Party or to any Person other than Administrative Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of a Borrower or any Guarantor (regardless of whether such balances are then due to such Borrower or any Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of a Borrower or any Guarantor against and on account of any of the Obligations that are not paid when due; provided that the Lender exercising such offset rights shall give notice thereof to the affected Credit Party promptly after exercising such rights. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its applicable Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s applicable Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective applicable Pro Rata Shares, (other than offset rights exercised by any Lender with respect to Sections 1.10, 1.11 or 1.12). Each Lender’s obligation under this Section 9.8 shall be in addition to and not in limitation of its obligations to purchase a participation in an amount equal to its applicable Pro Rata Share of the Swing Line Loans under Section 1.1. Each Borrower and each Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its applicable Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

9.9 Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a) Advances; Payments.

(i) The U.S. Revolving Lenders shall refund or participate in the U.S. Dollars Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(c). The Canadian Revolving Lenders shall refund or participate in the Canadian Dollars Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(d). The UK Revolving Lenders shall refund or participate in the Euro Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(e), and the Sterling Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1 (f). If (A) a Notice of U.S. Revolving Advance is to be denominated in U.S. Dollars and the U.S. Dollars Swing Line Lender declines to make a U.S. Dollars Swing Line Loan or if the U.S. Dollars Swing Line Availability is less than the requested U.S. Dollars Swing Line Advance, or (B) a Notice of Canadian Revolving Advance is requested to be made as a Canadian Dollars Swing Line Advance and the Canadian Dollars Swing Line Lender declines to make a Canadian Dollars Swing Line Loan or if the Canadian Dollars Swing Line Availability is less than the requested Canadian Dollars Swing Line Advance, or (C) a Notice of UK Revolving Advance is requested to be made as a Euro Swing Line Advance and the Euro Swing Line Lender declines to make a Euro Swing Line Loan or if the Euro Swing Line Availability is less than the requested Euro Swing Line Advance, or (D) a Notice of UK Revolving Advance is requested to be made as a Sterling Swing Line Advance and the Sterling Swing Line Lender declines to make a Sterling Swing Line Loan or if the Sterling Swing Line Availability is less than the requested Sterling Swing Line Advance, then in each case, Administrative Agent shall notify the applicable Revolving Lenders, promptly after being notified that such Swing Line Lender has declined to make the requested Swing Line Advance or that the U.S. Dollars Swing Line Availability, Canadian Dollars Swing Line Availability, Euro Swing Line Availability or Sterling Swing Ling Availability, as the case may be, is less than the requested Swing Line Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of Revolving Credit Advance is received, by telecopy, telephone or other similar form of transmission, by Administrative Agent from the applicable Borrower in accordance with Section 1.1(a), from Canadian Dollars Swing Line Lender in accordance with Section 1.1(d)(i), from Euro Swing Line Lender in accordance with Section 1.1(d)(i), and from Sterling Swing Line Lender in accordance with Section 1.1(d)(i). Each applicable Revolving Lender shall make the amount of such Lender’s applicable Pro Rata Share of such Revolving Credit Advance available to Administrative Agent in same day funds by wire transfer to an account designated by the Administrative Agent not later than 3:00 p.m. (New York time) on the requested funding date, in the case of an Index Rate Loan and not later than 11:00 a.m. (New York time) on the requested funding date in the case of a LIBOR Loan or a BA Rate Loan. After receipt of such wire transfers (or, in Administrative Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Administrative Agent shall make the requested Revolving Credit Advance to the applicable Borrower. All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii) Not less than once during each calendar week or more frequently at Administrative Agent’s election (each, a “Settlement Date”), Administrative Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender’s applicable Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments and Advances required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Administrative Agent shall pay to each Lender such Lender’s applicable Pro Rata Share of principal, interest and Fees paid by a Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Administrative Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s applicable Pro Rata Share of all payments received from a Borrower. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in writing or as specified in the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

(b) Availability of Lender’s Applicable Pro Rata Share. Administrative Agent may assume that each Revolving Lender will make its applicable Pro Rata Share of each applicable Revolving Credit Advance available to Administrative Agent on each funding date. If such applicable Pro Rata Share is not, in fact, paid to Administrative Agent by such Revolving Lender when due, Administrative Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its applicable Pro Rata Share forthwith upon Administrative Agent’s demand, Administrative Agent shall promptly notify the applicable Borrower and the applicable Borrower shall immediately repay such amount to Administrative Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Administrative Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that a Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that Administrative Agent advances funds to a Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Administrative Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

(c) Return of Payments.

(i) If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from a Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to a Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to a Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any applicable Revolving Credit Advance or any payment required by it hereunder, or to purchase any participation in any Swing Line Loan to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Agents shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be included in the calculation of “Requisite Lenders”, or “Requisite Revolving Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. At the applicable Borrower’s request, Administrative Agent or a Person acceptable to Administrative Agent shall have the right with Administrative Agent’s consent and in Administrative Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Administrative Agent’s request, sell and assign to Administrative Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Administrative Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Administrative Agent or Requisite Lenders.

9.10 Authorization to Execute Loan Documents. Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement, shall be deemed to have acknowledged receipt of, consented to, approved and agreed to be bound by, each Loan Document and each other document required to be approved by Administrative Agent, Requisite Lenders or all Lenders, as applicable, on the Closing Date.

9.11 Collateral Documents and Guaranty: Rights Under Hedging Agreements.

(a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranties, the Collateral and the Collateral Documents and to hold the benefit of the Irish Collateral Documents as trustee for the Agents and Lenders on the terms contained in this Agreement and the Irish Collateral Documents and each of the Lenders and the Agents hereby irrevocably authorizes the Collateral Agent in its capacity as security trustee to exercise such rights, powers and discretions as are specifically delegated to the Collateral Agent by the terms of this Agreement; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedging Agreement. Subject to Section 11.2, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 11.2) have otherwise consented or (ii) release any Guarantor from the Guaranty as permitted under the Loan Documents or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 11.2) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrowers, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c) Rights under Hedging Agreements. No Hedging Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents except as expressly provided in Sections 1.8(a) and 11.2(c) of this Agreement.

10.	SUCCESSORS AND ASSIGNS

10.1 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agents, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Administrative Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Administrative Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agents and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.	MISCELLANEOUS

11.1 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Any letter of interest, commitment letter, fee letter or confidentiality agreement, if any, between any Credit Party and Agents or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and shall continue to be binding obligations of the parties.

11.2 Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by an Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrowers, and by Requisite Lenders, Requisite Revolving Lenders or all affected Lenders, as applicable; provided that Administrative Agent may, with the consent of U.S. Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or L/C Issuer. Except as set forth in clause (b) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b) No amendment, modification, termination or waiver shall, unless in writing and signed by Administrative Agent and each Lender and L/C Issuer directly affected thereby: (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on (other than with respect to a waiver of Section 1.5(e) relating to the requirement that LIBOR Loans denominated in U.S. Dollars be converted to Index Rate Loans during the continuance of an

Event of Default) or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 1.3(b)(ii)-(iv)) or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Credit Party to sell or otherwise dispose of, all or substantially all of the Collateral (which action shall be deemed to directly affect all Lenders and the L/C Issuer); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; (vii) change the form or currency of payment of any Obligation, (viii) permit the assignment or delegation by any Borrower of any of its rights or obligations under any Loan Document (ix) alter the required application of any repayments or prepayments as between classes pursuant to Section 1.3(b)(iv) without the consent of Lenders holding more than 50% of the aggregate Euro Term Loan Commitment, Sterling Term Loan Commitment, U.S. Term Loan Commitment, Canadian Revolving Loan Commitment, UK Revolving Loan Commitment, or U.S. Revolving Loan Commitment, as applicable, of each class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between classes, of any portion of such prepayment which is still required to be made is not altered and (x) amend or waive this Section 11.2 or the definitions of the terms “Requisite Lenders” or “Requisite Revolving Lenders” insofar as such definitions affect the substance of this Section 11.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Administrative Agent or L/C Issuer, or of GE Capital in respect of any Swap Related Reimbursement Obligations, under this Agreement or any other Loan Document, including any increase in the L/C Sublimit or any release of any Guaranty or Collateral requiring a writing signed by all Lenders, shall be effective unless in writing and signed by Administrative Agent or L/C Issuer or GE Capital, as the case may be, in addition to Lenders required hereinabove to take such action. Furthermore, no amendment, modification or waiver of this Agreement or any Collateral Document so as to alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Hedging Agreements or the definition of “Lender Counterparty,” “Hedging Agreement,” “Obligations,” in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Collateral Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

(c) Upon payment in full in cash and performance of all of the Obligations (other than contingent indemnification Obligations), and the termination of the Commitments, Collateral Agent shall deliver to U.S. Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

11.3 Fees and Expenses. Borrowers shall reimburse within 15 days of demand (i) Agents for all reasonable fees, costs and expenses (including the reasonable fees and expenses of all of its counsel) incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents and (ii) Agents (and, with respect to clauses (c) and (d) below, all Lenders) for all reasonable fees, costs and expenses, including the reasonable fees, costs and expenses of counsel and, with the consent (not to be unreasonably withheld or delayed) of Holdings, other advisors (provided such consent to retain other advisors shall not be required so long as an Event of Default has occurred and is continuing) incurred in connection with:

(a) any amendment, modification or waiver of, or consent with respect to, or termination of, any of the Loan Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

(b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agents, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Agents by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that no Person shall be entitled to reimbursement under this clause (b) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence, bad faith or willful misconduct as finally determined by a court of competent jurisdiction;

(c) any attempt to enforce any remedies of Agents or any Lender against any or all of the Credit Parties or any other Person that may be obligated to Agents or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agents, such reimbursement shall be limited to one counsel for all such Lenders;

(d) any workout or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agents, such reimbursement shall be limited to one counsel for all such Lenders;

(e) efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate or assess any of the Credit Parties or their respective affairs and (iii) verify, protect, and monitor the Collateral; and

(f) all other fees and expenses separately agreed to by the Credit Parties and any other parties hereto.

11.4 No Waiver. Any Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of such Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by any Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of the applicable Agents and the applicable required Lenders and directed to Borrowers specifying such suspension or waiver.

11.5 Remedies. Agents’ and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that any Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

11.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

11.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

11.8 Confidentiality. Each Agent and each Lender (which term shall for the purposes of this Section 11.8 include the L/C Issuer) agrees to maintain the confidentiality of all non public information regarding Holdings and its Subsidiaries and their businesses identified as such by Holdings or any Borrower and obtained by such Lender pursuant to the requirements hereof, it being understood and agreed by each Borrower that, in any event, each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 11.8) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to any Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 11.8 or other provisions at least as restrictive as this Section 11.8), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, and (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process or as required by any statute applicable to a Lender; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify U.S. Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non public information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

11.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED. THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT IN NEW YORK COUNTY AND; PROVIDED, FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION

OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE ON HOLDINGS LOCATED AT TWO AMERICAN CENTER, 3102 WEST END AVENUE, SUITE 1000, NASHVILLE, TENNESSEE 37203, AS ITS APPOINTED AGENT FOR SERVICE OF PROCESS. AT ANY TIME THAT HOLDINGS DOES NOT SERVE AS THE APPOINTED AGENT OF THE CREDIT PARTIES FOR SERVICE OF PROCESS, SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX H OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

11.10 Notices.

(a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) the party to be notified and sent to the address or facsimile number indicated in Annex H, or (B) otherwise to the party to be notified at its address specified on the signature page of any applicable Assignment Agreement, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of Administrative Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to Administrative Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of Administrative Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of Borrower, Administrative Agent and any Swing Line Lender, to the other parties hereto and (B) in the case of all other parties, to Borrower and Administrative Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System. Notwithstanding the foregoing, (x) the posting of notices on any other E-System shall not apply to notices to any Lender or L/C Issuer pursuant to Section 1.1 and 1.2 if such Lender or the L/C Issuer, as applicable has notified Administrative Agent that is incapable of receiving notices by such electronic methods and (y) Administrative Agent reserves the right to change its policies and procedures with respect to receiving communications on Intralinks or any other E-System.

(b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Administrative Agent) designated in Annex H to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Each of the Credit Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct, bad faith or gross negligence of Administrative Agent. The E-System is provided “as is” and “as available”. None of the Agents nor any of its respective officers, directors, partners, employees, agents, advisors or representatives (the “Agent Affiliates”‘) warrant the accuracy, adequacy, or completeness of the E-System and each expressly disclaims liability for errors or omissions in the E-System. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the E-System. Each of the Credit Parties, the Lenders, the L/C Issuer agree that Administrative Agent may, but shall not be obligated to, store any electronic communications on the E-System in accordance with Administrative Agent’s customary document retention procedures and policies.

11.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

11.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS

FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.13 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.14 Press Releases and Related Matters. Each party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of any other party, including GSCP, GE Capital or any of their respective Affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days’ prior notice to such other parties and without the prior written consent of such other parties unless (and only to the extent that) such party or Affiliate is required to do so under law and then, in any event, such party or Affiliate will consult with such other parties before issuing such press release or other public disclosure. Each Credit Party consents to the publication by GSCP, GE Capital or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Borrower’s name, product photographs, logo or trademark. GSCP, GE Capital or such Lender shall provide a draft of any advertising material to each Credit Party for review and comment prior to the publication thereof. Notwithstanding the foregoing, each of GSCP and GE Capital reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements without the consent of any Credit Party.

11.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.16 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

11.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.18 PATRIOT Act Notice. Each Lender subject to the USA PATRIOT Act of 2001 (31 U.S.C. 5318 et seq.) hereby notifies Borrowers that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies Borrowers and Guarantors including the names and addresses of Borrowers and Guarantors and other information allowing such Lender to identify Borrowers and Guarantors in accordance with such act. Each Lender subject to the Proceeds of Crime (money laundering) and Terrorist Financing Act (Canada) hereby notifies Borrowers that, pursuant to Part I thereof, it is required to obtain, verify and record information that identifies Borrowers and Guarantors including the names and addresses of Borrowers, Guarantors and their respective directors and other information allowing such Lender to identify Borrowers and Guarantors in accordance with such act.

11.19 Mandatory Costs. For the purposes of this Agreement, the cost of compliance (“Mandatory Costs”) with existing requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) will be calculated by Administrative Agent in relation to each Loan or unpaid sum to which such requirements are applicable on the basis of Administrative Agent’s own rates by reference to the circumstances existing on the first day of each LIBOR Period or (as the case may be) EURIBOR Period in respect of such Loan or unpaid sum in accordance with the following formula:

(a) in relation to a UK Revolving Credit Advance denominated in Sterling, the Sterling Term Loan or the Sterling Swing Line Loan:

AB + C(B – D) + E x 0.01	per cent. per annum
100 – (A + C)

(b) in relation to a Loan in any currency other than Sterling:

E x 0.01	per cent. per annum.
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Mandatory Cost) payable for the relevant LIBOR Period or EURIBOR Period, as the case may be, on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

For the purposes of this Section:

(a) “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England; and

(b) “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent, will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

11.20 Joint and Several Liability. Notwithstanding any other provision contained herein or in any other Loan Document, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then any Canadian Credit Party’s Obligations (and the Obligations of each other Credit Party), to the extent such Obligations are secured, only shall be several obligations and not joint or joint and several obligations.

11.21 Evidence of Debt for Purposes of Executive Proceedings in Spain.

(a) For the purposes of Article 571 et. seq. of the Spanish Civil Procedure Law (Law 1/2000 of January 7) (Ley de Enjuiciamiento), in the event of the enforcement or foreclosure of any Credit Document (including, for purposes of illustration and not limitation, the Guaranty and the Spanish Collateral Documents) upon an Event of Default:

(i) the amount due and payable under the Loan Documents that may be claimed in any executive proceedings shall be the amount specified in the certification issued by the Administrative Agent or the Collateral Agent, on behalf of the Lenders, which certification attests to the closing-date balance in the accounts maintained by such Agent in connection with this Agreement or any other applicable Loan Document for the accounting of the repaid principal, ordinary interest, default interest, fees, expenses and any other amounts due hereunder or thereunder (the “Spanish Certification”); and

(ii) the Administrative Agent or the Collateral Agent may have the Spanish Certification notarized at the sole cost and expense of the Credit Parties.

(b) The Administrative Agent or the Collateral Agent, as applicable, will be in charge of the settlement to determine the amount which is due, payable and enforceable. As a result, the submission of the following documents will be sufficient for the foreclosure of any Collateral Document or the enforcement of any other applicable Loan Document:

(i) an original notarial copy of the applicable Collateral Document or other Loan Document issued in accordance with the formalities of Article 517.2.4° or Article 5.1.7.2.5° of the Spanish Civil Procedure Law (as amended or otherwise reenacted from time to time), as the case may be;

(ii) the document(s) that reflect(s) the balance resulting from the settlement carried out by the applicable Agent (i.e., the Spanish Certification), as well as an extract from the credit and debit entries including the corresponding interest applied which determines the balance which is being claimed;

(iii) a notarial document that attests to the fact that the settlement of the debt has been conducted in the form agreed herein; and

(c) a notarial certificate evidencing that the applicable Credit Party has been duly served notice of the amount that is due and payable.

11.22 Spanish Formalities. Upon the request of the Administrative Agent or the Collateral Agent, each Credit Party agrees that this Agreement and any other Loan Document to which it is a party (and any amendment to any of the foregoing) shall be formalized, at the sole cost and expense of the Credit Parties, in a Spanish notarial document (escritura publica or poliza intervenidd).

11.23 Limitations Act, 2002 (Ontario). Each of the parties hereto agree that any and all limitation periods provided for in the Limitations Act, 2002 (Ontario), as amended from time to time, shall be excluded from application to the Obligations and any undertaking, covenant, indemnity or other agreement of any Credit Party provided for in any Loan Document or Hedging Agreement to which it is a party in respect thereof, in each case to fullest extent permitted by such Act.

11.24 Release of Credit Parties. In furtherance and not in limitation of any similar provision in the Guaranty, in the event that the Equity Interests of any Credit Party are disposed of pursuant to a Disposition permitted under the Credit Agreement, all obligations of such Credit Party hereunder shall terminate, without delivery of any instrument or performance of any act by any party, and such Credit Party shall be released automatically from its obligations hereunder without delivery of any instrument or performance of any act by any party. The Administrative Agent agrees to deliver to such Credit Party such instruments and documents as it may reasonably request to evidence such termination or release.

12.	DEBT ALLOCATION MECHANISM

12.1 Implementation of DAM.

(a) On the DAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Section 8 of the Agreement, (ii) the Lenders shall automatically and without further action (and without regard to the provisions of Section 9.1 of the Agreement) be deemed to have exchanged interests in the Loans such that in lieu of the interest of each Lender in each Loan in which it shall participate as of such date (including such Lender’s interest in the Obligations of each Credit Party in respect of each such Loan), such Lender shall hold an interest in every one of the Loans including the Obligations of each Credit Party in respect of each such Loan, whether or not such Lender shall previously have participated therein, equal to such Lender’s DAM Percentage thereof and (iii) simultaneously with the deemed exchange of interests pursuant to clause (ii) above, in the case of any DAM Dollar Lender that has prior to the date thereof notified Administrative Agent and U.S. Borrower in writing that it has elected to have this clause (iii) apply to it, the interests in the Loans to be received by such DAM Dollar Lender in such deemed exchange shall, automatically and with no further action required, be converted into Dollars, determined using Administrative Agent’s Spot Rate of Exchange calculated as of such date, of such amount and on and after such date all amounts accruing and owed to such DAM Dollar Lender in respect of such Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder, provided that such DAM Exchange will not affect the aggregate amount of the Obligations of Borrowers to the Lenders under the Loan Documents. Each Lender hereby consents and agrees to the DAM Exchange and agrees that the DAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan. Each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans to Administrative Agent against delivery of new promissory notes evidencing its interests in the Loans after giving effect to the DAM Exchange.

(b) As a result of the DAM Exchange, upon and after the DAM Exchange Date, each payment received by Administrative Agent pursuant to any Loan Document in respect of the Obligations, and each distribution made by Administrative Agent pursuant to any Loan Document in respect of the Obligations, shall be distributed to the Lenders pro rata in accordance with their respective DAM Percentages. Any direct payment received by a Lender upon or after the DAM Exchange Date, including by way of setoff, in respect of an Obligation shall be paid over to Administrative Agent for distribution to the Lenders in accordance herewith.

12.2 Letters of Credit.

(a) In the event that on the DAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any amount drawn under a Letter of Credit shall not have been reimbursed to the L/C Issuer (“Unpaid Drawings”), each Revolving Lender in respect of Unpaid Drawings on Letters of Credit shall, before giving effect to the DAM Exchange, promptly pay over to Administrative Agent, in immediately available funds and in the currency that such Letters of Credit are denominated, an amount equal to such Lender’s applicable Pro Rata Share of the Revolving Loan Commitment (as notified to such Lender by Administrative Agent), of such Letter of Credit’s undrawn face amount or (to the extent it has not already done so) such Letter of Credit’s Unpaid Drawing, as the case may be, together with interest thereon from the DAM Exchange Date to the date on which such amount shall be paid to Administrative Agent at the rate that would be applicable at the time to a Revolving Loan that is an Index Rate Loan in a principal amount equal to such amount, as the case may be.

Administrative Agent shall establish a separate account or accounts for each Lender (each, an “L/C Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. Administrative Agent shall deposit in each Lender’s L/C Reserve Account such Lender’s DAM Percentage of the amounts received from the Lenders as provided above. Administrative Agent shall have sole dominion and control over each L/C Reserve Account, and the amounts deposited in each L/C Reserve Account shall be held in such L/C Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the L/C Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s DAM Percentage. The amounts held in each Lender’s L/C Reserve Account shall be held as a reserve against the Letter of Credit Exposure, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Credit Party and shall not give rise to any obligation on the part of Borrowers to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 1.

(b) In the event that after the DAM Exchange Date any drawing shall be made in respect of a Letter of Credit, Administrative Agent shall, at the request of the L/C Issuer withdraw from the L/C Reserve Account of each Lender any amounts, up to the amount of such Lender’s DAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to such L/C Issuer in satisfaction of the reimbursement obligations of the Lenders under Section 1 (but not of Borrowers). In the event any Lender shall default on its obligation to pay over any amount to Administrative Agent in respect of any Letter of Credit as provided in this Section 12.2, such L/C Issuer shall, in the event of a drawing thereunder, have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 1.16, but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the reimbursement obligations pursuant to Section 12.1. Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its DAM Percentage of the defaulted amount.

(c) In the event that after the DAM Exchange Date any Letter of Credit shall expire undrawn, Administrative Agent shall withdraw from the L/C Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d) With the prior written approval of Administrative Agent and the L/C Issuer, any Lender may withdraw the amount held in its L/C Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to Administrative Agent, for the account of such L/C Issuer on demand, its DAM Percentage of such drawing.

(e) Pending the withdrawal by any Lender of any amounts from its L/C Reserve Account as contemplated by the above paragraphs, Administrative Agent will, at the direction of such Lender and subject to such rules as Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Cash Equivalents (other than Cash Equivalents referred to clauses (d) and (e) of the definition thereof). Each Lender that has not withdrawn the amounts in its L/C Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by Administrative Agent, to withdraw the earnings on investments so made by Administrative Agent with amounts in its L/C Reserve Account and to retain such earnings for its own account.

12.3 Net Payments Upon Implementation of DAM Exchange. Notwithstanding any other provision of this Agreement, if, as a direct result of the implementation of the DAM Exchange by law any Taxes are required to be deducted or withheld (other than a Tax on the overall net income) from amounts payable to Administrative Agent, any Lender or any Participant under the Loan Documents, (i) the amounts so payable to Administrative Agent, such Lender or such Participant shall be increased to the extent necessary to yield to Administrative Agent, such Lender or such Participant (after payment of all such Taxes) interest or any such other amounts payable under the Loan Documents at the rates or in the amounts specified in this Agreement and (ii) within thirty days after paying any sum from which any deduction or withholding is required by law, and within thirty days after the due date of payment of any Tax that is required to be paid with respect to such deduction or withholding, the applicable Borrower shall deliver or cause to be delivered to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, however, that Borrowers shall not be required to increase any such amounts payable to such Lender or Participant under this Section 12.3 (but, rather, shall be required to increase any such amounts payable to such Lender or Participant to the extent required by Section 1.11) if such Lender or Participant was prior to or on the DAM Exchange Date already a Lender or Participant with respect to such Borrower. To the extent that pursuant to the DAM Exchange, a Lender (or a Participant) becomes a Foreign Lender (or Foreign Participant) with respect to a particular Borrower and such Foreign Lender (or Foreign Participant), in its good faith judgment, is eligible for an exemption from, or reduced rate of, withholding taxes on payments made on such Loan interest received pursuant to the DAM Exchange, such Foreign Lender (or Foreign Participant) shall establish an exemption or reduction from such withholding taxes as soon as practicable. To the extent a Borrower is obligated to make payments to a Lender (or Participant) that is a Foreign Lender (or Foreign Participant) as a result of the DAM Exchange, such Borrower shall not be required to increase any amounts payable to such Foreign Lender (or Foreign Participant) or to indemnify such Foreign Lender (or Foreign Participant) to the extent of any withholding tax resulting from the failure by such Foreign Lender (or Foreign Participant) to establish an exemption or reduction from such withholding taxes when such Foreign Lender (or Foreign Participant) was able to do so. If U.S. Borrower, Canadian Borrower or the UK Borrower, as the case may be, fails to pay or cause to be paid any such Taxes that is required by law to be paid with respect to such deduction or withholding when due to the appropriate taxing authority or fails to remit or cause to be remitted to Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Agents, the Lenders and the Participants for any incremental taxes, interest, costs or penalties that may become payable by the Agents, such Lenders or such Participants as a result of any such failure, provided that such Agent, Lender or Participant was not excluded from receiving an increased amount pursuant to the immediately preceding sentence.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

U.S. BORROWER

SITEL, LLC

By:	/s/ Craig Jantzi
Name:
Title:

UK BORROWER

CLIENTLOGIC HOLDING LIMITED

By:	/s/ Craig Jantzi
Name:
Title:

CANADIAN BORROWER

CLIENTLOGIC CANADA CORPORATION

By:	/s/ Craig Jantzi
Name:
Title:

[CREDIT AGREEMENT]

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Joint Lead Arranger, Joint Bookrunner, Administrative Agent, Collateral Agent, U.S. Dollars Swing Line Lender, Sterling Swing Line Lender, Euro Swing Line Lender and a Lender

By:	/s/ Illegible
Authorized Signatory

[CREDIT AGREEMENT]

GENERAL ELECTRIC CAPITAL CORPORATION, as Syndication Agent and Lender

By:	/s/ Illegible
Duly Authorized Signatory

[CREDIT AGREEMENT]

BANK OF AMERICA, N.A., by its Canada Branch, as Canadian Dollars Swing Line Lender, Canadian Dollars L/C Issuer and a Lender

By:	/s/ Medina Sales de Andrade
Name: Medina Sales de Andrade
Title: Assistant Vice President

[CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as U.S. Dollars L/C Issuer and a Lender

By:	/s/ Lisa B. Barksdale
Name: Lisa B. Barksdale
Title: Vice President

[CREDIT AGREEMENT]

GE CORPORATE FINANCE BANK SAS, LONDON BRANCH, as Lender

By:	/s/ Illegible
Name: Illegible
Title: Executive Director

By:	/s/ Illegible
Name: Illegible
Title: Executive Director

[CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as UK L/C Issuer and a Lender

By:	/s/ Keith Thomas
Name: Keith Thomas
Title: Senior Vice President

[CREDIT AGREEMENT]

FIFTH THIRD BANK, as Lender

By:	/s/ John K. Perez
Name: John K. Perez
Title: Vice President

[CREDIT AGREEMENT]

[Deutsche Bank Trust Company Americas], as Lender

By:	/s/ Illegible
Name: Illegible
Title: Managing Director

By:	/s/ Illegible
Illegible
Managing Director

The following Persons are signatories to this

Agreement in their capacity as Credit Parties and

not as Borrowers and, with respect to the Acquired

Business and each of its Subsidiaries party hereto,

such signatures are not effective until immediately

following the consummation of the Acquisition.

CLIENTLOGIC COMPANIES

CLIENTLOGIC CORPORATION

By:	/s/ Craig Jantzi
Name:
Title:

CLIENTLOGIC OPERATING CORPORATION

By:	/s/ Craig Jantzi
Name:
Title:

SERVICE ZONE HOLDINGS, INC.

By:	/s/ Craig Jantzi
Name:
Title:

CATALOG RESOURCES, INC.

By:	/s/ Craig Jantzi
Name:
Title:

CLIENTLOGIC INTERNATIONAL HOLDING, INC.

By:	/s/ Craig Jantzi
Name:
Title:

[CREDIT AGREEMENT]

SERVICE ZONE, INC.

By:	/s/ Craig Jantzi
Name:
Title:

1293219 ONTARIO INC.

By:	/s/ Craig Jantzi
Name:
Title:

1293220 ONTARIO INC.

By:	/s/ Craig Jantzi
Name:
Title:

CLIENTLOGIC MEXICO S.A. DE C.V.

By:	/s/ Craig Jantzi
Name:
Title:

CLIENTLOGIC (UK) HOLDING LIMITED

By:	/s/ Craig Jantzi
Name:
Title:

CLIENTLOGIC LIMITED

By:	/s/ Craig Jantzi
Name:
Title:

[CREDIT AGREEMENT]

CLIENTLOGIC (UK) LIMITED

By:	/s/ Craig Jantzi
Name:
Title:

[CREDIT AGREEMENT]

SITEL COMPANIES

SITEL CORPORATION

By:	/s/ Craig Jantzi
Name:
Title:

SITEL INTERNATIONAL LLC

By SITEL Corporation, its sole member

By:	/s/ Craig Jantzi
Name:
Title:

[CREDIT AGREEMENT]

SITEL (BVI) INTERNATIONAL, INC.

By:	/s/ Craig Jantzi
Name:
Title:	of SITEL Corporation, sole member of SITEL International LLC, which is the sole director of SITEL (BVI) International, Inc.

[CREDIT AGREEMENT]

NATIONAL ACTION FINANCIAL SERVICES, INC.

By:	/s/ Illegible
Name:
Title:

SITEL CUSTOMER CARE, INC.

By:	/s/ Illegible
Name:
Title:

SITEL TELESERVICES CANADA, INC.

By:	/s/ Illegible
Name:
Title:

SITEL EUROPE LIMITED

By:	/s/ Illegible
Name:	Illegible
Title:	Director

SITEL UK LIMITED

By:	/s/ Illegible
Name:	Illegible
Title:	Director

SITEL NEW ZEALAND LIMITED

By:	/s/ Illegible
Name:	Illegible
Title:	Director

[CREDIT AGREEMENT]